Exhibit 10.12

EXECUTION COPY

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TNHC NEWPORT LLC

Amended and Restated LLC

Agreement of TNHC Newport LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TNHC NEWPORT LLC

i	Amended and Restated LLC Agreement of TNHC Newport LLC

ARTICLE VII MANAGEMENT OF THE COMPANY	36
7.1 Designation and Authority of Managing Member	36
7.2 Executive Committee 7.3 Major Decisions 7.4 Certificate of Formation	36
39
42
7.5 Compensation and Reimbursement of Members	43
7.6 Outside Activities	43
7.7 Company Funds	44
7.8 Transactions with Affiliates	44
7.9 Insurance	46
7.10 Indemnification of Members	47
7.11 Liability of a Member	49
7.12 Duties	49
7.13 Annual Budget	51
7.14 Indemnification for Fees	51
7.15 Special Right to Participate With Respect to Davis City Opportunity	52

ARTICLE VIII PHASES AND DEVELOPMENT PHASE PLANS	55
8.1 Development and Construction of Project in Phases	55
8.2 Financing	55
8.3 PEPI Loan	55

ARTICLE IX BOOKS, RECORDS, ACCOUNTING AND REPORTS	56
9.1 Records and Accounting	56
9.2 Fiscal Year	56
9.3 Reports	56
9.4 Inspection of Documents and Project Site	57

ARTICLE X TAX MATTERS	57
10.1 Tax Matters Partner	57
10.2 Annual Tax Returns	57
10.3 Notice and Limitations on Authority	58
10.4 Tax Elections	59
10.5 Actions in Event of Audit	59
10.6 Organizational Expenses	59
10.7 Taxation as a Partnership	59

ARTICLE XI TRANSFERS AND PLEDGES OF MEMBERSHIP INTERESTS	59
11.1 Pledge and Transfer Restrictions	59
11.2 Consent of the Executive Committee	61
11.3 Permitted Transfers and Pledges	61
11.4 Registration	61
11.5 Prohibited Transfers	62
11.6 Rights of Assignee	62
11.7 Admission as a Member	62
11.8 Distributions and Allocations in Respect of Transferred Membership Interests	63

ii	Amended and Restated LLC Agreement of TNHC Newport LLC

11.9 Special Buy-Out Provision	63
11.10 Specific Performance and Other Remedies	66
11.11 Call Right	67
11.12 NB Put Option	70

ARTICLE XII REMOVAL OF MANAGING MEMBER	72
12.1 Removal Events	72
12.2 Removal of Managing Member	73
12.3 Consequences of Removal	73
12.4 Cooperation	73
12.5 Consent to Remedies	74

ARTICLE XIII DISSOLUTION AND LIQUIDATION	74
13.1 Dissolution	74
13.2 Liquidation	75
13.3 Reserves	75
13.4 Distribution in Kind	76
13.5 Disposition of Documents and Records	76
13.6 Cancellation of Certificate of Formation	76
13.7 Return of Capital	76
13.8 Waiver of Partition	76

ARTICLE XIV AMENDMENT OF AGREEMENT	76
14.1 Amendment Procedures	76

ARTICLE XV GENERAL PROVISIONS	77
15.1 Addresses and Notices	77
15.2 Titles and Captions	78
15.3 Pronouns and Plurals	78
15.4 Further Action	78
15.5 Binding Effect	78
15.6 Integration	78
15.7 No Third Party Beneficiary	78
15.8 Waiver	79
15.9 Counterparts	79
15.10 Applicable Law	79
15.11 Invalidity of Provisions	79
15.12 Attorneys Fees	79
15.13 Computation of Time	79
15.14 Representations and Warranties	79
15.15 Confidentiality	81
15.16 Waiver of Jury Trial	82

iii	Amended and Restated LLC Agreement of TNHC Newport LLC

EXHIBITS

EXHIBIT A:	Legal Description of Project Site

EXHIBIT B:	Initial Capital Contributions of Members

EXHIBIT C:	TNHC Initial Costs

EXHIBIT D:	Form of Construction Contract

EXHIBIT E:	Form of Sales and Marketing Agreement

EXHIBIT F:	Initial Annual Budget

EXHIBIT G:	Insurance Requirements

EXHIBIT H:	PEPI Loan Discussion Letter

iv	Amended and Restated LLC Agreement of TNHC Newport LLC

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES ACTS IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS IS PROHIBITED UNLESS SUCH SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS. ADDITIONAL RESTRICTIONS ON TRANSFER OF THE MEMBERSHIP INTERESTS ARE SET FORTH IN THIS AGREEMENT.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TNHC NEWPORT LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TNHC NEWPORT LLC (the “Agreement”) is entered into as of the 1st day of March, 2013 (the “Effective Date”), by and between TNHC MERIDIAN INVESTORS LLC, a Delaware limited liability company, and NB Residences, LLC, a California limited liability company, as Members.

Certain terms used in this agreement are defined in Article II hereof.

RECITALS:

A.        The New Home Company Southern California, LLC previously formed TNHC Newport LLC (the “Company”) as a wholly-owned Delaware limited liability company on or about July 24, 2012, and entered into that certain Limited Liability Company Agreement for the Company dated as of July 25, 2012 (the “Original Agreement”).

B.        On the Effective Date, the Company admitted TNHC Meridian Investors LLC, a Delaware limited liability company, and NB Residences, LLC, a California limited liability company, as new Members, The New Home Company Southern California, LLC is withdrawing as a Member, and the new Members now desire to amend and restate the Original Agreement to reflect their agreement with respect to the operation and management of the Company.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

ORGANIZATIONAL MATTERS

1.1      Continuation.   The Members hereby agree to continue the Company as a limited liability company pursuant to the provisions of the Delaware Act. Except as expressly provided and permitted herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall continue to be governed by the Delaware Act.

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1.2      Name.  The name of the Company shall continue to be, and the business of the Company shall continue to be conducted under the name of, TNHC NEWPORT LLC. The Company’s business may be conducted under any other name or names approved by the Executive Committee.

1.3      Registered Office and Principal Office of Company; Addresses of Members.  The registered office of the Company in the State of Delaware shall be 2140 South Dupont Highway, Camden, DE 19934, and the registered agent for service of process on the Company at such registered office shall be Paracorp Incorporated or such other registered office or registered agent as the Executive Committee may from time to time designate. The principal place of business of the Company shall be 95 Enterprise, Suite 325, Aliso Viejo, CA 92656. The principal office of the Company may be changed to another location within a 25-mile radius of the Company’s initial principal office as may be approved by the Managing Member, or it may be changed to any other location as may be approved by the Executive Committee. The addresses of the Members as of the Effective Date are set forth in Section 15.1. The address of a Member may be changed in accordance with the requirements set forth in Section 15.1.

1.4      Term.  The Company shall continue in existence perpetually or until the earlier termination of the Company in accordance with the provisions of Section 13.1.

1.5      No Individual Authority.  No Member, acting alone, shall have any authority to act for, or to undertake or assume, any obligation, debt, duty, or responsibility on behalf of any other Member or the Company except as otherwise expressly provided in this Agreement.

1.6      Title to Company Property.  It is the desire and intention of the Members that legal title to all property of the Company shall be held and conveyed in the name of the Company.

1.7      Ownership.  The interest of each Member in the Company shall be personal property for all purposes. All property and interests in property, real or personal, owned by the Company shall be deemed owned by the Company as an entity, and no Member, individually, shall have any ownership of such property or interest except by having an ownership interest in the Company as a Member. Each of the Members irrevocably waives, during the term of the Company and during any period of its liquidation following any dissolution, any right that it may have to maintain any action for partition with respect to any of the assets of the Company.

1.8      Limits of Company.  The relationship between the parties hereto shall be limited to the carrying on of the business of the Company in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be a limited liability company for the sole and limited purpose of carrying on such business. Except as otherwise provided for or contemplated in this Agreement, nothing herein shall be construed to create a partnership between the Members or to authorize any Member to act as general agent for any other Member.

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1.9      Superseding Effect.  This Agreement supersedes the Original Agreement and any and all other earlier company agreements with respect to the Company, and such previous agreements shall no longer have any force or effect from and after the Effective Date.

ARTICLE II

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement:

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account balance, increased by the amount (if any) of such Member’s share of the Company Minimum Gain and Member Minimum Gain.

“Adjusted Capital Account Deficit” means, with respect to any Member for a particular Fiscal Year, the deficit balance, if any, in such Member’s Capital Account as of the end of such relevant Fiscal Year, after giving effect to the following adjustments: (a) any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to section 1.704-1(b)(2)(ii)(c) of the Regulations, the penultimate sentence of section 1.704-2(g)(1) of the Regulations, or the penultimate sentence of section 1.704-2(i)(5) of the Regulations, shall be credited to such Capital Account; and (b) the items described in sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Regulations shall be debited to such Capital Account. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means with respect to any Person: (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; (b) any Person owning or Controlling 20% or more of the outstanding voting securities or beneficial interests of such Person; (c) any officer, director, constituent partner or member of such Person or of any other Person described in subparagraph (a) and (b) above; (d) any relative of such Person or of any other Person described in subparagraphs (a), (b), or (c) above; or (e) any trust, family partnership, or other entity established primarily for the benefit of such Person or of any Persons described in subparagraphs (a), (b), (c), or (d) above or the estate of such Persons. For purposes of this Agreement, however, TNHC shall never be considered an Affiliate of NB, and NB shall never be considered an Affiliate of TNHC.

“Affiliate Agreement” has the meaning set forth in Section 7.8(a).

“Agreed Terms” has the meaning set forth in Section 7.15(c)(ii).

“Agreement” means this Amended and Restated Limited Liability Company Agreement of TNHC NEWPORT LLC, as it may be further amended, supplemented, or restated from time to time.

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“Annual Budget” means the budget for the Company prepared annually in accordance with Section 7.13 for each Fiscal Year (or portion thereof) and covering the expected remaining term of the Company. The Annual Budget shall consist of:

(a)      An “operating plan,” which shall include a forecast of income and budgeted costs and expenses and cash flow of the Company for both the upcoming Fiscal Year and the projected remaining term of the Company (including the cost of the Project Site and any Improvements, as applicable); and

(b)      A “business plan” for the Company for the Fiscal Year in question and for the projected remaining term of the Company, including: (i) a narrative description of a proposed business plan for the Company for the applicable Fiscal Year and for the projected remaining term of the Company; and (ii) such other information that any Member reasonably determines is relevant and material to the operations of the Company.

“Applicable Laws” means any applicable law, statute, ordinance, rule, regulation, decision, order, or determination of any governmental authority or any board of fire underwriters (or any other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise known to the Person to whom the restriction applies), zoning ordinances, building codes, flood disaster laws, and human health and environmental laws and regulations.

“Available Cash” of the Company as of a particular date means all cash funds of the Company on hand on such date from all sources, reduced by: (a) Company Costs and Expenses that are due and payable as of such date and/or that are expected to become due and payable in the next 60 days; and (b) a provision for adequate reserves (working capital and/or capital), with the amount of such reserves to be determined by the Executive Committee in its reasonable discretion.

“Bad Conduct” means, with respect to a particular Member, an act or acts constituting: (a) with respect to the Company and/or its business and affairs: (i) an intentional breach of fiduciary duty or an act of self-dealing which has a material adverse effect on the Company or any other Member; or (ii) willful or wanton misconduct which has a material adverse effect on the Company or any other Member; and (b) whether or not with respect to the Company and/or its business and affairs: (i) the commission of a felony (for these purposes, either the indictment for, a plea of “no contest,” or a conviction of a felony shall be considered the commission of a felony); (ii) fraud; or (iii) any indictment and/or conviction for a drug-related crime (other than a crime involving only the consumption of alcohol).

“Bad Conduct Cost” has the meaning set forth in Section 4.2(e)(i).

“Bad Conduct Member” has the meaning set forth in the definition of Uncured Bad Conduct.

“Bankruptcy” means the occurrence of any of the following events with respect to a particular Person: (a) the filing by such Person of an application for, or a consent to, the appointment of a trustee for such Person’s assets; (b) the filing by such Person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its

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inability to pay its debts as they come due; (c) the making by such Person of a general assignment for the benefit of creditors; (d) the filing by such Person of an answer admitting the material allegations of, or its consenting to or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; or (e) the entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or appointing a trustee of its assets, and such order, judgment, or decree continues unstayed and in effect for a period of one hundred twenty (120) days.

“Book Depreciation” has the meaning set forth in Section 4.4(b)(v).

“Book Value” has the meaning set forth in Section 4.4(c).

“Breaching Member” has the meaning set forth in the definition of Material Breach.

“Budgeted Category Cost” means, with respect to a particular Cost Category, all of the projected pre-development, development, and construction costs anticipated to be incurred in such Cost Category in connection with the development and construction of the Improvements as set forth in the applicable Annual Budget.

“Building Improvements” mean the five low-rise buildings (3 and 4 stories) to be constructed on the Project Site above two podium structures that will contain 79 Residential Units and related parking, amenities and storage facilities.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States shall not be regarded as a Business Day.

“Buy/Sell Closing Date” has the meaning set forth in Section 11.9(b)(v).

“Call Closing Date” has the meaning set forth in Section 11.11(g).

“Call Event” means: (a) a Member has engaged in Bad Conduct; (b) a Member has engaged in Uncured Bad Conduct; (c) a Member has committed a Material Breach; (d) a Member commits a Material Monetary Default; (e) a Member becomes a Defaulting Purchaser or Defaulting Seller; or (f) a Bankruptcy occurs with respect to a Member.

“Call Interest” has the meaning set forth in Section 11.11(a).

“Call Notice” has the meaning set forth in Section 11.11(b).

“Call Price” has the meaning set forth in Section 11.11(f).

“Call Right” has the meaning set forth in Section 11.11(a).

“Called Member” has the meaning set forth in Section 11.11(a).

“Calling Member” has the meaning set forth in Section 11.11(a).

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“Cap Call Notice” has the meaning set forth in Section 4.2(a).

“Capital Account” means the capital account maintained for a Member pursuant to Section 4.4.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company with respect to the interest in the Company held by such Member, reduced by the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

“Carrying Costs” mean property taxes, special taxes, assessments, dues, fees, utility charges, insurance costs (including liability and casualty insurance), and similar types of required costs and expenses that relate to the Project Site and Improvements (to the extent then owned by the Company).

“CCRs” means any declaration of covenants, conditions, and restrictions to be recorded against all or any portion of the Project Site.

“Certificate of Formation” means the Certificate of Formation that was filed with the Secretary of State of Delaware on July 25, 2012, as it may be amended and/or restated from time to time.

“Closing Date” has the meaning set forth in Section 7.16(d).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. All references herein to the Code shall include any corresponding provision or provisions of succeeding law.

“Company” means TNHC NEWPORT LLC, a Delaware limited liability company established by filing of the Certificate of Formation with the Secretary of State of Delaware.

“Company Costs and Expenses” mean all expenditures of any kind provided for in the applicable Annual Budget that are made or are to be made with respect to the operations of the Company and the acquisition and development of the Project Site and Improvements, including without limitation, the cost of all development and construction costs for the Improvements, development fees, brokerage fees, principal, interest, fees, points, penalties, and other amounts payable on Company indebtedness (including, without limitation, any amounts owed by the Company with respect to any Company Obligation), ad valorem taxes, state and local taxes, special taxes, assessments, permit fees, insurance premiums, escrow payments, repair and maintenance costs, engineering fees, advertising expenses, professional fees, utilities costs, equipment costs, sales commissions, management fees, consulting fees, salaries, wages, fringe benefits, and other similar types of costs, expenses, charges, liabilities, and obligations of the Company.

“Company Minimum Gain” means partnership minimum gain as set forth in Regulations section 1.704-2(d).

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“Company Obligation” means, as the context may require any obligation that the Company may have with respect to the Project and the development of the Project Site and the Improvements.

“Construction Contract” means that certain Owner-Contractor General Contract, to be entered into between the Company, as owner, and TNHC Realty, as contractor, in the form attached hereto as Exhibit D.

“Construction Cost Overrun” means, at any particular time, the amount by which Total Project Category Costs exceed Budgeted Category Costs.

“Contribution Date” has the meaning set forth in Section 4.2(f)(iv)). “Contribution Notice” has the meaning set forth in Section 4.2(f).

“Contribution Percentages” means the percentage of certain Capital Contributions each Member is required to and/or may make pursuant to this Agreement. The Contribution Percentage of each Member is set forth below:

Member	Contribution Percentage

TNHC	35.0%

NB	65.0%

Total:	100.0%

The Contribution Percentage of a Member that Transfers part or all of its Membership Interest may be adjusted as a result of such Transfer pursuant to Article XI. After such adjustment, the Contribution Percentage of such Member, as adjusted, shall constitute such Member’s Contribution Percentage for all purposes of this Agreement.

“Control” or any derivation thereof, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by contract, or otherwise.

“Controllable Construction Cost Overrun” means that portion of any Construction Cost Overrun to the extent it is incurred by the Company as a result of the negligence or willful misconduct of the Managing Member. Without limiting the generality of the foregoing, Construction Cost Overruns arising from changes in market conditions or changes in laws, ordinances or regulations applicable to the Project cannot be Controllable Construction Cost Overruns.

“Cost Category” means a major cost category for development or construction costs identified in the applicable Annual Budget.

“Credit Enhancements” means any credit enhancements, including, without limitation, letters of credit, bonds, guarantees, cash deposits, pledges of additional collateral, or similar items and/or similar recourse obligations.

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“Davis City Lender” has the meaning set forth in Section 7.15(c)(ii)(B).

“Davis City Loan” has the meaning set forth in Section 7.15(c).

“Davis City Opportunity” means the acquisition, entitlement, horizontal development, and vertical development of a residential and mixed use project on that certain tract of land encompassing approximately 98.4 acres located in Davis City, California that has been identified by NB and TNHC as the “Davis City Opportunity.”

“Davis Company Agreement” has the meaning set forth in Section 7.15(c)(i).

“Davis Entity” has the meaning set forth in Section 7.15(c)(i).

“Default Amount” has the meaning set forth in Section 4.3(b)(i).

“Default Date” has the meaning set forth in Section 4.3(b)(i).

“Default Member” has the meaning set forth in Section 4.3(b).

“Default Notice” has the meaning set forth in Section 4.3(a).

“Defaulting Purchaser” has the meaning set forth in Section 11.10(b).

“Defaulting Seller” has the meaning set forth in Section 11.10(c).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as amended from time to time, and any successor to such Delaware Act.

“Dissolution Event” has the meaning set forth in Section 13.1(b).

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Election Period” has the meaning set forth in Section 7.15(b)(i).

“Excess Amounts” has the meaning set forth in Section 5.1(a)(vi).

“Executive Committee” means the committee appointed by NB and TNHC in accordance with Section 7.2.

“Fair Market Value” means the most probable price, in cash, for which the property in question should sell after reasonable exposure in a competitive market under all conditions requisite to a fair sale, with the buyer and seller each acting prudently, knowledgeably, and for their own self-interest, and assuming that neither is under undue duress, and with respect to the valuation of equity securities (including limited partnership interests and limited liability company interests), without giving any effect to minority discounts, “restricted interest” discounts, and/or “control” premiums.

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“Finders Fee Agreement” means that certain Finders Fee Agreement, dated June 30, 2011, between TNHC Southern and SCALA Real Estate Partners.

“First Call Appraiser” has the meaning set forth in Section 11.11(c).

“First Put Appraiser” has the meaning set forth in Section 11.12(c).

“First Priority Preference Amount” means, with respect to a particular Member, an aggregate amount computed like interest at a rate equal to twenty percent (20%) per annum, compounded monthly, on the outstanding balance from time to time of such Member’s Undistributed First Priority Capital, reduced by distributions made to such member pursuant to Section 6.1(a).

“Fiscal Year” means the 12 calendar month period ending December 31 of each year; provided that the initial Fiscal Year shall be the period beginning on the Effective Date and ending December 31, 2013, and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than full calendar year periods).

“GAAP” means generally accepted accounting principles as set forth from time to time in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Boards or in such opinions and statements of such other entities as shall be approved by a significant segment of the accounting profession.

“Guaranty Contribution Request” has the meaning set forth in Section 4.2(c)(ii).

“High Risk Person” has the meaning set forth in Section 15.14(i).

“IHP” has the meaning set forth in Section 11.1(c).

“Improvements” means the Land Improvements, the Building Improvements (including the Residential Units), and any other capital improvements that either have been constructed on the Project Site as of the Effective Date and/or that the Company constructs (or causes to be constructed on the Project Site after the Effective Date, together with all improvements appurtenant thereto.

“Indemnitee” has the meaning set forth in Section 7.10.

“Independent Accountants” means any national or regional accounting firm in the United States that has been designated by the Managing Member and approved by the Executive Committee.

“Individual TNHC Members” means H. Lawrence Webb, Wayne J. Stelmar, Joseph D. Davis, and Thomas Redwitz. TNHC may terminate any individual’s status as an Individual TNHC Member so long as TNHC replaces such terminated Individual

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TNHC Member with another individual who has been approved in writing by NB, which approval shall not be unreasonably withheld.

“Innocent Purchaser” has the meaning set forth in Section 11.10(c).

“Innocent Seller” has the meaning set forth in Section 10.10(b).

“Land Improvement” means any capital improvements to be constructed on the Project Site other than the Building Improvements, including without limitation, streets, sewers, storm drains, utilities, water connections, landscaping, grading, and similar capital improvements.

“Liquidator” has the meaning set forth in Section 13.3(a).

“Losses” has the meaning set forth in Section 4.4(b).

“Major Decision” means a Supermajority Major Decision or a Majority Major Decision.

“Majority Control” (or any derivation thereof) means, with respect to a particular corporation, partnership, limited liability company, limited partnership or other entity, the possession and ownership by one or more designated Persons of: (a) Control; and (b) more than 50% of the voting and equity interests in such entity.

“Majority Major Decision” has the meaning set forth in Section 7.3(c).

“Managing Member” means TNHC or any successor to TNHC appointed in accordance with the terms of this Agreement.

“Material Breach” means that:

(a)      A Member has breached a material term of this Agreement other than a failure to make a required Capital Contribution (the Member that is alleged or deemed to have committed the act or acts described in this subparagraph (a) is referred to as a “Breaching Member”);

(b)      Another Member delivers a written notice to the Breaching Member, informing the Breaching Member that an act or acts described in subparagraph (a) above has occurred and describing such breach (such written notice must be delivered with the words “CONFIDENTIAL/URGENT” clearly visible from the exterior of the container in which the written notice is contained and must alert the Breaching Member to the time period in which a cure must be effected); and

(c)      The Breaching Member fails to cure such breach within 15 days after the Breaching Member’s receipt of the written notice described in subparagraph (b) above; provided, however, if such act or event is subject to cure by performance, but the act or event is such that it is not reasonably susceptible to being cured within said 15-day period, then the Breaching Member shall be entitled to such additional time as may be required in order to cure such breach so long as such cure is commenced within said 15-day period and is thereafter diligently prosecuted to completion on or before 75 days after the expiration of such 15 day period.

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“Material Monetary Default” means Monetary Defaults by a Member and/or any Members that are Affiliates of such Member shall have occurred (i.e., the Member and/or any Member who is an Affiliate of such Member that committed a Potential Monetary Default has failed to contribute the required capital contribution within ten (10) Business Days after receiving the Default Notice pursuant to Section 4.3(b)) and the cumulative amount of unfunded capital under such Monetary Defaults which have not been cured by the applicable Defaulting Member and Members that are Affiliates of such Defaulting Member is in excess of $250,000 at the time such determination is being made.

“Maximum Rate” means the lesser of: (a) 18% per annum, compounded quarterly; and (b) the maximum rate of interest permitted to be charged under Applicable Law.

“Member” means TNHC, NB, and/or any other Person who is admitted as a Member in the Company in accordance with this Agreement on and after the Effective Date and whose admission has been reflected on the books and records of the Company in accordance with the applicable provisions of this Agreement.

“Member Minimum Gain” means partner nonrecourse debt minimum gain as determined under the rules of section 1.704-2(i) of the Regulations.

“Member Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-2(b)(4).

“Member Nonrecourse Deduction” means a partner nonrecourse deduction as set forth in Regulations section 1.704-2(i).

“Membership Interest” means the interest of a Member in the Company, including, without limitation, such Member’s right: (a) to a distributive share of the Profits, Losses, and other items of income, gain, loss, deduction and credit of the Company; (b) to a distributive share of the assets of the Company; (c) to vote on those matters described in the Agreement; and (d) to participate in the management and operation of the Company as provided in this Agreement.

“Modification Notice” has the meaning set forth in Section 4.2(h).

“Monetary Default” has the meaning set forth in Section 4.3(b)(i).

“Movant” has the meaning set forth in Section 11.9(b)(i).

“NB” means NB Residences, LLC, a California limited liability company, and its permitted Transferees under this Agreement.

“NB Interest FMV” has the meaning set forth in Section 11.12(c).

“NB Management Fee” has the meaning set forth in Section 7.8(c).

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“NB Members” has the meaning set forth in Section 11.9(a).

“NB Party” means: (a) H.R. Perot, Jr.; (b) the estate of H.R. Perot, Jr.; (c) any Relative of H.R. Perot, Jr.; (d) any trust or family partnership established primarily for the benefit of any of the foregoing Persons; or (e) any other Person who is Controlled by and/or who Controls any of the foregoing Persons (or any combination thereof).

“NB Price” has the meaning set forth in Section 11.9(b)(ii)(D).

“NB Reorganization” means any reorganization and/or recapitalization of NB or any of the NB Parties that currently have Majority Control of NB. An NB Reorganization may result in Control of the resulting entity residing in Persons other than the NB Parties.

“New Home Company” has the meaning set forth in Section 11.1(c).

“Non-Defaulting Members” has the meaning set forth in Section 4.3(b).

“Non-Promoted Interest” has the meaning set forth in Section 7.15(c)(ii)(A)(II)(x).

“Nonrecourse Deductions” has the meaning set forth in section 1.704-2(b)(1) of the Regulations.

“Notice” has the meaning set forth in Section 11.9(b).

“OFAC” has the meaning set forth in Section 15.14(i).

“Opportunity Notice” has the meaning set forth in Section 7.15(a).

“Other Permitted Costs” means: (a) Carrying Costs (to the extent not reflected in a currently approved Annual Budget); (b) after the construction of any phase of Improvements has commenced, any amounts required to complete the development and construction of such phase of Improvements (to the extent such costs are not reflected in the currently approved Annual Budget); and (c) principal, interest, and/or any other payments required under any Company indebtedness that has previously been approved by the Executive Committee and is not reflected in a currently approved Annual Budget.

“PEPI” means PEPI Capital, L.P., a Delaware limited partnership.

“PEPI Loan” means that certain loan from PEPI to the Company in the maximum aggregate principal amount of $116 million that the Company intends to use to finance, in part, the development of the Improvements, which loan is being made pursuant to the PEPI Loan Documents.

“PEPI Loan Documents” means the loan agreement, promissory note, first lien deed of trust, and other documents and agreements between PEPI, as lender, and the Company, as borrower, relating to the PEPI Loan.

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“Percentage Interest” means the percentage interest of a Member in certain allocations of Profits, Losses and other items of income, gain, loss or deduction and certain distributions of cash and property. The initial Percentage Interest of each Member is set forth below:

Member	Percentage Interest

TNHC	50%

NB	50%

Total:	100.00%

The Percentage Interest of a Member may be adjusted pursuant to Section 4.3 and Section 12.3. In addition, the Percentage Interest of a Member that Transfers part or all of its Membership Interest may be adjusted as a result of such Transfer pursuant to Article XI. After such adjustment, the Percentage Interest of such Member, as adjusted, shall constitute such Member’s Percentage Interest for all purposes under this Agreement.

“Person” means an individual, corporation, limited partnership, general partnership, joint venture, limited liability company, trust, estate, unincorporated organization, association or other entity.

“Plans and Specifications” means the plans and specifications for any Improvements constructed and/or to be constructed on the Project Site.

“Pledge,” or any derivation thereof means, as the context may require, a pledge, encumbrance, lien, mortgage, hypothecation, or similar disposition (other than a Transfer) with respect to any applicable property in connection with the granting of a lien or security interest to secure an obligation of the pledgor or another Person.

“Potential Monetary Default” means the failure by any Member to make any Capital Contribution that such Member is required to make pursuant to Section 4.2 of this Agreement.

“Profits” has the meaning set forth in Section 4.4(b).

“Prohibited Investors” means: (a) Specially Designated Nationals and Blocked Persons on the list maintained by OFAC (http://www.treas.gov/ofac); (b) Parties subject to economic sanctions on the list maintained by OFAC (http://www.treas.gov/ofac); (c) Specially Designated Terrorists, Specially Designated Global Terrorists or Foreign Terrorist Organizations on the list maintained by OFAC (http://www.treas.gov/ofac); (d) Specially Designated Narcotics Traffickers on the list maintained by OFAC (http://www.treas.gov/ofac), or (e) Foreign banks unregulated in the jurisdiction in which they are organized or chartered, but which have no physical presence.

“Project” means the Project Site, the Improvements, all ancillary rights thereto, and all activities of the Company relating, directly or indirectly, to the acquisition, ownership, development, operation, and/or sale or other disposition of the Project Site and/or the Improvements.

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“Project Documents” means all architectural drawings, renderings, or studies, soil and engineering tests, borings and soil analysis, marketing studies, feasibility studies, traffic studies, cost projects, governmental permits, development allocations and other entitlements, or any other data or information of a similar nature relating to the acquisition of the Project Site and the development and construction of the Improvements.

“Project Employee” means any employee of the Managing Member or TNHC Realty that provides services to the Company that are directly related to the Project (e.g., all on-site personnel and the Project manager). For these purposes, members of the TNHC executive team shall not be included in the definition of Project Employee.

“Project Employee Cost” means the cost of the salary, incentives and employee benefits of each Project Employee to the extent properly allocable to the Project and provided for in specific line items in the Annual Budget designated as “Project Employee Costs.”

“Project Site” means that certain real property consisting of approximately 4.25 acres, located in the City of Newport Beach, County of Orange, California, as more particularly described on Exhibit A.

“Purchase Contract” means that certain Agreement of Purchase and Sale, and Joint Escrow Instructions, dated as of May 3, 2012, by and between TNHC Southern, as buyer, and Seller, as seller, as amended, which contract was previously assigned to the Company.

“Purchase Contract Closing Date” means the date that the Company acquires the Project Site from the Seller pursuant to the Purchase Contract.

“Put Closing Date” has the meaning set forth in Section 11.12(g).

“Put Notice” has the meaning set forth in Section 11.12(b).

“Put Price” has the meaning set forth in Section 11.12(f).

“Put Right” has the meaning set forth in Section 11.12(a).

“Qualified Appraiser” means a member of the Appraisal Institute or its successor organization who shall have at least five (5) years of experience in valuing properties which are similar in character to the Project Site and the Improvements and which are located within the general area of the Project Site and the Improvements.

“Regulations” means the Treasury Regulations promulgated under the Code, as amended and in effect from time to time (including corresponding provisions of any succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 5.3.

“Relative” means, with respect to a particular Person, any spouse, sibling, parent, grandparent, or descendant of such Person.

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“Removal Event” has the meaning set forth in Section 12.1.

“Removal Notice” has the meaning set forth in Section 12.2.

“Residential Units” mean the 75 flats (averaging 2,807 square feet) and 4 townhomes (averaging 3,904 square feet) that are included within the Building Improvements.

“Respondent” has the meaning set forth in Section 11.9(b)(i).

“Response Period” has the meaning set forth in Section 11.9(b)(iii).

“Sales and Marketing Agreement” means that certain Sales and Marketing Contract, between the Company, as owner, and TNHC Realty, as the selling agent, in the form attached hereto as Exhibit E.

“Second Call Appraiser” has the meaning set forth in Section 11.11(d).

“Second Priority Preference Amount” means, with respect to a particular Member, an aggregate amount computed like interest at a rate equal to twelve percent (12%) per annum, compounded monthly, on the outstanding balance from time to time of such Member’s Undistributed Second Priority Capital, reduced by distributions made to such member pursuant to Section 6.1(c).

“Second Put Appraiser” has the meaning set forth in Section 11.12(d).

“Section 7.15 Offer” has the meaning set forth in Section 7.15(b).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and all rules, rulings, and regulations thereunder.

“Seller” means HHR Newport Beach LLC, a Delaware limited liability company.

“Settlement Notice” has the meaning set forth in Section 7.10(c).

“Shortfall Amount” has the meaning set forth in Section 4.2(b).

“Stated Value” has the meaning set forth in Section 11.9(b)(ii)(B).

“Supermajority Major Decision” has the meaning set forth in Section 7.3(b).

“Tax Matters Member” has the meaning set forth in Section 10.1.

“Third Call Appraiser” has the meaning set forth in Section 11.11(e)(ii)(A).

“Third Put Appraiser” has the meaning set forth in Section 11.12(e)(ii)(A).

“Total Project Category Costs” means with respect to a particular Cost Category, all pre-development, development, and construction costs paid, payable, or actually incurred by or on behalf of the Company in such Cost Category in connection with the development of the Improvements.

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“TNHC” means TNHC MERIDIAN INVESTORS LLC, a Delaware limited liability company, and its permitted Transferees under this Agreement.

“TNHC Initial Costs” means the pre-development and due diligence expenditures (including earnest money deposits under the Purchase Contract) made by TNHC prior to the Effective Date and described on Exhibit C attached hereto.

“TNHC Interest FMV” has the meaning set forth in Section 11.12(c).

“TNHC Management Fee” has the meaning set forth in Section 7.8(b).

“TNHC Members” has the meaning set forth in Section 11.9(a).

“TNHC Partners” means TNHC Partners, LLC, a Delaware limited liability company.

“TNHC Party” means: (a) any of the Individual TNHC Members; (b) the estate of any Person named in clauses (a); or (c) any other Person who is Controlled by and/or who Controls any of the foregoing Persons (or any combination thereof).

“TNHC Price” has the meaning set forth in Section 11.9(b)(ii)(C).

“TNHC Realty” means TNHC Realty & Construction, Inc., a Delaware corporation.

“TNHC Realty Bad Conduct” has the meaning set forth in Section 7.8(f)(ii)(A).

“TNHC Reorganization” means: (a) the conversion of New Home Company from a limited liability company to a corporation and the issuance of shares in such corporation pursuant to a public or private offering of securities, or (b) any substantial recapitalization of New Home Company whereby (i) one or more new investors contribute capital to New Home Company and are admitted as additional members, or (ii) a new partnership or limited liability company is formed wherein the constituent partners or members are New Home Company and one or more new investors. A TNHC Reorganization may result in Control of the resulting entity residing in Persons other than the Individual TNHC Members and the other current owners of New Home Company.

“TNHC Southern” means The New Home Company Southern California, LLC, a Delaware limited liability company.

“Transfer,” “Transferred,” or any other derivation thereof, means as the context may require, a direct or indirect sale, assignment, transfer, merger, consolidation, interest exchange, conversion, or other disposition (other than a Pledge) of the applicable property, by operation of law or otherwise.

“Transfer Affiliate” means: (a) with respect to TNHC, a TNHC Party; and (b) with respect to NB, an NB Party.

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“Transferee” means a Person to whom a Membership Interest has been Transferred.

“Transferor” means a Member that has Transferred all or any portion of its Membership Interest.

“Trigger Date” means the date on which the initial phase of construction of the Improvements on the Project Site has been substantially completed (e.g., substantial completion of the horizontal infrastructure improvements, the podium for the five buildings, and the first two buildings).

“Uncured Bad Conduct” means with respect to a particular Member, the status of such Member’s conduct if all of the following conditions have been met:

(a)      Such Member has committed, with respect to the Company and/or its business and affairs, an act or acts constituting gross negligence which has a material adverse effect on the Company or any Member (the Member that is alleged or deemed to have committed the act or acts described in this subparagraph (a) is referred to as the “Bad Conduct Member”);

(b)      Another Member delivers a written notice to the Bad Conduct Member, informing such Bad Conduct Member that such alleged act or acts have occurred, and describing such alleged act or acts (such written notice must be delivered with the words “CONFIDENTIAL/URGENT” clearly visible from the exterior of the container in which the written notice is contained and must alert the Bad Conduct Member to the time period in which a cure must be effected); and

(c)      The Bad Conduct Member fails, within 15 days after receiving the written notice described in subparagraph (b), to cure such breach and/or to take such other corrective action as may be necessary to put the Company and the other Members in substantially the same position that they would have been in if such acts, misconduct, or gross negligence had not occurred, provided, however, if such acts, misconduct, or gross negligence is curable by performance, but is not reasonably susceptible to being cured within said 15-day period, then the Bad Conduct Member shall be entitled to such additional time as may be required in order to cure such breach and/or to take such other corrective action as may be necessary so long as such cure and/or corrective action is commenced within said 15-day period and is thereafter diligently prosecuted to completion on or before 75 days after the expiration of such 15 day period.

“Undistributed First Priority Capital” means, with respect to a Member, the amount in a special recordkeeping account maintained by the Company for such Member, equal to: (a) the amounts described in Section 4.3 that increase the Undistributed First Priority Capital of a Non-Defaulting Member after the Effective Date in connection with a request for Capital Contributions with respect to which there has been a Default; reduced (but not below zero) by: (b) the aggregate amount of cash distributed to such Member pursuant to Section 6.1(b).

“Undistributed Second Priority Capital” means, with respect to a Member, the amount in a special recordkeeping account maintained by the Company for such Member, equal to: (a) any

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Capital Contributions made by such Member to the Company pursuant to Section 4.1, Section 4.2(a), Section 4.2(b), and Section 4.2(c) (subject to the potential recharacterization of certain amounts as Undistributed First Priority Capital under those conditions described in Section 4.3(b)); reduced (but not below zero) by: (b) the cash distributions made to such Member pursuant to Section 6.1(d).

ARTICLE III

PURPOSE

3.1         Purposes and Scope.

      (a)      Subject to the provisions of this Agreement, the sole purposes of the Company are to:

(i)      acquire TNHC Southern’s interest in the Purchase Contract;

(ii)      acquire the Project Site from Seller pursuant to the Purchase Contract;

(iii)      conduct pre-construction activities (including without limitation design of the Project), tests, studies, an/or analyses with respect to the Project Site;

(iv)      obtain entitlements and/or permits for the construction of the Improvements;

(v)      develop and construct the Improvements;

(vi)      market and sell the Residential Units and cause the construction of any other necessary Improvements;

(vii)      hold, own, operate, maintain, manage, market, sell, exchange, lease, and otherwise dispose of all or any portion of the Project Site, the Residential Units, and any other Improvements;

(viii)      borrow money in furtherance of any or all of the objectives of the Company business, and secure the same by mortgage, pledge or other lien; and

(ix)      do any and all other acts or things which may be incidental or necessary to carry on the business of the Company as herein contemplated.

      (b)      The Company shall not engage in any other business or activity without the prior written consent of the Executive Committee (as a Supermajority Major Decision).

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ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1      Initial Capital Contributions.

(a)      TNHC.  On the Effective Date, TNHC shall contribute to the Company all right, title, and interest that TNHC has in any Project Documents relating to the Project Site. Prior to the Effective Date, TNHC (or its predecessor in interest) contributed the Purchase Contract to the Company. To the extent an Affiliate of TNHC owns any Project Documents related to the Project, TNHC shall acquire such Project Documents from such Affiliate and then assign such Project Documents to the Company. Such contributions shall be made pursuant to one or more assignment instruments in a form reasonably acceptable to NB. The Members acknowledge and agree that the fair market value of the Capital Contribution described in this Section 4.1(a)(i) is $7,243,808, an amount equal to the TNHC Initial Costs incurred by TNHC with respect to the Project. If such amount is less than the amount specified on the attached Exhibit B as TNHC’s initial Capital Contribution, TNHC shall contribute the amount of such shortfall on the Effective Date. If such amount is more than the amount specified on the attached Exhibit B as TNHC’s initial Capital Contribution, the Company shall distribute to TNHC the amount of such excess on the Effective Date as a partial return of capital.

(b)      NB.  On the Effective Date, NB shall contribute the amount specified on the attached Exhibit B as its initial Capital Contribution.

4.2      Additional Capital Contributions.

(a)      Additional Capital Contributions on Acquisition of the Project Site. If the conditions set forth in Section 8.2 are satisfied, then in connection with the Company’s acquisition of such Project Site, NB and TNHC shall make additional Capital Contributions to the Company in an amount sufficient to fund the Company’s acquisition of the Project Site pursuant to the Purchase Contract, together with such additional amounts as the Executive Committee may determine to be appropriate to fund the initial working capital needs of the Company. NB and TNHC shall make such additional Capital Contributions pursuant to this Section 4.2(a) in the amounts required so that the aggregate Capital Contributions made by TNHC and NB pursuant to Section 4.1 and this Section 4.2(a) will be in proportion to their Contribution Percentages.

(b)      Other Additional Capital Contributions.  If the Managing Member reasonably determines that the Company requires additional cash funds to pay Company Costs and Expenses and/or Other Permitted Costs then due and payable or due and payable within the next 60 days, and the Members have made their required Capital Contributions under Section 4.2(a) (the amount by which such Company Costs and Expenses and/or Other Permitted Costs at such time exceeds the Company’s available funds is referred to as the (“Shortfall Amount”), and if another Member is not otherwise obligated to make such additional Capital Contribution pursuant to Section 4.2(d) and/or Section 4.2(e) below, the Managing Member shall deliver a Contribution Notice to all of the other Members requesting that such Members make additional Capital Contributions

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to the Company in the aggregate amount equal to the Shortfall Amount. Such additional Capital Contributions shall be made by the Members pro rata in accordance with their Contribution Percentages. If a Member reasonably determines that the Company requires additional Capital Contributions to pay Company Costs and Expenses and/or Other Permitted Costs and the Managing Member has not delivered a Contribution Notice to the Members, then such Member may deliver a written notice (a “Cap Call Notice”) to the Managing Member directing the Manager Member to deliver a Contribution Notice to the Members requesting that the Members make additional Capital Contributions to the Company in the aggregate amount equal to the Shortfall Amount (or if a particular Member is obligated to make such additional Capital Contribution pursuant to Section 4.2(d) and/or Section 4.2(e), directing the Managing Member to deliver a Contribution Notice to the applicable Member that is so required to make such additional Capital Contributions). If the Managing Member fails to deliver a Contribution Notice to the Members within three (3) Business Days of the delivery of the Cap Call Notice, then the Member who delivered the Cap Call Notice may deliver a Contribution Notice to the Members requesting that the Members (or the applicable Member) make additional Capital Contributions to the Company in an aggregate amount equal to the Shortfall Amount.

(c)        Payments With Respect to Credit Enhancements.

 (i)        To the extent any carveout guarantees, completion guarantees, or environmental indemnities are required in connection with any secured debt of the Company that has been approved by the Executive Committee pursuant to Section 7.3(b)(iv), then TNHC shall provide any such carveout guarantees, completion guarantees, or environmental indemnities in a form reasonably acceptable to TNHC. TNHC, however, shall determine in its sole discretion whether to provide any payment guarantees (including without limitation any loan-to-value maintenance guaranty) with respect to a Company Obligation.

 (ii)        Except as otherwise provided in Section 4.2(c)(iii) below, in the event that a Member or any of its Affiliates is required to fund any amount pursuant to any Credit Enhancement provided by such Member or its Affiliate in connection with the Project, the amount so funded shall be considered a Company Cost and Expense, and the Member shall have the right to make a request for additional Capital Contributions under Section 4.2(b) hereof for the purpose of funding such liability, or if such liability has already been funded, for the purpose of providing prompt reimbursement to the applicable guarantor (such a request, a “Guaranty Contribution Request”). Except as provided in Section 4.2(c)(iii) below, each Member shall be required to fund its Contribution Percentage of any such Guaranty Contribution Request. In addition, concurrently herewith: (A) NB shall cause Hillwood Investment Group, L.P., a Texas limited partnership (“HIG”), an Affiliate of NB, to execute for the benefit of TNHC and New Home Company a Guaranty Agreement of all of NB’s obligations under Section 4.2(c)(ii) of this Agreement with respect to any carveout guaranty, completion guaranty, and/or environmental indemnity under the PEPI Loan in a form acceptable to the Members; and (B) TNHC shall cause New Home

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Company to execute for the benefit of NB and HIG a Guaranty Agreement of all of TNHC’s obligations under Section 4.2(c)(ii) of this Agreement with respect to any carveout guaranty, completion guaranty, and/or environmental indemnity under the PEPI Loan in a form acceptable to the Members.

(iii)       Notwithstanding anything to the contrary in Section 4.2(c)(ii):

(A)        Neither the Member nor any Affiliate of such Member shall be entitled to any such reimbursement or any right of contribution for any amount funded or liability incurred on account of any Credit Enhancement by reason of the Controllable Construction Cost Overruns, Bad Conduct, Material Breach, or Uncured Bad Conduct of such Member;

(B)       (I)       Neither the Member nor any Affiliate of such Member nor any of their respective Affiliates shall be entitled to any such reimbursement for any amount funded or liability incurred on account of any carveout guaranty, completion guaranty, or environmental indemnity to the extent that the amounts funded or the liabilities incurred were caused by the actions or omissions of such Member (or its Affiliates), as the case may be.

(II)       Any Member or any Affiliate of such Member which is required to fund any amount or incur any liability under any carveout guaranty, completion guaranty, or environmental indemnity by the actions or omissions of another Member (or its Affiliates), as the case may be, shall be reimbursed by such other Member for the amounts funded and the liabilities incurred; and

(C)       Non-reimbursable amounts paid or incurred by a Member and/or its Affiliates in connection with a Credit Enhancement shall not be treated as a loan to the Company nor shall any such amount be treated as a Capital Contribution. To the extent federal income tax or other rules require that a Member’s Capital Account be increased by payments made with respect to a Credit Enhancement pursuant to this Section 4.2(c), then such deduction and/or loss shall be specially allocated to such Member in an amount equal to any such Capital Contributions. Amounts reimbursed by a Member under clause (B)(II) above to another Member shall not be treated as a loan to the Company nor shall any such amount be treated as a Capital Contribution. To the extent federal income tax or other rules require that a Member’s Capital Account be increased by payments made with respect to a Credit Enhancement pursuant to this Section 4.2(b), then such deduction and/or loss shall be specially allocated to such Member in an amount equal to any such Capital Contributions.

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(d)        Additional Contributions to Fund Controllable Construction Cost Overruns.

 (i)        Subject to Section 4.3(e), if, at any time, the Company incurs a Controllable Construction Cost Overrun, TNHC shall immediately make additional Capital Contributions to the Company until the aggregate additional Capital Contributions made by TNHC pursuant to this Section 4.2(d) equal the aggregate amount of Controllable Construction Cost Overruns at such time.

 (ii)        Notwithstanding anything to the contrary in this Agreement, TNHC shall not receive any Capital Account credit for any additional Capital Contributions made to the Company with respect to Controllable Construction Cost Overruns. To the extent federal income tax or other rules require that TNHC’s Capital Account be increased by the Capital Contributions described in this Section 4.2(d), then gross items of deduction and/or loss shall be specially allocated to TNHC in an amount equal to any such Capital Contributions described in this Section 4.2(d).

(e)        Additional Capital Contributions to Fund Bad Conduct Costs.

 (i)        If, at any time, the Company incurs any cost, expense, or liability, or suffers any damage or claim that is attributable to an act or acts of a Member (or an Affiliate of a Member under an approved Affiliate Agreement) that constitutes Bad Conduct, Uncured Bad Conduct, and/or a Material Breach or similar conduct under such Affiliate Agreement (to the extent any such cost, expense, liability, damage, and/or claim is attributable to such an act or acts of a Member, it is referred to as a “Bad Conduct Cost”), then such Member shall immediately make additional Capital Contributions to the Company in an amount equal to such Bad Conduct Cost, and such Capital Contribution shall be treated in the manner described in Section 4.2(e)(ii).

 (ii)        Notwithstanding anything to the contrary in this Agreement, a Member shall not receive any Capital Account credit for any additional Capital Contributions made to the Company with respect to a Bad Conduct Cost. To the extent federal income tax or other rules require that such Member’s Capital Account be increased by the Capital Contributions described in this Section 4.2(e), then gross items of deduction and/or loss shall be allocated to such Member in an amount equal to any such Capital Contributions described in this Section 4.2(e).

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 (f)        Contribution Notice Procedures. If the Managing Member is required to deliver a Contribution Notice pursuant to Section 4.2(b) (or another Member if such Member reasonably determines that another Member is required to make an additional Capital Contribution pursuant to this Section 4.2, and such other Member has not yet made such additional Capital Contributions), then the Managing Member or other applicable Member may deliver a notice (“Contribution Notice”) to the appropriate Member, requesting that such Member make such required additional Capital Contribution. Each Contribution Notice shall specify the following information:

 (i)        the aggregate amount of additional Capital Contributions requested in the Contribution Notice pursuant to this Section 4.2;

 (ii)        the additional Capital Contributions that each Member is required to make to the Company pursuant to this Section 4.2;

 (iii)        a brief description of the reason for such additional Capital Contributions; and

 (iv)        the date (the “Contribution Date”) on which such additional Capital Contributions are due, which date shall not be less than ten (10) Business Days after the date on which the Contribution Notice is delivered;

(g)        Limitation on Other Additional Capital Contributions. Except as provided in Section 4.1, this Section 4.2, and Section 4.3, no Member shall have any obligation or right to make any additional Capital Contributions.

(h)        Notification of Required Capital Contributions. TNHC shall notify the other Member in writing if TNHC is obligated to make an additional Capital Contribution pursuant to Section 4.2(c), Section 4.2(d), or Section 4.2(e). Such notice shall briefly describe the amount of such additional Capital Contribution and the reasons for such additional Capital Contribution.

4.3      Monetary Default by a Member in Making Additional Capital Contributions.

(a)        If a Member or any representative on the Executive Committee reasonably determines that a Member has failed to make additional Capital Contributions required pursuant to Section 4.2 (other than a failure to make a Capital Contribution pursuant to Section 4.2(a), which is separately covered under Section 4.3(d)(ii) below), then such Member or applicable representative on the Executive Committee shall immediately send a written notice (the “Default Notice”) to the Member(s) that failed to make the required Capital Contribution, notifying such Member(s) of its failure to make such Capital Contributions, the amount to be contributed, the date such contribution was due, and requesting that such contributions be made immediately.

(b)      (i)      If the Member receiving the Default Notice fails to make the applicable additional Capital Contribution required under Section 4.2 within ten (10) Business Days after receiving the Default Notice (the date that is ten (10) Business Days after the receipt of the applicable Default Notice is referred to as the “Default Date”), then such Member (referred to as a “Default Member” and the amount that the Default Member failed to contribute is referred to as the “Default Amount”) shall be in default (a “Monetary Default”). The Members that did not fail to make the required Capital Contribution (the “Non-Defaulting Members”), in their sole and absolute discretion, may elect to make the additional Capital Contribution in the stead of the Default Member in an amount up to the Default Amount.

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(ii)        If the Non-Defaulting Members elect to make such additional Capital Contributions in the stead of the Default Member, then (A) all of the additional Capital Contributions made by the Non-Defaulting Members in connection with a request for additional Capital Contributions with respect to which a Monetary Default has occurred shall increase the Undistributed First Priority Capital of such Non-Defaulting Members (including those Capital Contributions that the Non-Defaulting Members are required to contribute in their own stead with respect to the applicable Contribution Notice); and (B) and in the case of a Monetary Default other than a Monetary Default arising from a Guaranty Contribution Request, the Percentage Interests of the Default Member and the Non-Defaulting Members shall be redetermined in accordance with Section 4.3(c).

(c)      (i)      In connection with any Monetary Default, the Percentage Interest of a Default Member shall be reduced by the product (expressed as a percentage) of: (A) the quotient of: (I) the Default Amount; divided by (II) the sum of the aggregate Capital Contributions actually made to the Company by all Member from and after the Effective Date through the applicable date of determination; multiplied by (B) 2.0.

 (ii)        For illustration purposes only, assume that: (A) an additional Capital Contribution was requested under this Agreement; (B) the Default Member’s Percentage Interest is thirty percent (30%); (C) the Non-Defaulting Member’s Percentage Interest is seventy percent (70%); (D) the Default Amount is fifty thousand dollars ($50,000); and (E) the sum of the aggregate Capital Contributions made to the Company by the Members from the Effective Date through the applicable date of determination equals five million dollars ($5,000,000). Under these facts, the Default Member’s Percentage Interest would decrease by two whole percentage points (2%) (i.e., 30.00% minus the product (expressed as a percentage) of: (x) the quotient of (I) $50,000 divided by (II) $5,000,000; multiplied by (y) 2.0). The Non-Defaulting Member’s Percentage Interest would increase by a like amount (i.e., from 70% to 72%). Notwithstanding the foregoing, if the Default Member is TNHC, TNHC’s Percentage Interest shall not be reduced in the aggregate pursuant to this Section 4.3 by more than 35 whole percentage points, but this limitation shall not restrict the further reduction of TNHC’s Percentage Interest pursuant to Section 12.3 if a Removal Event has occurred.

 (iii)        The amount of the aggregate reduction in the Percentage Interests of the Default Members pursuant to this Section 4.3(c) shall be allocated to the Non-Defaulting Members who make the additional Capital Contributions in the stead of the Default Members in proportion to the amount of the additional Capital Contributions made by such Non-Defaulting Members.

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(d)        Notwithstanding anything to the contrary in this Agreement: (i) if a Member commits a Material Monetary Default, then neither the Default Member nor any Affiliate of the Default Member shall have the right to initiate the procedures set forth in Section 11.9; and (ii) if NB or TNHC fails to make the required additional Capital Contribution under Section 4.2(a), then the Member that failed to make such Capital Contribution shall automatically and immediately forfeit its Membership Interest in the Company, and the other Member shall continue as the sole Member of the Company.

(e)        The Contribution Percentage of a Default Member shall not be reduced pursuant to this Section 4.3, and the Contribution Percentage that the Non-Defaulting Members hold shall not be increased pursuant to this Section 4.3.

(f)        EACH MEMBER ACKNOWLEDGES AND AGREES THAT EACH SUCH MEMBER’S INTEREST IN THE COMPANY MAY BE SUBSTANTIALLY DILUTED AND/OR FORFEITED IF SUCH MEMBER FAILS TO MAKE REQUIRED CONTRIBUTIONS UNDER THIS AGREEMENT. EACH MEMBER FURTHER ACKNOWLEDGES AND AGREES THAT THE REMEDIES AVAILABLE TO A NON-DEFAULTING MEMBER PURSUANT TO THIS SECTION 4.3, ARTICLE XI AND ARTICLE XII ARE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO ANY MEMBER FOR A DEFAULT BY ANY OTHER MEMBER IN ITS OBLIGATIONS TO MAKE CAPITAL CONTRIBUTIONS UNDER THIS AGREEMENT.

4.4      Capital Accounts.

(a)        Maintenance Rules. The Company shall maintain for each Member a separate Capital Account in accordance with this Section 4.4, which shall control the division of assets upon liquidation of the Company as provided in Section 12.3. Each Capital Account shall be maintained in accordance with the following provisions:

 (i)        Such Capital Account shall be increased by the cash amount or Book Value (as of the date of the contribution) of any property contributed by such Member to the Company pursuant to this Agreement, such Member’s allocable share of Profits and any items in the nature of income or gain which are specially allocated to such Member pursuant to Section 5.2 and Section 5.3, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

 (ii)        Such Capital Account shall be decreased by the cash amount or Book Value of any property distributed (as of the date of the distribution) to such Member pursuant to this Agreement, such Member’s allocable share of Losses and any items in the nature of deductions or losses which are specially allocated to such Member pursuant to Section 4.2(c)(iii), Section 4.2(d)(ii), Section 4.2(e)(ii), Section 5.2, and Section 5.3, and the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

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(iii)      In the event all or a portion of an interest in the Company is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred interest.

(iv)      In determining the amount of any liability for purposes of Section 4.4(a)(i) or Section 4.4(a)(ii), there shall be taken into account Code section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts generally are intended to comply with section 1.704-1(b) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. If the Executive Committee reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts (including, without limitation, increases or decreases relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or a Member), are computed in order to comply with such Regulations, the Managing Member may authorize, after first obtaining the approval of the Executive Committee as a Supermajority Major Decision, such modifications, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Section 13.3(d) upon the dissolution of the Company.

(b)       Definition of Profits and Losses.    “Profits” and “Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)      Income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section 4.4(b) shall be added to such taxable income or loss;

(ii)      Any expenditures of the Company described in Code section 705(a)(2)(B), or treated as Code section 705(a)(2)(B) expenditures pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this Section 4.4(b) shall be subtracted from such taxable income or loss;

(iii)      If the Book Value of any Company asset is adjusted pursuant to Section 4.4(c)(ii) or Section 4.4(c)(iii), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(iv)      Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

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(v)      In lieu of the deduction for depreciation, cost recovery, or amortization taken into account in computing such taxable income or loss, there shall be taken into account Book Depreciation. “Book Depreciation” means for any Fiscal Year or other period, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Book Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction allowable for that asset for such year or other period bears to the adjusted tax basis of that asset at the beginning of such Fiscal Year or other period; provided, however, if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year or other period is zero, then Book Depreciation for that asset shall be determined with reference to such beginning Book Value using any reasonable method selected by the Executive Committee.

(vi)      To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code section 734(b) or Code section 743(b) is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

(vii)     Notwithstanding any other provision of this Section 4.4(b), any items that are specially allocated pursuant to Section 4.2(c)(iii), Section 4.2(d)(ii), Section 4.2(e)(ii), Section 5.2 or Section 5.3 shall not be taken into account in computing Profits and Losses.

(c)      Definition of Book Value.  “Book Value” means for any asset the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)       The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Executive Committee.

(ii)      The Book Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Executive Committee, as of the following times: (A) on the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) on the distribution by the

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Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (C) on the liquidation of the Company within the meaning of Regulations section 1.704-1(b)(2)(ii)(g); and (D) on the grant by the Company of more than a de minimis interest in the Company as consideration for the provision of services to or for the benefit of the Company by a new or existing Member acting in a Member capacity or in anticipation of being a Member; provided, however, that adjustments pursuant to clauses (A), (B), and (D) above shall be made only if the Executive Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)      The Book Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as determined by the Executive Committee.

(iv)      The Book Values of Company assets shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m) and Section 4.4(b)(vi) or Section 5.2(e); provided, however, that Book Values shall not be adjusted pursuant to this Section 4.4(c)(iv) to the extent the Executive Committee determines that an adjustment pursuant to Section 4.4(c)(ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 4.4(c)(iv).

(v)       If the Book Value of an asset has been determined or adjusted pursuant to Section 4.4(c)(i), Section 4.4(c)(ii), or Section 4.4(c)(iv), such Book Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

4.5       Negative Capital Accounts.    If any Member has a deficit balance in its Capital Account, such Member shall have no obligation to restore or repay to the Company or any other Member such negative balance or to make any Capital Contribution to the Company by reason thereof, and such negative balance shall not be considered an asset of the Company or of any Member.

4.6       Interest.    No interest shall be paid by the Company on Capital Contributions or on balances in Capital Accounts.

4.7       No Withdrawal.    No Member shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Company, except as provided in Articles VI and XII.

4.8       Limitation on Capital Contributions and Loans.    Except as specifically provided in this Article IV, no Member may contribute capital to the Company. In addition, no Member may loan or advance money to the Company unless such loan or advance has been approved by the Executive Committee.

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ARTICLE V

ALLOCATIONS

5.1       Allocations of Profits and Losses.

(a)       Allocation of Profits Generally. After giving effect to the allocations set forth in Section 4.2(c)(iii), Section 4.2(d)(ii), Section 4.2(e)(ii), Section 5.2, and Section 5.3, and after giving effect to all distributions of cash or property (other than cash or property to be distributed pursuant to Article XIII), Profits for any Fiscal Year shall be allocated to the Members in the following manner:

(i)       First, to each Member with a negative balance in its Adjusted Capital Account, pro rata in accordance with each such negative Adjusted Capital Account balance, until each such negative Adjusted Capital Account balance has been eliminated;

(ii)      Next, to such of the Members that have an accrued and unpaid First Priority Preference Amount in excess of each such Member’s positive Adjusted Capital Account balance, pro rata to the extent of such excess;

(iii)     Next, to such of the Members that have: (A) an accrued and unpaid First Priority Preference Amount; plus (B) Undistributed First Priority Capital, in excess of each such Member’s positive Adjusted Capital Account balance, pro rata to the extent of such excess;

(iv)     Next, to such of the Members that have: (A) an accrued and unpaid First Priority Preference Amount; plus (B) Undistributed First Priority Capital; plus (C) an accrued and unpaid Second Priority Preference Amount, in excess of each such Member’s positive Adjusted Capital Account balance, pro rata to the extent of such excess;

(v)      Next, to such of the Members that have: (A) an accrued and unpaid First Priority Preference Amount; plus (B) Undistributed First Priority Capital; plus (C) an accrued and unpaid Second Priority Preference Amount; plus (D) Undistributed Second Priority Capital, in excess of each such Member’s positive Adjusted Capital Account balance, pro rata to the extent of such excess;

(vi)      Next, to the Members in the minimum amount necessary to cause the ratios among their positive Excess Amounts to equal the ratios among their Percentage Interests. For purposes of this Agreement, a Member’s “Excess Amount” equals the positive balance in such Member’s Adjusted Capital Account (computed after the allocation of Profits under subparagraphs (i) through (v) of this Section 5.1(a) for the Fiscal Year of the allocation), reduced by the sum of such Member’s: (A) accrued and unpaid First Priority Preference Amount; (B) Undistributed First Priority Capital; (C) accrued and unpaid Second Priority

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Preference Amount; and (D) Undistributed Second Priority Capital (with the amounts in subparagraphs (A) through (D) being computed after giving effect to all Capital Contributions and all distributions that took place during and before the Fiscal Year with respect to which the allocation is being made); and

(vii)      Next, to the Members in proportion to their Percentage Interests.

(b)       Allocation of Losses Generally. After giving effect to the allocations set forth in Section 4.2(c)(iii), Section 4.2(d)(ii), Section 4.2(e)(ii), Section 5.2, and Section 5.3, and after giving effect to all distributions of cash or property (other than cash or property to be distributed pursuant to Article XIII), and subject to the limitation set forth in Section 5.1(c), Losses for any Fiscal Year shall be allocated to the Members in the following manner:

(i)       First, in circumstances in which all Members have positive Excess Amounts, to the Members in the minimum amounts necessary to cause their positive Excess Amounts to be in the same ratios as their Percentage Interests, and in circumstances in which one or more Members, but not all Members, have positive Excess Amounts, to the Members with positive Excess Amounts in the minimum amounts necessary to cause such Members’ positive Excess Amounts to be in the same ratios as their Percentage Interests;

(ii)      Next, to the Members with positive Excess Amounts pro rata in accordance with their positive Excess Amounts, until such positive Excess Amounts have been eliminated;

(iii)     Next, to each Member that has Undistributed Second Priority Capital, pro rata to the extent necessary to cause each such Member’s positive Adjusted Capital Account balance to equal the sum of each such Member’s: (A) accrued and unpaid First Priority Preference Amount; (B) Undistributed First Priority Capital; and (C) accrued and unpaid Second Priority Preference Amount;

(iv)     Next, to each Member that has accrued and unpaid Second Priority Preference Amounts, pro rata to the extent necessary to cause each such Member’s positive Adjusted Capital Account balance to equal the sum of each such Member’s: (A) accrued and unpaid First Priority Preference Amount; and (B) Undistributed First Priority Capital;

(v)      Next, to each Member that has Undistributed First Priority Capital, pro rata to the extent necessary to cause each such Member’s positive Adjusted Capital Account balance to equal each such Member’s accrued and unpaid First Priority Preference Amounts;

(vi)      Next, to each Member with a positive Adjusted Capital Account balance, pro rata in accordance with such positive Adjusted Capital Account balances, until such positive Adjusted Capital Account balances have been reduced to zero; and

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(vii)     Next, to the Members in proportion to their Percentage Interests.

(c)       Notwithstanding anything to the contrary in Section 5.1(b):

(i)       The Losses allocated pursuant to Section 5.1(b) hereof to any Member for any Fiscal Year shall not exceed the maximum amount of Losses that may be allocated to such Member without causing such Member to have an Adjusted Capital Account Deficit at the end of such Fiscal Year.

(ii)       If some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 5.1(b) hereof, the limitations set forth in this Section 5.1(c) shall be applied by allocating Losses pursuant to this Section 5.1(c) only to those Members who would not have an Adjusted Capital Account Deficit as a consequence of receiving such an allocation of Losses (with the allocation of such Losses among such Members to be determined by the Executive Committee, based on the allocation that is most likely to effectuate the distribution priorities set forth in Section 6.1 hereof).

(iii)      If no Member may receive an additional allocation of Losses pursuant to Section 5.1(c)(ii) above, such additional Losses not allocated pursuant to Section 5.1(c)(ii) shall be allocated among the Members in a manner that is most likely to effectuate the distribution priorities set forth in Section 6.1 hereof), as reasonably determined by the Executive Committee.

5.2      Special Allocations of Profits and Losses.

(a)       Minimum Gain Chargeback.    Except as otherwise provided in section 1.704-2(f) of the Regulations, notwithstanding any other provision of Article V, if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be specially allocated items of Company gross income and gain for such taxable year (and if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement (set forth in section 1.704-2(f) of the Regulations) relating to Company nonrecourse liabilities (as defined in section 1.704-2(b)(3) of the Regulations) and shall be so interpreted.

(b)       Minimum Gain Chargeback.    Except as otherwise provided in section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article V, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with section 1.704-2(i)(5) of the Regulations, shall be specially allocated

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items of Company gross income and gain for such taxable year (and if necessary, subsequent taxable years) in an amount equal to the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement (set forth in section 1.704-2(i)(4) of the Regulations) relating to Member Nonrecourse Debt and shall be so interpreted.

(c)       Qualified Income Offset.    If any Member unexpectedly receives any adjustments, allocations, or distributions described in section 1.704-1(b)(2)(ii)(d)(4), section 1.704-1(b)(2)(ii)(d)(5), or section 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company gross income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(c) were not in the Agreement.

(d)       Gross Income Allocation. If any Member has an Adjusted Capital Account Deficit at the end of any Company taxable year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if Section 5.2(c) and this Section 5.2(d) were not in the Agreement.

(e)       Basis Adjustments.    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code sections 734(b) or 743(b) is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Transferor a distribution to a Member in complete liquidation of its interest in the Company or a Transfer of a Membership Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(f)       Nonrecourse Deductions.    Nonrecourse Deductions for any Fiscal Year shall be considered an additional item of taxable loss or deduction that is included in the determination of Profits and Losses pursuant to Section 4.4(b) and that is then allocated among the Members as a part of the allocation of Profits and Losses.

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(g)       Member Nonrecourse Deductions.  Member Nonrecourse Deductions shall be allocated pursuant to Regulations section 1.704-2(b)(4) and (i)(1) to the Member or Members who bears the economic risk of loss with respect to such deductions.

5.3      Curative Allocations.    The allocations set forth in Section 5.2(a) through Section 5.2(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.3. Therefore, notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Executive Committee shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 4.2(c)(iii), Section 4.2(d)(ii), Section 4.2(e)(ii), and Section 5.1 hereof. In exercising its discretion under this Section 5.3, the Executive Committee shall take into account future Regulatory Allocations under Section 5.2(a) and Section 5.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 5.2(f) and Section 5.2(g).

5.4      Tax Allocations: Code Section 704(c).

(a)       In accordance with Code section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value (computed in accordance with Section 4.4(c)(i)).

(b)       If the Book Value of any Company asset is adjusted pursuant to Section 4.4(c)(ii), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code section 704(c) and the Regulations thereunder.

(c)       Any elections or other decisions relating to allocations made pursuant to this Section 5.4 shall be made by the Executive Committee in any manner that reasonably reflects the purpose and intention of the Agreement. Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, and other items or distributions pursuant to any provision of this Agreement.

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5.5      Other Allocation Rules.

(a)       For purposes of determining the Profits, Losses, or any other item allocable to any period, Profits, Losses, and any such other item shall be determined on a daily, monthly, or other basis, as determined by the Executive Committee using any permissible method under Code section 706 and the Regulations thereunder.

(b)       For federal income tax purposes, every item of income, gain, loss, and deduction shall be allocated among the Members in accordance with the allocations under Section 5.1, Section 5.2, Section 5.3, and Section 5.4.

(c)       The Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income and loss for income tax purposes.

(d)       It is intended that the allocations in Section 5.1, Section 5.2, Section 5.3, and Section 5.4 effect an allocation for federal income tax purposes consistent with section 704 of the Code and comply with any limitations or restrictions therein.

(e)     The Members agree that their Percentage Interests represent their respective interests in Company profits for purposes of allocating excess nonrecourse liabilities (as defined in Regulations section 1.752-3(a)(3)) pursuant to Regulations section 1.752-3(a)(3).

ARTICLE VI

DISTRIBUTIONS

6.1      Distributions of Available Cash. Subject to Section 12.3, the Managing Member shall periodically determine in its reasonable discretion if there is any Available Cash. If the Managing Member determines that Available Cash exists, then such Available Cash shall be distributed to the Members as soon as reasonably practicable in the manner set forth below:

(a)       First, to each Member to the extent such Member has an accrued and unpaid First Priority Preference Amount, in proportion to each such Member’s accrued and unpaid First Priority Preference Amount, in an amount up to the accrued and unpaid First Priority Preference Amount of each such Member;

(b)       Next, to each Member to the extent such Member has Undistributed First Priority Capital, in proportion to each such Member’s Undistributed First Priority Capital, in an amount up to the Undistributed First Priority Capital of each such Member;

(c)       Next, to each Member to the extent such Member has an accrued and unpaid Second Priority Preference Amount, in proportion each such Member’s accrued and unpaid Second Priority Preference Amount, in an amount up to the accrued and unpaid Second Priority Preference Amount of each such Member;

(d)       Next, to each Member to the extent such Member has Undistributed Second Priority Capital, in proportion to each such Member’s Undistributed Second Priority Capital, in an amount up to the Undistributed Second Priority Capital of each such Member; and

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(e)       Next, to the Members in proportion to their respective Percentage Interests.

6.2      Amounts Withheld.

(a)       Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local, or foreign taxes that the Company reasonably determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to sections 1441, 1442, 1445, or 1446 of the Code.

(b)       Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within 15 days after notice from any Member that such payment must be made unless: (i) the Company withholds such payment from a distribution which would otherwise be made to the Member; or (ii) the Company determines, in its reasonable discretion, that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the Member. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Member.

(c)       Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Membership Interest to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 6.2.

(d)       Any amounts payable by a Member hereunder shall bear interest at the lesser of: (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four percentage points, or (ii) the Maximum Rate, until such amount is paid in full. Each Member shall take such actions as the Company or the other Members shall reasonably request in order to perfect or enforce the security interest created hereunder.

6.3      Limitation on Distributions.    Any other provision of this Agreement to the contrary notwithstanding, no distribution to the Members will be declared and paid unless after the distribution is made, the Fair Market Value of all of the assets of the Company is in excess of all liabilities of the Company, other than liabilities to the Members on account of their Capital Accounts.

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ARTICLE VII

MANAGEMENT OF THE COMPANY

7.1       Designation and Authority of Managing Member.

(a)       The Members hereby designate TNHC as the initial Managing Member of the Company. TNHC shall continue to serve as the Managing Member of the Company until such time as: (i) the Members mutually agree that TNHC shall cease to serve as the Managing Member, in which event the Members shall appoint a successor Managing Member; (ii) TNHC is no longer a Member in the Company; (iii) TNHC has been removed as Managing Member pursuant to Article XII; or (iv) the Company is dissolved and wound up in accordance with the provisions of Article XIII.

(b)       Except as otherwise provided in Section 7.2, Section 7.3, and elsewhere in this Agreement, the Managing Member shall conduct, direct, and exercise full control over all activities of the Company. Except as otherwise provided in Section 7.2, Section 7.3, and elsewhere in this Agreement, all management powers over the business and affairs of the Company shall be vested in the Managing Member.

(c)       The Managing Member shall: (i) plan, operate and manage, or cause to be managed, the Company affairs and business in accordance with the Delaware Act and this Agreement, and (ii) implement and act in accordance with the then-current approved Annual Budget and any Major Decision approved by the Executive Committee.

7.2      Executive Committee.

(a)       The Company hereby constitutes an Executive Committee to consult from time to time concerning the Company, to review the status of the Company’s activities, and to make such Major Decisions as may be required from time to time. Meetings of the Executive Committee shall be held in accordance with the procedures set forth in either Section 7.2(b) or Section 7.2(c) below, as applicable.

(b)       (i)       The procedures for holding a meeting of the Executive Committee as set forth in this Section 7.2(b) shall become effective only after a representative on the Executive Committee designated by TNHC and/or NB notifies the representatives designated by the other Member, in writing, that the procedures set forth in this Section 7.2(b) have been invoked. The procedures set forth in this Section 7.2(b) shall be in effect until such procedures are revoked, in writing, by a representative of the Member that initially invoked such procedures. If no election has been made to invoke the procedures set forth in this Section 7.2(b), or if such an election has been made but is subsequently revoked, then until an election to use the procedures in Section 7.2(b) is made (or until another election is made after an earlier revocation), the more simplified procedure for making Major Decisions in Section 7.2(c) shall be in effect.

 (ii)       If the procedures set forth in this Section 7.2(b) have been invoked, then upon five (5) Business Days prior written notice from TNHC, NB, and/or any member of the Executive Committee, there shall be a meeting of the Executive Committee, and each Member shall cause its representatives to be in

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attendance at such meeting (in person or by telephone or other communication equipment). All notices requesting a meeting shall be accompanied by an agenda in sufficient detail to provide adequate notice of the matters to be discussed and to permit each of the representatives to make knowledgeable decisions. Each such notice shall be sent in an envelope or other container marked “CONFIDENTIAL/URGENT.” Matters discussed at any meeting shall be limited to the items set forth in the agenda unless otherwise agreed to by the representatives in attendance at the meeting. The agenda may include items that are not Major Decision items.

(iii)      In the event that all of the representatives of a Member receiving such notice fail to attend a proposed meeting, then the Member that requested the meeting and sent the initial notice shall send a second notice to the Member whose representatives failed to attend. This second notice also shall be sent in a package or other container marked “CONFIDENTIAL/URGENT,” shall be accompanied by the same information that was sent in the first notice, and also shall include a statement notifying the recipient Member that if all of the representatives of the recipient Member fail to attend the meeting of the Executive Committee specified in the second notice, then the representatives of the recipient Member shall be deemed to have approved the agenda items specified in the second notice. This second notice shall be sent at least ten (10) Business Days prior to the date of the rescheduled Executive Committee meeting.

(iv)      In the event no representative of a Member attends the proposed meeting of the Executive Committee after two notices have been sent, then the proposal of the Member delivering such notice with respect to such Major Decision shall be deemed to be approved, but only with respect to those agenda matters that were described in sufficient detail on the written notice of the meeting. Except as provided for in the preceding sentence: (A) no Supermajority Major Decision shall be deemed to have been adopted unless such Supermajority Major Decision has been approved by each representative of the Executive Committee who is then entitled to vote, and (B) no Majority Major Decision shall be deemed to have been adopted unless such Majority Major Decision has been approved by at least two (2) representatives of the Major Decision who are then entitled to vote.

(v)       Except as otherwise provided in Section 7.2(d)(v), meetings of the Executive Committee shall be held at the principal office of the Company under Section 1.3, or at such other location as approved by the Executive Committee. The Managing Member shall cause to be prepared minutes of each meeting, which shall be promptly delivered to the Members for their approval.

(c)       Unless the more formalized and elaborate procedure for calling and holding meetings of the Executive Committee has been invoked pursuant to Section 7.2(b), (i) all Supermajority Major Decisions must be approved in writing by each representative of the Executive Committee who is then entitled to vote, and (ii) all Majority Major Decision must be approved in writing by at least two (2) representatives of the Executive Committee who are then entitled to vote.

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(d)       (i)       The Executive Committee shall consist initially of three (3) representatives, two of which shall be appointed by NB and one (1) of which shall be appointed by TNHC. Each representative on the Executive Committee shall have one (1) vote.

(ii)       Each Member shall be entitled to rely upon the authority of each of the other Member’s Executive Committee representatives to act on behalf of the Member which appointed such representatives unless such Member has received prior written notice to the contrary.

(iii)      Representatives on the Executive Committee shall serve until their resignation, death, or removal (except as otherwise provided below) by the Member appointing such member.

(iv)      Except as provided in Section 7.2(b)(iv), for purposes of establishing a quorum at any such meeting, it is only necessary that two (2) representatives of the Executive Committee be in attendance.

(v)       At the election of any representative on the Executive Committee, the Executive Committee may hold a meeting pursuant to Section 7.2(b) and/or Section 7.2(c), by means of conference telephone or similar communication equipment, and an action shall be deemed approved at such a meeting so long as within five (5) Business Days of the telephone meeting such action is ultimately consented to in writing by the number of representatives required to approve such Major Decision (any such writing must include the signatures of the applicable representatives on the Executive Committee). A “writing” for these purposes includes any handwritten, typewritten or digitally written communication or a telecopy of a signed document. In addition, the notice requirements for any meeting of the Executive Committee pursuant to Section 7.2(b) may be waived if such waiver is approved by at least one (1) representative appointed by each Member.

(vi)      Until further notice, the representative of the Executive Committee for TNHC shall be Thomas Redwitz and the representatives on the Executive Committee for NB shall be Todd Platt and L.M. Cummings. Any Member may designate replacement representatives by a written notice of such designation to the other Member; provided, however, that no Member shall remove its designated representatives without appointing a successor representative in the notice of removal. Any action by a Member in contravention of the foregoing provision shall be void and of no effect. If at any time a Member notifies the other Member that any of the representatives of the Executive Committee appointed by the Member delivering such notice is no longer to serve in such capacity, the representatives on the Executive Committee designated in such notice shall, from and after the date on which the other Member receives such notice, have no authority, power, or capacity with respect to any matter whatsoever to bind the Member that delivered the removal notice.

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(e)       The Members acknowledge and agree that each representative on the Executive Committee is a representative and agent of the Member that appointed such representative and is not a “manager” as defined in Section §18-101(10) of the Delaware Act.

7.3     Major Decisions.

(a)       The Managing Member shall not have the right or the power to make any commitment or engage in any undertaking on behalf of the Company and/or a subsidiary entity in respect of a Major Decision unless or until the same has been approved by the Executive Committee in accordance with Section 7.2. Any Member shall have the right to submit Major Decisions to the Executive Committee for approval.

(b)       The term “Supermajority Major Decision,” as used in this Agreement, means any decision with respect to the following matters:

(i)       Approval of each Annual Budget to the extent it varies materially from the initial Annual Budget and any material amendments or modifications to any of the foregoing (e.g., with respect to the “operating plan” portion of the Annual Budget, a material variance or a material amendment means an amendment that results in aggregate “net” increases (from such amendment and/or all previous amendments) in total costs for the Project exceeding $1,000,000 (after taking into account the allocation of: (A) up to $2,908,800 of the $4,791,000 in contingency line items in the initial Annual Budget to other cost categories during “phase 1” of the Project (i.e., this excludes the $1,882,200 of contingency allocated to “phase 2 directs;”) and (B) all of the $4,791,000 of contingency line items in the initial Annual Budget allocated to other cost categories during “phase 2” of the Project (to the extent not previously used in “phase 1” of the Project)) from the aggregate costs approved in the initial Annual Budget);

(ii)      Except as specifically provided for in the applicable Annual Budget, approval of any Affiliate Agreements, approval of any amendments or modifications to any Affiliate Agreements, and approval of the termination of any such Affiliate Agreement;

(iii)      Approval of a Pledge of all or a portion of the Company’s property or the Pledge of any Company assets, except for: (A) liens arising by operation of law and securing Company debts, which are not then currently due or payable (i.e., real estate taxes); or (B) the grant of utility and other easements or licenses over the Project Site for the purpose of providing utilities, cable television, or other necessary services to the Project Site in a manner consistent with an approved Annual Budget and/or the approved final map recorded on the Project Site;

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(iv)      Approval of any Company indebtedness (excluding any third-party trade payables incurred in the ordinary course of business of the Company and in accordance with the Annual Budget then in effect), and approval of any renewals, extensions, amendments, or modifications to any such Company indebtedness;

(v)       Except as otherwise provided in the Annual Budget, approval of: (A) the filing and/or prosecution of any lawsuit or claim on behalf the Company against any Person with an amount at risk in excess of $100,000 or that would affect the reputation of the Company and/or a Member; and/or (B) the settlement, compromise, defense and/or waiver of any claims or causes of actions of the Company against any third party and/or of any third party against the Company with respect to a lawsuit or claim described in clause (v)(A) above;

(vi)      Acquiring on behalf of the Company any real property in addition to the Project Site, the Improvements, or any interests therein, except as specifically provided in the Annual Budget for any property immediately adjacent to the Project;

(vii)     Lending any funds of the Company other than the deposit of Company funds in a federally insured institution;

(viii)    File a petition for relief under the United States Bankruptcy Code, as amended, with respect to the Company, make an assignment for the benefit of creditors of the Company, apply for the appointment of a custodian, receiver or trustee for the Company or any of the Company’s property, consent to any other bankruptcy or similar proceeding, or consent to the filing of such proceeding with respect to the Company, or admit in writing the Company’s inability to pay its debts generally as they become due;

(ix)      Filing any application to zone, rezone, or subdivide the Project Site (or any other real property owned by the Company), and making any material modifications or amendments to such application;

(x)       Except as otherwise in provided in the approved Annual Budget, approval of the draft form of CCRs to be recorded on all or any portion of the Project Site and any material amendments or modifications to such draft form of CCRs;

(xi)      Approval of any easements, restrictions or other encumbrances affecting the Project, other than Pledges (which are separately approved pursuant to subparagraph (iii) above) or easements, restrictions and encumbrances that have been approved in connection with the approval of the final map recorded against the Project Site;

(xii)     Approval of any changes to the tentative map approved for the Project Site as of the Effective Date, approval of any final map to be recorded against the Project Site, approval of any changes to such final map, approval of the final site plan, and approval of any changes to the final site plan;

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(xiii)    Approval of the commencement of construction of the Improvements;

(xiv)    Except as otherwise provided in the approved Annual Budget, approval of the Plans and Specifications and approval of any significant changes to the exterior design, overall quality of materials, and floor plan for the Building Improvements;

(xv)     Approval of the hiring of any employees of the Company and the delegation of any authority to such employees;

(xvi)    Approval of any distributions to the Members pursuant to Article VI or Article XIII;

(xvii)    Designating a “manager” for the Company under the Delaware Act;

(xviii)   Taking any action and incurring any expenditure and/or obligation that is materially inconsistent with an Annual Budget then in effect; provided, however, the Managing Member shall pay all Controllable Construction Cost Overruns and Bad Conduct Costs out of the Capital Contributions required to be made by a Member pursuant to Section 4.2(d) and Section 4.2(e);

(xix)     Except as specifically provided in an approved Annual Budget, approval of any contract or other agreement if, as a result of the Company’s execution of such contract or other agreement, the aggregate amount committed to be expended by the Company under such contract or agreement would exceed $250,000, and approval of material amendment or modification of any such contract or agreement;

(xx)      Confessing a judgment against the Company in connection with any threatened or pending legal action;

(xxi)     Executing or delivering any assignment for the benefit of creditors of the Company;

(xxii)    Doing any act in contravention of this Agreement (including any act which requires the consent of other Members) or failing to do any act required by this Agreement;

(xxiii)   Doing any act which would make it impossible to carry on the ordinary business of the Company;

(xxiv)   Except as otherwise provided in Section 11.7 hereof, admitting any other Person to be a Member in the Company;

(xxv)    Causing the Company to settle any casualty or other insurance claim or any condemnation action involving a claim in excess of $100,000 or any

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such claim that, when added to all other insurance and condemnation claims during a single Fiscal Year, exceeds $100,000, in each case, above any amounts payable by insurance;

(xxvi)   Approval of any insurance coverage for the Company and the Project that is inconsistent with the requirements set forth in Section 7.9 below;

(xxvii)  Approval of any agreement with local, federal, or state governmental or administrative agency, any school board, any quasi-governmental agency, or any non-profit corporation or similar entity with respect to financial incentives, rebates, tax abatements or similar economic benefits relating to the Project Site and approval of the termination or any amendment or modification of any such agreements;

(xxviii) Using the Company’s name, credit, or assets for other than the Company’s purposes;

(xxix)   Causing the Company to consolidate or merge with or into any entity or engaging in any other transaction having substantially the same effect;

(xxx)    Except for sales of Residential Units for cash and at prices equal to or greater than the prices set forth in the applicable Annual Budget, approval of the Transfer of any asset of the Company;

(xxxi)   Approval of the general contractor for the Project, approval of the construction agreement with such general contractor, approval of any material amendments or modifications to such construction contract, approval of any termination of the general contractor, and approval of any replacement general contractor; and

(xxxii)   Approval of any other matter designated in this Agreement as a Supermajority Major Decision.

(c)       The term “Majority Major Decision,” as used in this Agreement, means any decision with respect to the following matters:

(i)       Approval of any tax elections federal, state, or local purposes;

(ii)      Approval of any material decision concerning Company accounting for book and federal income tax purposes; and

(iii)     Making any other decision under this Agreement that specifically requires the approval of the Executive Committee as a Majority Major Decision.

7.4       Certificate of Formation.    Wayne Stelmar is hereby designated as an “authorized person” within the meaning of the Delaware Act and, in such capacity, he executed, delivered and filed the Certificate of Formation of the Company, dated July 24, 2012. Upon such filing of the Certificate of Formation with the Secretary of State of Delaware, the powers of such

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“authorized person” ceased, and the Managing Member thereupon became a designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Delaware Act. The Managing Member shall cause to be filed at the Company’s expense such other certificates or documents (including, without limitation, copies, renewals, amendments or restatements of this Agreement) as may be determined by the Managing Member to be reasonable and necessary or appropriate for the formation or qualification and operation of a limited liability company in any other state in which the Company may elect to do business.

7.5       Compensation and Reimbursement of Members.

(a)       Except as provided in Section 7.5(b), Section 7.5(c) and Section 7.8, no Member shall be compensated for any services rendered to the Company and no Member shall be entitled to any reimbursements from the Company, unless such reimbursements have been specifically approved by the Executive Committee.

(b)       Notwithstanding anything to the contrary in Section 7.5(a), but subject to Section 7.8, a Member may be reimbursed for direct, third party expenses that such Member incurs and/or makes for or on behalf of the Company after the Effective Date, but only to the extent such expenditure made by such Member is consistent with and provided for in the approved Annual Budget then in effect. The Company will not pay any interest to the relevant Member with respect to such advances.

(c)       Notwithstanding anything to the contrary in Section 7.5(a), but subject to Section 7.8, the Managing Member shall be reimbursed for the allocable portion of all Project Employee Costs incurred by the Managing Member after the Effective Date, but only to the extent such expenditure made by such Member is consistent with and provided for in one or more specific detailed line items in the approved Annual Budget then in effect. The Company will not pay any interest to the Managing Member with respect to Project Employee Costs.

7.6       Outside Activities.

(a)       Except as otherwise provided in Section 7.6(b) and Section 7.15, the Members (including the Managing Member) or any Affiliates thereof, and any director, officer, partner, or employee of the Members or any Affiliates thereof, shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company and may engage in any real estate activities and in any other businesses and activities for their own accounts and for the accounts of others without having or incurring any obligation to offer any interest in or funds from such properties, businesses or activities to the Company or any Member (including the right of NB to obtain, for NB’s benefit, “EB-5 financing” that is based in whole or in part on jobs that the Company may create through development of the Project), and no other provision of this Agreement shall be deemed to prohibit the Members or any such Person from conducting such other businesses and activities. Except as otherwise provided in Section 7.6(b) and Section 7.15, neither the Company nor any of the Members shall have any rights by virtue of this Agreement or the relationship created hereby to participate in, to be notified of or to own any interest in any business ventures of a Member, any Affiliates thereof, or any director, officer, partner, or employee of a Member or an Affiliate thereof.

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(b)       (i)       Notwithstanding anything to contrary in Section 7.6(a) but subject to Section 7.6(b)(ii), no Member nor any Affiliate of a Member shall directly or indirectly acquire, manage, own, or otherwise participate in any single family residential development that includes product types and price points similar to the Residential Units and that is located within a one and one-half (1.5) mile radius of the Project Site; provided, however, the restriction set forth in this Section 7.6(b)(i) shall expire after seventy-five percent (75%) of the Residential Units that the Company intends to develop on the Project Site have been sold or otherwise disposed of to third parties.

(ii)       Notwithstanding anything to the contrary in Section 7.6(b)(i), the restrictions set forth in Section 7.6(b)(i) shall not apply to any real property owned directly or indirectly, in whole or in part, by a Member and/or any Affiliate of a Member as of the Effective Date.

7.7      Company Funds.    The funds of the Company shall be deposited in such Company account or Company accounts as are designated by the Managing Member. The Managing Member shall not commingle Company funds with any funds or accounts of the Managing Member and/or its Affiliates. The Managing Member and each representative of the Executive Committee appointed by NB shall be authorized to sign checks or drafts against any Company account. Any withdrawals from or charges against such accounts may be made by the Managing Member or by its officers or agents in accordance with the terms of the Agreement.

7.8      Transactions with Affiliates.

(a)       Except as provided in Section 7.5, Section 7.8(b), Section 7.8(c), and Section 7.8(d), or except as specifically provided for in an approved Annual Budget on a line item designated “Affiliate Transaction,” a Member may not, on behalf of the Company, enter into any transaction, agreement, or contract with respect to the Company, and/or the business and affairs of the Company, with any Person that is a Member, an Affiliate of any Member, and/or an Affiliate of the Company (an “Affiliate Agreement”) unless such Affiliate Agreement is approved by the representative(s) on the Executive Committee appointed by the other Member. Under all circumstances, the terms to the Company of any such Affiliate Agreement including the amount of fees to be paid by the Company to such Person, shall be competitive with the terms of similar transactions, agreements, or contracts obtained by persons in the same business as the Company in arms-length agreements with unrelated parties.

(b)       The Company shall pay TNHC a management fee (the “TNHC Management Fee”) equal to three percent (3%) of the gross sale proceeds derived by the Company from the sale of the Project Site or any portion thereof, including, but not limited to, the sale of any Residential Unit. Fifty percent (50%) of the TNHC Management Fee shall be paid in equal monthly installments on or about the first day of each month over the projected life of the Project based on the estimated gross sale

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proceeds to be realized by the Company over the life of the Project as reflected in the most recently approved Annual Budget. The amount of such monthly installments will be adjusted, as necessary, whenever the Annual Budget is revised. The remaining fifty percent (50%) of the TNHC Management Fee shall be paid in monthly installments upon the closing of the sale of any Residential Unit (i.e., 1.5% of the gross sale price for a Residential Unit, payable on the first day of the month following closing). At the end of the Project, and prior to the Company’s final liquidating distributions, the Company and TNHC shall reconcile (and shall make any necessary “adjustment” payments with respect to) the amount of TNHC Management Fee that has been paid to date with the amount of TNHC Management Fees that should have been paid based on the actual amount of gross sales proceeds realized through the life of the Project.

(c)       The Company shall pay NB a management fee (the “NB Management Fee”) equal to one percent (1%) of the gross sale proceeds derived by the Company from the sale of the Project Site or any portion thereof, including, but not limited to, the sale of any Residential Unit. Fifty percent (50%) of the NB Management Fee shall be paid in equal monthly installments on or about the first day of each month over the projected life of the Project based on the estimated gross sale proceeds to be realized by the Company over the life of the Project. The amount of such monthly installments will be adjusted, as necessary, whenever the Annual Budget is revised. The remaining fifty percent (50%) of the NB Management Fee shall be paid in monthly installments upon the closing of the sale of any Residential Unit (i.e., 0.5% of the gross sale price for a Residential Unit, payable on the first day of the month following closing). At the end of the Project, and prior to the Company’s final liquidating distributions, the Company and NB shall reconcile (and shall make any necessary “adjustment” payments with respect to) the amount of NB Management Fee that has been paid to date with the amount of NB Management Fees that should have been paid based on the actual amount of gross sales proceeds realized through the life of the Project.

(d)       The Members hereby unanimously approve the form of the Construction Contract and the form of the Sales and Marketing Agreement attached as Exhibits D and E and to this Agreement.

(e)       Notwithstanding any other provision to the contrary in this Agreement and subject to clause (f) below, if an Affiliate of any Member is the party to any Affiliate Agreement (as applicable), such Affiliate has committed a material default under the applicable Affiliate Agreement, and any applicable notice and cure periods have expired, (and for these purposes, any Member may send a notice on behalf of the Company to the Person that is a party to the Affiliate Agreement), then the Member that is not an Affiliate to the Person providing services under the Affiliate Agreement shall have the right, but not the obligation, unilaterally and without requiring concurrence of any other Member or the Executive Committee, to act on behalf of the Company with respect to the enforcement of remedies under the applicable Affiliate Agreement (including the right to terminate such agreement to the extent provided for in such agreement).

(f)       (i) Rather than enter into the Construction Contract and the Sales and Marketing Agreement with TNHC Realty, the Company could contract directly with

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unaffiliated contractors, suppliers, brokers or sales and marketing consultants for such services. The Members acknowledge and agree that TNHC has caused its affiliated company TNHC Realty to enter into the Construction Contract and the Sales and Marketing Agreement for the convenience of the Company, to reduce costs and to facilitate construction and marketing of the Project by the Company. TNHC Realty’s compensation under the Construction Contract and the Sales and Marketing Agreement has been established as a “pass through” of costs and not as a “for profit” enterprise. Except as provided in Section 7.8(f)(ii), the Members do not intend for either TNHC or TNHC Realty to have the same liability, including without limitation liability for construction defects or for personal injury or property damage during the course of TNHC Realty’s activities under the Construction Contract and the Sales and Marketing Agreement, or otherwise, as would a third-party, unaffiliated general contractor or a third-party, unaffiliated broker or sales and marketing consultant. Therefore, notwithstanding anything in this Agreement, the Construction Contract or the Sale and Marketing Agreement to the contrary, but subject to Section 7.8(f)(ii) below, the Members intend and agree that all such liability shall be retained by the Company and insured against by the Company’s insurance. Subject to Section 7.8(f)(ii) below, to the extent any such liability is not covered by Company insurance, payments on any such claim shall be made by the Company and included in Company Costs and Expenses. Nothing in this Agreement shall be construed as a guarantee by TNHC of TNHC Realty’s obligations under the Construction Contract and/or the Sales and Marketing Agreement. If there is a conflict between this Agreement and the Construction Contract and/or Sales and Marketing Agreement, this Agreement shall control.

(ii)       Notwithstanding anything to the contrary in Section 7.8(f)(i):

(A)       To the extent TNHC Realty engages in conduct in the performance of its services under the Construction Contract or the Sales and Marketing Agreement that would constitute Bad Conduct or Uncured Bad Conduct if committed by TNHC in the performance of its duties under this Agreement (defined as “TNHC Realty Bad Conduct”), then any cost, expense, damage, or liability suffered or incurred by the Company as a result of such TNHC Realty Bad Conduct shall be considered a Bad Conduct Cost within the meaning of this Agreement; and

(B)       TNHC Realty and TNHC shall be liable to the Company for any cost, expense, damage, or liability suffered or incurred by the Company as result of the negligent acts by TNHC Realty pursuant to the Sales and Marketing Agreement in connection with the submission of any materials to the California Department of Real Estate and/or any statements made or actions taken by the sales agents employed by TNHC Realty in connection with the sale of Residential Units.

7.9      Insurance.    Except as otherwise provided in this Agreement, the Managing Member, on behalf of the Company and at the Company’s cost and expense, shall during the entire term hereof, obtain, maintain, and keep in full force and effect all insurance required by the insurance requirements set forth on Exhibit G, any other insurance that may be required by

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any Company Obligation, and/or any other form or forms of insurance on the Project or for the Company that has been approved by the Executive Committee. Notwithstanding the preceding sentence, the Members’ respective insurance consultants have not yet completed their reviews of Exhibit G. Upon completion of such review the Members shall negotiate in good faith to modify Exhibit G as they mutually agree is appropriate at which time such modified Exhibit G shall be substituted for the Exhibit G attached hereto.

7.10      Indemnification of Members.    The Company shall indemnify, defend, and hold harmless the Managing Member, the other Members, their directors, officers, shareholders, constituent members, constituent partners, and employees, and the individual representatives on the Executive Committee (individually, an “Indemnitee”), as follows:

(a)       (i)       In any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, to which an Indemnitee was or is a party or is threatened to be made a party by reason of the fact that such Indemnitee is or was a Member, a director, officer, shareholder, constituent member, constituent partner, or employee of a Member, or is an individual representative on the Executive Committee, the Company shall indemnify such Indemnitee against attorneys’ fees, judgments, fines, penalties, settlements, and reasonable expenses actually incurred by such Indemnitee in connection with the defense and/or settlement of such action, suit or proceeding, if such Indemnitee acted in good faith, and in the case of the exercise of authority by the Indemnitee under the Delaware Act or this Agreement, other than service for another enterprise, in a manner reasonably believed by such Indemnitee to be in the best interests of the Company and, in all other cases, that the Indemnitee’s conduct was not a willful and intentional act in opposition to the Company’s best interests, and with respect to any criminal action or proceeding, the Indemnitee did not have reasonable cause to believe that his conduct was unlawful.

(ii)      In no event, however, shall indemnification ever be made: (A) in relation to a proceeding in which the Indemnitee has been found liable for fraud or a criminal act or for gross negligence, breach of fiduciary duty, willful or intentional misconduct in the Indemnitee’s performance of its duty to the Company or in relation to a proceeding which arises out of a Material Breach by the Indemnitee of the terms and provisions of this Agreement; (B) with respect to a claim or suit brought by one Member (and/or an Affiliate thereof) against another Member (and/or an Affiliate thereof); and/or (C) with respect to TNHC’s obligation to make additional Capital Contributions for Controllable Construction Cost Overruns.

(iii)      The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner reasonably believed by such Indemnitee to be in the best interests of the Company or not opposed to the Company’s best interests.

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(b)      If a claim or assertion of liability is made or asserted by a third party against an Indemnitee by reason of the fact that such Indemnitee was or is a party or is threatened to be a party by reason of the fact that such Indemnitee is or was a Member or is a director, officer, shareholder, constituent partner, constituent member, or employee of a Member or an individual representative on the Executive Committee, Indemnitee will forthwith give to the Company and the Executive Committee written notice of the claims or assertion of liability and request the Company to defend the same and any other related claims or assertions of liability that are included in the same complaint. Failure to so notify the Company will not relieve the Company of any liability which the Company might have to Indemnitee except to the extent that such failure actually prejudices the Company’s legal position. The Company will have the obligation to defend against such claims or assertions and the Company will give written notice to the Indemnitee of acceptance of the defense of such claims and the name of the counsel selected by the Company to defend such claims. The Indemnitee will be entitled to be kept informed by the Company and its counsel of the status of such defense and also will be entitled at its option (and expenses) to employ separate counsel for such defense. In the event the Company does not accept the defense of the claims or in the event that the Company or its counsel fails to use reasonable care in maintaining such defense, the Indemnitee will have the right to employ counsel for such defense at the expense of the Company. The Company and the Indemnitee will cooperate with each other in the defense of any such action and the relevant records of each will be made available to the other with respect to such defense. If, at the conclusion of any such proceedings, it is determined that the Indemnitee would not have been entitled to indemnification pursuant to this Section 7.10 for such claims or assertions, then the Indemnitee shall immediately reimburse the Company for any costs and expenses paid by the Company to defend the Indemnitee pursuant to this Section 7.10(b).

(c)      No Indemnitee will be entitled to indemnification under this Section 7.10 if it has entered into any settlement or compromise of any claim giving rise to any indemnifiable loss without the written consent of the Company. If a bona fide settlement offer is made with respect to a claim and the Company desires to accept and agree to such offer, the Company will give written notice to the Indemnitee to that effect (the “Settlement Notice”). If the Indemnitee fails to consent to the settlement offer within ten calendar days after receipt of the Settlement Notice, then the Indemnitee will be deemed to have rejected such settlement offer and will be responsible for continuing the defense of such claim and, in such event, the maximum liability of the Company as to such claim will not exceed the amount of such settlement offer plus any and all reasonable costs and expenses paid or incurred by the Indemnitee up to the date of the Settlement Notice and which are otherwise the responsibility of the Company pursuant to this Section 7.10.

(d)      Any indemnification permitted under this Section 7.10 shall be made only out of the assets of the Company and no Member shall be obligated to contribute to the capital of or loan funds to, the Company to enable the Company to provide such indemnification.

(e)      The indemnification provided by this Section 7.10 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote

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of the Members, as a matter of law or otherwise, as to action in the Indemnitee’s capacity as a Member, as a director, officer, employee, constituent member, or a constituent partner of a Member, or as a member of the Executive Committee, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

(f)      Except as otherwise provided in this Agreement, the Company may purchase and maintain insurance on behalf of any one or more Indemnitees if approved by the Executive Committee.

(g)     In no event may an Indemnitee subject another Member or its Affiliates to personal liability by reason of the indemnification provisions of this Agreement.

(h)     The provisions of this Section 7.10 are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators, and personal representatives of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

(i)      Any action to be taken by the Company pursuant to this Section 7.10 shall instead be taken by and require the approval of the Executive Committee.

(j)      EXCEPT AS PROVIDED IN SECTION 7.10(A)(II)(C), THIS SECTION 7.10 INCLUDES AN INDEMNITY BY THE COMPANY OF EACH INDEMNITEE AGAINST SUCH INDEMNITEE’S ORDINARY NEGLIGENCE.

7.11    Liability of a Member.

(a)      Neither a Member nor a Member’s shareholders, directors, officers, employees, constituent members, constituent partners, or Executive Committee representatives shall be liable to the Company or to the other Members for errors in judgment or for any acts or omissions that do not constitute fraud, gross negligence, criminal misconduct, willful and wanton misconduct, and/or breach of this Agreement.

(b)      The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through agents.

7.12    Duties.

(a)      The Managing Member shall manage the Company and its business and affairs in accordance with the terms of this Agreement and shall use all of its reasonable efforts to carry out the business of the Company. Each Member shall act honestly, in good faith, and in the best interest of the Company and shall devote such time to the business of the Company as shall be reasonably required to perform such Member’s duties and obligations under this Agreement. The Managing Member shall devote itself to the business of the Company to the extent necessary for the efficient carrying on thereof and in a manner that will permit the Managing Member to fulfill those duties and

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responsibilities described in Section 7.12(b) below and elsewhere in this Agreement. Whenever requested by any Member, the Managing Member shall render a just and faithful account of all material dealings and transactions relating to the business of the Company.

(b)      The Managing Member, in addition to its other obligations under this Agreement, shall perform the following services in its capacity as the Managing Member, at the expense of the Company:

(i)        Carry out and implement the Major Decisions approved by the Executive Committee;

(ii)       Give all notices and utilize commercially reasonable efforts to ensure compliance with all laws, ordinances, rules, and regulations affecting the grading, development, construction, operation, and sale of the Project;

(iii)      Prepare, or cause to be prepared, each Annual Budget and any necessary or appropriate amendments to any Annual Budget, all maps, schematic drawings, Plans and Specifications, working drawings, and other documentation (including all revisions thereto) necessary to develop the Project Site and construct the applicable Improvements, and obtain all necessary governmental approvals therefor;

(iv)      Conduct such other pre-development activities with respect to the Project Site as Managing Member deems necessary to develop and improve the Project Site in accordance with any approved Annual Budget;

(v)       Develop or supervise the development of a marketing plan for the Residential Units and then coordinate all efforts to market and sell Residential Units, including efforts to develop and implement marketing strategies;

(vi)      Prepare and distribute to each Member any and all reports required under Section 9.3 hereof;

(vii)      Prepare and submit an Annual Budget pursuant to Section 7.13 hereof for approval by the Executive Committee;

(viii)     Manage and maintain the Project Site and pay all applicable ad valorem taxes, insurance premiums, and other similar carrying costs associated with the Project; and

(ix)      Cause the Company to comply with the terms of all applicable loan agreements governing the Company Obligations and other Company indebtedness, and notify the other Members of any default of any party under any loan, Company Obligation, and/or any other significant agreement affecting the Company.

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7.13    Annual Budget.

(a)      The Members have unanimously approved the initial Annual Budget for the Company covering the period from the Effective Date through December 31, 2013, a copy of which is attached hereto as Exhibit F. At least 60 days prior to the commencement of each Fiscal Year, commencing with the Fiscal Year beginning January 1, 2014, the Managing Member shall submit a proposed revised and updated Annual Budget for the Company for the period of time commencing on January 1 of the upcoming Fiscal Year and extending through the projected term of the Company.

(b)      The Executive Committee shall review and, if acceptable, approve the proposed Annual Budget to the extent required under Section 7.3(b)(i). A proposed Annual Budget shall not become effective, however, until such Annual Budget has been approved by the Executive Committee.

(c)      If the Executive Committee fails to approve a proposed Annual Budget prior to the commencement of a particular Fiscal Year, then pending a final resolution of the dispute with respect to such Annual Budget, the Managing Member shall continue to manage, maintain, supervise, direct, and operate the Company, but all expenditures must be approved by the Executive Committee except for those non-controllable expenditures that are required to be paid in order to keep the Company operating (i.e., payroll costs, utility costs, insurance costs, taxes, and similar costs and expenses).

(d)      After an Annual Budget has been approved, the Managing Member has the right from time to time during the applicable Fiscal Year to revise the Annual Budget to the Executive Committee for its approval. If Executive Committee approval of any such revision is required under Section 7.3(b)(i), such proposed revision to the Annual Budget shall not be effective until approved by the Executive Committee. Once approved, such revisions shall be incorporated in and become part of the approved Annual Budget.

7.14    Indemnification for Fees.

(a)      NB represents and warrants to TNHC that, except for the Finders Fee Agreement, no broker or other Person is entitled to a commission, fee, or other compensation in connection with the formation of the Company and/or the contribution of the equity capital to the Company, and NB hereby indemnifies and holds TNHC harmless from and against any claims, losses, damages, costs, and expenses that the Company and/or TNHC may suffer or incur in the event that any broker or other Person asserts a claim through NB for such a commission, fee, or other compensation.

(b)      TNHC represents and warrants to NB that, except for the Finders Fee Agreement no broker or other Person is entitled to a commission, fee, or other compensation in connection with the formation of the Company and/or the contribution of the equity capital to the Company, and TNHC hereby indemnifies and holds NB harmless from and against any claims, losses, damages, costs, and expenses that the Company and/or NB may suffer or incur in the event that any broker or other Person

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asserts a claim through TNHC for such a commission, fee, or other compensation other than claims brought pursuant to the Finders Fee Agreement. Any amounts payable under the Finders Fee Agreement shall constitute part of Company Costs and Expenses and shall be paid by the Company as and when due.

7.15    Special Right to Participate With Respect to Davis City Opportunity.

(a)      If TNHC or any Affiliate of TNHC desires to pursue the Davis City Opportunity, TNHC shall promptly give a written notice (the “Opportunity Notice”) to NB. The Opportunity Notice must be delivered with the words “CONFIDENTIAL/URGENT” clearly visible from the exterior of the container in which the Opportunity Notice is contained and must alert NB to the thirty (30) day time limit for response as described below. The Opportunity Notice shall provide that NB (or its designated Affiliate) has the right to participate in the Davis City Opportunity on the Agreed Terms (as defined in Section 7.15(c) below) and shall include the following information (for purposes of this Section 7.15, any reference to TNHC or NB shall automatically mean, where applicable, a reference to any designated Affiliate of TNHC or NB):

(i)      A description of the Davis City Opportunity; and

(ii)     A due diligence package containing all information that NB would reasonably need to make an informed decision on whether or not to exercise its rights under this Section 7.15 (to the extent TNHC has or could reasonably obtain such information).

(b)      The delivery of the Opportunity Notice constitutes an offer (the “Section 7.15 Offer”) by TNHC to allow NB to participate in the Davis City Opportunity on the Agreed Terms in accordance with this Section 7.15.

(i)      NB shall immediately review the Opportunity Notice. NB shall have a period of thirty (30) days from the date of NB’s receipt of the Opportunity Notice to elect to pursue the Davis City Opportunity on the Agreed Terms in accordance with this Section 7.15 (this thirty (30) day period is referred to as the “Election Period”).

(ii)     If NB desires to pursue the Davis City Opportunity, then prior to the end of the Election Period, NB must send a written notice of acceptance of the Section 7.15 Offer to TNHC. If NB does not make an election prior to the end of the Election Period to accept the Section 7.15 Offer, NB shall be deemed to have rejected the Section 7.15 Offer.

(c)      (i)      If NB sends written notice of its acceptance of the Section 7.15 Offer prior to the end of the Election Period, then NB and TNHC shall jointly pursue and acquire the Davis City Opportunity, form a new limited liability company (the “Davis Entity”), and enter into a definitive limited liability company agreement (or a comparable agreement for another pass-through entity)

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(“Davis Company Agreement”) on the Agreed Terms to acquire, own, develop, finance, manage, lease, sell, and/or dispose of the Davis City Opportunity.

(ii)      For purposes of this Agreement, the “Agreed Terms” with respect to the Davis City Opportunity means:

(A)      NB (or its designated Affiliate) and TNHC (or its designated Affiliate) shall have the same management, control, non-compete, transfer, “EB-5” financing, and economic rights under the Davis Company Agreement as NB and/or TNHC have under this Agreement, except as set forth below:

(I)       The “contribution percentage” of TNHC will be between 15% and 35% (as determined by TNHC in its sole discretion) and the “contribution percentage” of NB will be the difference between 100% and TNHC’s “contribution percentage.”

(II)      TNHC will continue to receive a 23.08% “promoted” interest (i.e., the same as under this Agreement). The “percentage interests” of TNHC and NB shall be determined after TNHC designates its “contribution percentage” as follows: (x) to determine the “non-promoted” portion of each Member’s “percentage interest,” the “contribution percentage” of each Member shall be multiplied by 76.92% (this product is referred to as the “Non-Promoted Interest”); (y) TNHC’s “percentage interest” shall then equal the sum of TNHC’s Non-Promoted Interest plus 23.08%; and (z) NB’s “percentage interest” shall equal NB’s Non-Promoted Interest. For example, if TNHC elects to have a 29% “contribution percentage,” then (1) TNHC’s promoted interest shall be 23.08%, (2) NB’s “contribution percentage” will be 71%, (3) TNHC’s “percentage interest” will be 45.39% (i.e., (0.29 x 0.7692) + 0.2308), and (4) NB’s “percentage interest” will be 54.61% (i.e., 71% x 0.7692).

(III)     TNHC will make certain mutually acceptable representations and warranties for the benefit of the Company and NB regarding the Davis City Opportunity based on TNHC’s actual knowledge concerning the Davis Project.

(B)      If NB accepts the Section 7.15 Offer and TNHC and NB sign the Davis Company Agreement, then NB shall cause an Affiliate of NB (the “Davis City Lender”) to provide an acquisition and development loan to finance, in part, the acquisition of the applicable project site for the Davis City Opportunity and the construction of horizontal infrastructure improvements thereon (the “Davis City Loan”) in an amount not less than sixty percent (60%) of total projected costs for such acquisition and construction costs. Such loan shall be made to the entity acquiring the

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Davis City Opportunity on terms that are substantially the same (e.g., 7% interest rate, 1% origination fee, release prices based on “125% of par” basis for each pod, three year initial term, etc.) as the loan made by Finance Partners, L.P. to TNHC-HW San Jose, LLC (with appropriate adjustments to the performance covenants based on the particular development plan associated with the Davis City Opportunity).

(iii)     On execution of the Davis Company Agreement, TNHC shall contribute all business plans and any purchase contracts relating to the Davis Opportunity to the Davis Entity, NB shall contribute to the Davis Entity an amount equal to 50% of approved pre-formation and pre-development costs and obligations incurred by TNHC in connection with the Davis City Opportunity prior to the effective date of the Davis Company Agreement, and the Davis Entity shall promptly distribute to TNHC as a return of capital the cash capital contribution that was made by NB. Thereafter, NB and TNHC shall each fund 50% of any additional pre-development costs until the Davis Entity acquires the Davis City project site. In connection with such project site acquisition and thereafter, NB and TNHC will generally fund additional capital contributions in proportion to their “contribution percentages.” Concurrently with close of escrow for the Company’s acquisition of such project site, NB and TNHC shall make capital contributions in the aggregate amount of the funds required to complete such closing and in such ratios so that after such additional capital contributions have been made, the respective unreturned capital accounts of TNHC and NB shall be in the ratio of their respective “contribution percentages.”

(d)      If within forty-five (45) days after NB’s notice of acceptance of the Section 7.15 Offer: (i) despite the diligent and good faith efforts of TNHC and NB, the Davis Company Agreement has not been executed by the Members; and (ii), then TNHC or an Affiliate of TNHC may acquire the Davis City Opportunity and NB shall have no further right to participate with TNHC in the acquisition of the Davis City Opportunity.

(e)      If NB either affirmatively rejects the Section 7.15 Offer prior to the end of the Election Period, or if NB is deemed to have rejected the Section 7.15 Offer because of NB’s failure to accept prior to the end of the Election Period, then TNHC or an Affiliate of TNHC may acquire the Davis City Opportunity and NB shall have no further right to participate with TNHC in the acquisition of the Davis City Opportunity; provided, however, if TNHC (or its Affiliate) changes the economic terms of such Davis City Opportunity from the Agreed Terms such that the projected internal rate of return to the investor would be more than one and one-half percent (1.5%) greater than the projected internal rate of return last offered to NB in the Davis City Opportunity in which NB declined to participate, then TNHC must re-offer the Davis City Opportunity to NB by delivering to NB an Opportunity Notice pursuant to Section 7.15(a) that contains the more economically favorable terms.

(f)      The rights and obligations under this Section 7.15 shall survive the closing of a buy/sell transaction under Section 11.9 initiated by TNHC, the termination of this Agreement, and/or the dissolution and winding up of the Company (other than a

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termination of this Agreement and/or the dissolution and winding up of the Company that may occur after the closing of the “put” or “call” of a Membership Interest pursuant to Section 11.11 and/or Section 11.12).

ARTICLE VIII

PHASES AND DEVELOPMENT PHASE PLANS

8.1    Development and Construction of Project in Phases.

(a)      It is contemplated that the Company shall construct the proposed Improvements on the Project Site in more than one phase (each such phase is referred to as a “Phase”).

(b)      The Managing Member shall not commence any Phase unless; (i) such Phase is consistent with an approved Annual Budget; and (ii) the commencement of such Phase has been approved by the Executive Committee pursuant to Section 7.3.

(c)      The commencement of any such Phase may be subject to such conditions as the representatives on the Executive Committee may, in their sole and absolute discretion, impose.

8.2      Financing.  Subject to Section 8.3, the Members acknowledge and agree that it is their intent to maximize third-party financing for the Project. In furtherance of this objective, but subject to Section 4.2(h) and Section 7.3, the Members shall cooperate with each other in using commercially reasonable efforts to obtain any and all acquisition, development and construction financing (“AD&C” Loans) from one or more Persons that are not Affiliates of any Member, in such amount as the Company may require to finance development of the Improvements in accordance with the intent of the Members or refinance any AD&C Loans prior to maturity thereof. Any such AD&C Loans must be approved by the Executive Committee pursuant to Section 7.3(b). Under no circumstances shall NB be obligated to provide any such AD&C Loans. In addition, the Members acknowledge and agree that no Member or any Affiliate of a Member shall have any personal liability, either directly or indirectly, on a AD&C Loan or any other Company Obligations, except for any Credit Enhancement that such Member or its Affiliates may have provided (including guarantees of Capital Contribution obligations under Section 4.2).

8.3      PEPI Loan.  In connection with the execution of this Agreement, the Company has been negotiating with PEPI for the PEPI Loan as described in the PEPI Loan discussion letter, dated February 13, 2013, a copy of which is attached as Exhibit H. Company and the Members acknowledge and understand that PEPI is an Affiliate of NB. The Company and the Members acknowledge and agree that the Company is not obliged to reach any agreement with PEPI for the PEPI Loan or otherwise. The Company and the Members further acknowledge and agree that even though PEPI is an Affiliate of NB, PEPI shall not owe any duty whatsoever (fiduciary, duty of loyalty, duty of care, or otherwise) to the Company, another Member, a representative on the Executive Committee, any Affiliate of any other Member, or any assignee or transferee of a Member or a Member’s Membership Interest. The Company and the Members hereby expressly eliminate and waive any such duties and liabilities that PEPI may be deemed to have to the Company or any Member as a result of PEPI being an Affiliate of NB.

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ARTICLE IX

BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1      Records and Accounting.  The Managing Member shall keep or cause to be kept appropriate books and records with respect to the Company’s business, which shall at all times be kept at the principal office of the Company or such other office as the Executive Committee may designate for such purposes. Any books and records maintained by the Company in the regular course of its business, including books of account and records of Company proceedings, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the books and records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained for financial reporting purposes on the accrual basis. The Executive Committee shall have the right to make final determinations as to how any transaction, revenue, expense, asset or liability item of the Company will be accounted for on the books of the Company if generally accepted accounting principles are unclear in any instance.

9.2      Fiscal Year. The Fiscal Year of the Company shall be the calendar year for tax and accounting purposes.

9.3      Reports.

(a)      The Managing Member shall deliver to the Members, not later than 60 days following the end of each Fiscal Year, a balance sheet, an income statement, and an annual statement of source and application of funds of the Company for such Fiscal Year. The Managing Member shall, at the expense of the Company, cause the Company’s Independent Accountants to audit and certify such statements.

(b)      No later than 45 days after the last day of each fiscal quarter during the term of this Agreement, other than the last quarter of the Fiscal Year in question, the Managing Member shall use its best efforts to cause the Company to prepare, or cause to be prepared and delivered to each Member a balance sheet together with a profit and loss statement for such fiscal quarter together with a cumulative profit and loss statement to date and with comparative statements for the like periods immediately preceding.

(c)      At any time requested by a Member, the Managing Member shall deliver to each Member a copy of the general ledger for the Company showing all activity that impacted the general ledger during the period requested.

(d)      No later than 30 days after the end of each calendar month, the Managing Member shall cause the Company to prepare, or shall cause to be prepared and delivered to each Member: (i) a statement of cash receipts and cash disbursements for the month; (ii) a reconciliation, on a line item basis, of costs and expenses incurred to date with the costs and expenses set forth in the Annual Budget with a written explanation of any material variations; (iii) a schedule of showing the draw downs and uses of the proceeds of Company indebtedness; (iv) a list of key construction contracts and supplier contracts; and (v) monthly status reports showing the status of any construction in progress, and actual and projected costs over-runs.

(e)      At the request of a Member, the Managing Member shall additionally cause to be promptly provided to the Member: (i) an annual analysis detailing the components, and changes therein, of each Member’s Capital Accounts, each Member’s Adjusted Capital Accounts, and each Member’s (as applicable) accrued and unpaid First Priority Preference Amount, Undistributed First Priority Capital, accrued and unpaid Second Priority Preference Amount, and Undistributed Second Priority Capital Amount; (ii) an annual analysis detailing all allocations of Profit, Loss, and other items of income, gain, loss and deduction; (iii) an annual reconciliation of accounting and taxable income; (iv) a list of key construction contracts and supplier contracts; and (v) such other financial statements or information as may be reasonably requested by a Member.

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9.4      Inspection of Documents and Project Site.  Each Member shall have the right to inspect and review and make copies (at Company expense) of all documents relating to the business of the Company, including without limitation, all reports, studies, and other items prepared by or obtained by the Managing Member in connection with the performance of its duties hereunder. Each Member and any lenders or potential lenders (including investors in such lenders or representatives of the lenders or such investors) that have provided or may provide funds for the Project shall also have the right to visit and inspect the Project Site upon reasonable notice and during normal business hours.

ARTICLE X

TAX MATTERS

10.1    Tax Matters Partner. The Managing Member shall be the tax matters partner (the “Tax Matters Member”) for federal income tax purposes pursuant to section 6231 of the Code with respect to each applicable taxable year of the Company. The Managing Member is authorized to do whatever is necessary to qualify as such.

10.2    Annual Tax Returns.

(a)      The Managing Member shall cause the Company’s accountants to prepare, at the Company’s expense, and shall timely file, or cause the timely filing of, all tax returns and shall, on behalf of the Company, timely file, or cause the timely filing of, all other writings required by any governmental authority having jurisdiction to require such filing. The Managing Member shall submit the proposed returns to each Member for its review and approval no later than 90 following the end of the preceding Fiscal Year.

(b)      If a Member disagrees with the treatment of any Company item (within the meaning of section 6231(a)(3) of the Code and Regulations) on a tax return of the Company, then such Member shall give written notice to the Managing Member. If, after good faith consultation, an agreement regarding the treatment of such item cannot be reached within ten days after the receipt of notice, the Company shall seek written advice from independent tax counsel approved by the Executive Committee or from the Independent Accountants. Such advice shall recommend the treatment which is

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consistent with the terms of this Agreement, the respective interests of the Members, and for which there exists substantial authority in support thereof. Such recommended treatment shall be the one reported on the return.

(c)      Without the prior approval of the Executive Committee, no Member shall file an amended return of the Company or a request for an administrative adjustment under section 6227 of the Code, nor shall any Member (other than the Tax Matters Member, as provided herein) commence any administrative or judicial proceeding relating to a return of the Company. If, after good faith consultation, such approval is not provided, no Member shall file such return or request, or commence such proceeding unless a mutually agreed upon independent tax counsel renders an opinion that there is substantial authority for the proposed treatment of the tax items with respect to which such return, request or proceeding relates. Nothing herein shall be construed to prevent a Member from undertaking any administrative or judicial proceeding with respect to its own return.

10.3    Notice and Limitations on Authority.

(a)      Each Member shall notify the other Members upon receipt of any notice regarding an audit or tax examination of the Company and upon any request for material information of the Company by United States federal, state, local, or other tax authorities.

(b)      The Managing Member shall, within ten (10) days after the receipt thereof, forward to each Member a photocopy of any material correspondence relating to the Company received from the Internal Revenue Service. The Managing Member shall, within ten (10) days thereof, advise each Member in writing of the substance of any conversation affecting the Company held with any representative of the Internal Revenue Service.

(c)      The Managing Member shall have all the authority granted by the Code and Regulations to the Tax Matters Member; provided, however, the Managing Member cannot take any of the actions described below unless the Managing Member first obtains the prior approval of the Executive Committee:

(i)        entering into a settlement agreement with the Internal Revenue Service in any matter relating to the Company and/or any item reported and/or not reported on a Company tax return;

(ii)       filing a petition as contemplated in section 6226(a) or 6228 of the Code;

(iii)      intervening in any action as contemplated in section 6226(b)(5) of the Code;

(iv)      filing any request contemplated in section 6227(b) of the Code; and

(v)      entering into an agreement extending the period of limitations as contemplated in section 6229(b)(1)(B) of the Code.

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10.4    Tax Elections.  Subject to Section 7.3 and this Article X, the Managing Member shall do all acts, make all elections and take whatever reasonable steps are required to maximize, in the aggregate, the federal, state, and local income tax advantages available to the Company and shall defend all tax audits and litigation with respect thereto at the expense of the Company. The Managing Member shall maintain the books, records, and tax returns of the Company in a manner consistent with the acts, elections, and steps taken by the Company. Subject to Section 7.3, in making any “tax” election for any Fiscal Year, the Managing Member shall make such election, to the extent reasonably possible, in a manner that maximizes the benefit and minimizes the detriment of each such election to each Member.

10.5    Actions in Event of Audit.  Subject to Section 10.3, if an audit of the Company’s tax returns occurs, the Managing Member shall, at the expense of the Company, notify the Members thereof and participate in the audit and contest. The Managing Member may, with the approval of the Executive Committee, settle or otherwise compromise assertions of the auditing agent which may be adverse to the Company in accordance with this Article X. The Managing Member may, if it determines that the retention of accountants and/or other professionals would be in the best interests of the Company, retain such accountants and/or other professionals to assist in such audits. The Company shall indemnify and reimburse the Managing Member for all reasonable expenses, including legal and accounting fees, claims, liabilities, losses, and damages borne by the Managing Member which were incurred in connection with any administrative or judicial proceeding with respect to any audit of the Company’s tax returns, except to the extent caused by the negligence or willful misconduct of the Managing Member.

10.6    Organizational Expenses.  The Company shall elect to deduct expenses incurred in organizing the Company as provided in section 709 of the Code.

10.7    Taxation as a Partnership.  The Members intend for the Company to be taxed as a partnership for federal income tax purposes. No election shall be made by the Company or any Member for the Company to be classified as an association or a corporation under section 7701 of the Code and the Regulations issued thereunder and no election shall be made to otherwise be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws. If the default classification rules under section 7701 of the Regulations are ever amended so as to classify the Company as an association or corporation unless it elects otherwise, either Member shall cause the Company to elect to be classified as a partnership pursuant to section 7701 of the Regulations, as amended, for the taxable year in which such amendment to the Code or Regulations occurs.

ARTICLE XI

TRANSFERS AND PLEDGES OF MEMBERSHIP INTERESTS

11.1    Pledge and Transfer Restrictions.

(a)      Except as otherwise provided in Section 11.3, Section 11.9, Section 11.11, Section 11.12, or elsewhere in this Agreement, no Membership Interest shall be

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Transferred or Pledged, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any Transfer, Pledge, or purported Transfer or Pledge of any Membership Interest not made in accordance with this Article XI shall be null and void and shall give the alleged Transferee no right to require any information or account of the Company’s transactions or to inspect the Company’s books. The Company shall be entitled to treat the alleged Transferor in a Transfer of a Membership Interest not made in accordance with this Article XI as the absolute owner thereof in all respects, and shall incur no liability to any alleged Transferee for distributions to the Member owning such Membership Interest of record or for allocations of Profits, Losses, and other items of income, gain, losses, deductions or credits or for transmittal of reports and notices required to be given to holders of Membership Interests.

(b)      NB represents and warrants to TNHC that, as of the Effective Date, one or more NB Parties currently have Majority Control of NB. Notwithstanding anything to the contrary in this Section 11.1, but subject to Section 11.2 and Section 11.3, and subject also to the terms of the documents evidencing or securing any Company Obligation, NB shall not permit a Transfer or Pledge of ownership interests in NB, or in the direct or indirect ownership or control of NB, without first obtaining the consent of the Executive Committee, unless after giving effect to such proposed Transfer or Pledge, an NB Party continues to have Majority Control of NB. Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall be construed to prohibit or restrict any NB Reorganization or to require any consent of TNHC, the Executive Committee or any Member thereof to any NB Reorganization so long as at least one of the senior executive officers of NB continues to provide significant managerial responsibility over NB and also continues to serve as a representative of NB on the Executive Committee.

(c)      TNHC represents and warrants to NB that, as of the Effective Date, TNHC is wholly-owned by TNHC Southern, and TNHC Southern is wholly-owned by The New Home Company, LLC, a Delaware limited liability company (“New Home Company”). Notwithstanding anything to the contrary in this Section 11.1 (other than the last sentence of this Section 11.1(c), but subject to Section 11.2 and Section 11.3, and subject also to the documents evidencing or securing any Company Obligation, TNHC shall not permit either New Home Company to Transfer or Pledge any portion of its ownership interests in TNHC Southern or permit TNHC Southern to Transfer or Pledge any portion of its ownership interests in TNHC without first obtaining the consent of the Executive Committee unless after giving effect to such proposed Transfer or Pledge, New Home Company continues to have Majority Control of TNHC. In addition, TNHC shall not permit a Transfer or Pledge of ownership interests in The New Home Company or in the direct or indirect ownership or control of The New Home Company, without first obtaining the consent of the Executive Committee, unless after giving effect to such proposed Transfer or Pledge: (i) one or more of the Individual TNHC Members Control TNHC Partners; (ii) TNHC Partners continues to own its interest in The New Home Company; and (iii) TNHC Partners continues to exercise day-to-day control over the Company and has the right to approve Major Decisions through TNHC without having to obtain the consent or approval of any other Person in the same way that TNHC Partners exercises such day-to-day control over the Company and approves Major Decisions

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through TNHC on the Effective Date. Notwithstanding any other provision of this Agreement to the contrary, Institutional Housing Partners (“IHP”) or an Affiliate of IHP may be admitted as a member of TNHC without the consent or approval of NB or the Executive Committee. Notwithstanding any other provision of this Agreement to the contrary: (A) nothing in this Agreement shall be construed to prohibit or restrict any TNHC Reorganization or to require any consent of NB, the Executive Committee or any member thereof to any TNHC Reorganization so long as: (I) two or more of the Individual TNHC Members remain as partner(s), member(s), shareholder(s) or officer(s) of the entity resulting from such TNHC Reorganization; (II) such two or more Individual TNHC Members continue to have significant managerial responsibility over the Company and the Project; and (III) at least one of such Individual TNHC Members serves as TNHC’s representative on the Executive Committee; and (B) any entity resulting from such TNHC Reorganization shall automatically succeed to the rights and obligations of TNHC as a Member of the Company in the place of TNHC.

11.2    Consent of the Executive Committee.  Except as provided in Section 11.3, Section 11.9, Section 11.11, Section 11.12, or elsewhere in this Agreement, the Membership Interest of any Member may not be Transferred to a Person that is not a Member without the written consent of the representatives on the Executive Committee of the other Member, which consent may be unreasonably withheld.

11.3    Permitted Transfers and Pledges.   Notwithstanding anything to the contrary in Section 11.2 above, but subject to Section 11.4, Section 11.5, and Section 11.6 below:

(a)      NB may Transfer or Pledge its Membership Interest to a Transfer Affiliate of NB without having to obtain the consent of any Person; and

(b)      TNHC may pledge its Membership Interest to a Transfer Affiliate of TNHC without having to obtain the consent of any Person.

(c)      NB may Pledge its right to receive distributions from the Company (or any Person that owns an interest directly or indirectly in NB may Pledge their right to receive distributions from NB) in connection with any “EB-5 financing” that NB (or any of its direct or indirect owners) may obtain (but this right to Pledge distributions shall not include the right to Pledge any management and/or control rights over NB’s interests in the Company). To the extent NB (or its direct or indirect owner) makes a Pledge of its right to receive distributions, then the beneficiary of such Pledge may foreclose and acquire the right to receive the Pledged distributions without having to obtain the consent of any other Member.

11.4    Registration.   If any Membership Interest is to be Transferred, the proposed Transfer must be exempt from registration requirements under the Securities Act, as amended, and any applicable state securities laws. The Company and the Members have no obligation or intention whatsoever either to register Membership Interests for resale under any federal or state securities laws or to take any action which would make available to any Person any exemption from the registration requirements of such laws.

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11.5    Prohibited Transfers.  Any Transfer or purported Transfer, whether by operation of law or otherwise, of a Membership Interest shall be null and void and of no legal effect unless it is permitted by this Article XI or by other provisions of this Agreement.

11.6    Rights of Assignee.

(a)      Except as provided in this Article XI, and as required by operation of law, the Company shall not be obligated for any purpose whatsoever to recognize the Transfer by any Member of a Membership Interest unless such Transfer is made in accordance with the terms of this Agreement.

(b)      Any Transfer of Membership Interests must be in writing, may not contravene any of the provisions of this Agreement or the Delaware Act, and must be executed by the Transferor and delivered to the Company and recorded on the books of the Company. Any Transfer which contravenes any of the provisions of this Agreement or the Delaware Act shall be of no force and effect and shall not be recognized by the Company.

(c)      A Transferee of Membership Interests who is not admitted as a Member pursuant to Section 11.7 shall have no right to require any information or account of the Company’s transactions or to inspect the Company books or to vote, but shall only be entitled to receive the allocations and distributions to which his Transferor would otherwise be entitled under this Agreement.

(d)      Any Transferee who does not become a Member and desires to make a further Transfer of such Membership Interest shall be subject to all of the provisions of this Article XI to the same extent and in the same manner as any Member desiring to Transfer his Membership Interest.

11.7    Admission as a Member.

(a)      Subject to the other provisions of this Article XI, a permitted Transferee of a Membership Interest shall be admitted as a Member only after the satisfactory completion of items (i) through (iv) below, and if applicable, item (v):

(i)       the Transferee accepts and agrees to be bound by the terms and provisions of this Agreement;

(ii)      a counterpart of this Agreement and such other documents or instruments as the Executive Committee may reasonably require is executed by the Transferee to evidence such acceptance and agreement;

(iii)     the Transferee pays or reimburses the Company for all reasonable legal fees and filing and publication costs incurred by the Company in connection with the admission of the Transferee as a Member;

(iv)     except for Transferees that receive their Membership Interest pursuant to a Transfer permitted under Section 11.3 above or Section 11.9,

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Section 11.11, and/or Section 11.12 below, the Executive Committee approves the admission of such permitted Transferee, which approval may be withheld in the unreasonable discretion of such Executive Committee; and

(v)      if the Transferee is not an individual, the Transferee provides the Company with evidence satisfactory to counsel for the Company of the authority of such Transferee to become a Member under the terms and provisions of this Agreement.

(b)      The Managing Member shall make all official filings and publications as promptly as practicable after the satisfaction by the Transferee of the conditions contained in this Article XI to the admission of such transferee as a Member.

11.8    Distributions and Allocations in Respect of Transferred Membership Interests.  If any Membership Interest is Transferred or adjusted during any Fiscal Year in compliance with the provisions of this Article XI, Profits, Losses, and all other items attributable to the Transferred or adjusted Membership Interest for such period shall be divided and allocated between the affected Persons by taking into account their varying interests during the period in accordance with Code section 706(d), using any conventions permitted by law and approved by the Executive Committee. All distributions on or before the date of such Transfer shall be made to the Transferor.

11.9    Special Buy-Out Provision.

(a)      Buy-Sell Group.  For the purposes of this Section 11.9, TNHC and each of its Transferees (other than any member of the NB Members) shall be considered collectively as a group (the “TNHC Members”), and NB and each of its Transferees (other than any member of the TNHC Members) shall also be considered collectively as a group (the “NB Members”). The members of each group shall be deemed to be one Member, and the members must act as a group with regard to all decisions or elections to be made pursuant to this Section 11.9. Any such decisions or elections to be made by a group of Members pursuant to this Section 11.9 shall be made by a majority of the Percentage Interests of the applicable group.

(b)      Procedures.

(i)       At any time after the Trigger Date, the TNHC Member and its Affiliates or the NB Member and its Affiliates (the group so acting hereinafter called the “Movant”) may deliver a written notice (“Notice”) to the other group (hereinafter called the “Respondent”) which shall contain alternative offers to the Respondent either: (A) to buy from the Respondent all of the Membership Interests owned by the Respondent; or (B) to sell to Respondent all of the Membership Interests owned by the Movant; provided, however, no Member may be a Movant under this Agreement during any time in which such Member is a Defaulting Purchaser, a Defaulting Seller, or has committed a Material Monetary Default, or as otherwise provided in this Agreement.

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(ii)      (A)     The Notice must be delivered with the words “CONFIDENTIAL/URGENT” clearly visible from the exterior of the container in which the Notice is contained and must alert the Respondent to the 60-day time limit for response as described below. Delivery shall be to each member of the Respondent group whose address has been previously provided in writing to Movant in accordance with the notice provisions of this Agreement.

(B)      The Notice shall state Movant’s determination of the gross value of all assets of the Company other than any value attributable to Section 7.15 and/or the Davis City Opportunity (the “Stated Value”). Each Member shall cooperate and promptly respond to any requests for information that a Member may make in order to formulate the Notice and/or to analyze the potential consequences of accepting or rejecting the alternative offers in the Notice under this Section 11.9.

(C)      If the TNHC Members are the selling Members, the actual price (the “TNHC Price”) to be paid for the Membership Interests of the TNHC Members shall equal the amount which the TNHC Members would receive pursuant to Section 13.3(d) if, on the Buy/Sell Closing Date, the entire assets of the Company were sold at a cash price equal to 97% of the Stated Value (without further adjustment for commissions and transaction costs), Profit, Loss, and other items of income, gain, loss or deduction were allocated among the Members in accordance with Article V, and appropriate distributions were made pursuant to Section 13.3(d). For purposes of determining the amount of the deemed gross proceeds available for distribution pursuant to Section 13.3(d), the deemed gross proceeds are first applied against Company trade payables and Company liabilities (including the funding of an appropriate reserve for contingent liabilities in the amount set forth in the Notice) as of the Buy/Sell Closing Date.

(D)      If the NB Members are the selling Members, the actual price (the “NB Price”) to be paid for the Membership Interests of the NB Members will be the amount which the NB Members would receive pursuant to Section 13.3(d) if, on the Buy/Sell Closing Date, the entire assets of the Company were sold at a cash price equal to 97% of the Stated Value (without further adjustment for commissions and transaction costs), Profit, Loss, and other items of income, gain, loss or deduction were allocated among the Members in accordance with Article V, and appropriate distributions were made pursuant to Section 13.3(d). For purposes of determining the amount of the deemed gross proceeds available for distribution pursuant to Section 13.3(d), the deemed gross proceeds are first applied against Company trade payables and Company liabilities (including the funding of an appropriate reserve for contingent liabilities in the amount set forth in the Notice) as of the Buy/Sell Closing Date.

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(iii)     The Respondent shall have 60 days from its receipt of the Notice to elect by written notice given to Movant: (A) to accept Movant’s offer to buy all of Respondent’s Membership Interest for the purchase price determined pursuant to Section 11.9(b)(ii) above; or (B) to accept Movant’s offer to sell all of Movant’s Membership Interest for the purchase price determined pursuant to Section 11.9(b)(ii) above (the 60-day period of time that the Respondent has to respond to a Notice is referred to herein as the “Response Period”).

(iv)     (A)     If the Respondent fails to respond within the Response Period, then the Respondent shall be deemed to have accepted Movant’s offer to buy all of Respondent’s Membership Interest for the purchase price determined pursuant to Section 11.9(b)(ii) above.

(B)     The selling Members shall assign all of their Membership Interests to the purchasing Members by written assignment with commercially reasonable representations and warranties in a form reasonably acceptable to the purchasing Members. Except as otherwise provided herein, such assignment shall be prepared in a recordable form mutually acceptable to the parties. Subject to Section 11.9(b)(iv)(E), the selling Members shall convey their entire Membership Interests, free and clear of all liens, claims and encumbrances, and the selling Members shall execute and deliver to the purchasing Members all documents which may be required to give effect to the sale and purchase of such Membership Interests.

(C)     The documents and instruments of conveyance shall also include the indemnification of each selling Member by each purchasing Member from and against any and all liabilities relating to the Membership Interest of each selling Member accruing before or after the Buy/Sell Closing Date (including contingent liabilities that the purchasing Members had knowledge of and/or that the purchasing Members could have had knowledge of after reasonable inquiry and/or contingent liabilities that the selling Members had disclosed to the purchasing Members prior to the Offer), but excluding liabilities resulting from Bad Conduct, Uncured Bad Conduct, Material Breach and/or the breach of fiduciary duty of a selling Member and/or liabilities that could not properly be taken into account under this Section 11.9 because of a Member’s failure to provide information required to be provided by such Member under this Agreement or because of a breach of a Member’s duty under this Agreement. If any selling Member (or any Affiliate of a selling Member) has any liability, contingent or otherwise, on any Company indebtedness, then except for that portion of such liabilities resulting from the Bad Conduct, Uncured Bad Conduct, Material Breach and/or a breach of fiduciary duty, of the selling Member and/or its Affiliate, the purchasing Members shall take such actions as may be required to obtain a release of the selling Member and its Affiliates from any such liability on or prior to the Buy/Sell Closing Date.

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(D)     The purchase price to be paid to the selling Members shall be payable entirely in cash at closing.

(E)     Notwithstanding anything to the contrary in this Section 11.9, the rights and obligations of the Members under Section 7.15 shall survive the closing of a buy/sell transaction under this Section 11.9 which is initiated by NB after the occurrence of a Removal Event or which is initiated by TNHC.

(v)      The actual conveyance shall take place on the date (the “Buy/Sell Closing Date”) that is 60 days after the earlier of the following dates: (A) the date of delivery to the Movant of the response from the Respondent, or (B) the expiration of the Response Period.

(vi)     From and after the date on which a Notice has been delivered until the Buy/Sell Closing Date, no Member shall take any action to cause or permit the sale of the assets of the Company (except pursuant to a written contract executed by Movant and Respondent prior to the date of the Notice), enter into any binding agreement, make any new finance commitments on behalf of the Company, or take any other action that could materially affect the interests of the Company (including the Stated Value of any of the Company’s assets) or its Members, unless such action has been approved in writing by the Executive Committee as a Supermajority Major Decision. The Managing Member, however, may continue to conduct the day-to-day operations of the Company (subject to the limitations set forth in this Agreement) in a careful and prudent manner so long as the Managing Member provides weekly updates to each of the other Members of the status of Company affairs, including the Stated Value of the Company’s assets, the amount of any Company liabilities and any changes in such liabilities, and the existence of any new contingent liabilities. Furthermore, no Member shall sell any assets of the Company or acquire additional assets of the Company other than those assets necessary and incidental to the general administration of the Company.

11.10  Specific Performance and Other Remedies.

(a)      It is expressly agreed that the remedy at law for breach of any of the obligations to transfer a Membership Interest is inadequate in view of: (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply fully with each of said obligations, and (ii) the uniqueness of the Company business and the Company relationship. Accordingly, each of the aforesaid obligations to transfer and/or convert a Membership Interest shall be, and is hereby expressly made, enforceable by specific performance.

(b)      If a Member is a purchasing Member pursuant to Section 11.9, and such Member defaults on its obligation to purchase the Membership Interests of the selling Members (the purchasing Member that so defaulted is referred to as the “Defaulting Purchaser” and the selling Members are referred to as the “Innocent Seller”), then the

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Innocent Seller shall, in addition to the remedy of specific performance set forth in Section 11.10(a) above, have the following rights and remedies against the Defaulting Purchaser:

(i)       The Innocent Seller may, within 90 days after the date on which the Defaulting Purchaser defaulted on its obligation under Section 11.9, elect to purchase the Membership Interests of the Defaulting Purchaser and its Affiliates. The actual price to be paid by such Innocent Seller shall be recomputed by using a Stated Value that is 80% of the Stated Value for all of the Company’s assets that was used in determining the purchase price that the Defaulting Purchaser could have paid to purchase the Membership Interests of the Innocent Seller. The actual price to be paid by the Innocent Seller to the Defaulting Purchaser shall then be redetermined pursuant to Section 11.9(b)(ii) using this reduced Stated Value. The Innocent Seller may exercise its right pursuant to this Section 11.10(b)(i) by giving the Defaulting Purchaser 15 days’ prior written notice of its intent to purchase the Membership Interest of the Defaulting Purchaser. The remaining provisions of Section 11.9 shall then apply in connection with the Innocent Seller’s consummation of the purchase of the Membership Interest of the Defaulting Purchaser; and

(ii)      In the alternative, the Innocent Seller may pursue all other legal and equitable remedies against the Defaulting Purchaser, including a suit for damages.

(c)      If a Member is a Selling Member pursuant to this Section 11.9 and such Member defaults on its obligation to sell its Membership Interests (the selling Member that so defaults is referred to as the “Defaulting Seller” and the purchasing Member is referred to as the “Innocent Purchaser”), then the Innocent Purchaser may: (i) abandon the purchase and sale contemplated by Section 11.9 and carry forward as if the applicable Notice had not been delivered, (ii) enforce specific performance of the sale contemplated by Section 11.9, or (iii) exercise any remedy to which it may be entitled at law or in equity. If the Innocent Purchaser shall not have used one or more of the options described in the preceding clauses (i) through (iii) of this Section 11.10(c) within six (6) months after the default by the Defaulting Seller, then the Innocent Purchaser shall be deemed to have elected the option described in Section 11.10(c)(i).

11.11  Call Right.

(a)      At any time following a Call Event, the Member that is not the subject of the Call Event (the “Calling Member”) shall have the right (the “Call Right”) to purchase all of the Membership Interests (collectively, the “Call Interest”) of the Member who was the subject of the Call Event and any Affiliates of such Member (collectively, the “Called Member”) in the manner described in this Section 11.11.

(b)      If the Calling Member elects to institute the procedures set forth in this Section 11.11, then the Calling Member shall deliver a notice (a “Call Notice”) to the Called Member.

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(c)      The Call Notice shall contain: (i) a written statement that the Calling Member desires to exercise the Call Right under this Section 11.11 (ii) the Calling Member’s proposed determination of the Fair Market Value of the Call Interest; and (iii) the name of the Qualified Appraiser (the “First Call Appraiser”) to be engaged by the Calling Member to determine the Fair Market Value of the Call Interest if the Calling Member and the Called Member cannot otherwise agree on such Fair Market Value. For purposes of this Section 11.11, the Fair Market Value of the Call Interests shall exclude any value attributable to Section 7.15 and/or the Davis City Opportunity.

(d)      Within thirty (30) days after the Called Member’s receipt of the Call Notice, the Called Member shall take either of the following actions: (i) accept (by written notice given to the Calling Member) the Fair Market Value proposed by the Calling Member, or (ii) engage a second Qualified Appraiser (the “Second Call Appraiser”) to determine the Fair Market Value of the Call Interest. If the Called Member does not object to the Calling Member’s proposed Fair Market Value within such thirty (30) day period and/or does not engage a Second Call Appraiser, then the Called Member will be deemed to have accepted the Calling Member’s proposed Fair Market Value of the Call Interests.

(e)      If the Calling Member and the Call Member cannot agree on the Fair Market Value of the Call Interests pursuant to Section 11.11(d), then the appraisal procedures set forth in this Section 11.11(e) shall be used to determine such Fair Market Value:

(i)       The First Call Appraiser and the Second Call Appraiser shall each determine the Fair Market Value of the Call Interests within 30 days after the engagement of the Second Call Appraiser. If the Fair Market Value determinations of the First Call Appraiser and the Second Call Appraiser differ by an amount equal to or less than 10% of the higher of the two determinations of the Fair Market Value, then the Fair Market Value shall equal the arithmetic average of the two determinations (which shall be binding on the Calling Member and the Called Member).

(ii)      If the Fair Market Value determinations of the First Call Appraiser and the Second Call Appraiser differ by an amount that is more than 10% of the higher of the two determinations of the Fair Market Value, then each of the First Call Appraiser and the Second Call Appraiser shall promptly submit a list of three other Qualified Appraisers to each other.

(A)     If the name of one Qualified Appraiser appears on both the list submitted by the First Call Appraiser and the list submitted by the Second Call Appraiser, then such Qualified Appraiser shall be selected to determine the Fair Market Value of the Call Interests (the Qualified Appraiser selected pursuant to this Section 11.11(e)(ii) to determine the Fair Market Value of the Call Interests shall be referred to as the “Third Call Appraiser”).

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(B)     If the name of more than one Qualified Appraiser appears on both the list submitted by the First Call Appraiser and the list submitted by the Second Call Appraiser, then the Qualified Appraiser who appears on both such lists and whose surname is first in an alphabetical list of the Qualified Appraisers who appear on both such lists shall be selected as the Third Call Appraiser.

(C)     If the name of no Qualified Appraisers appears on both the list submitted by the First Call Appraiser and the list submitted by the Second Call Appraiser, then one Qualified Appraiser shall be drawn by lot from the six Qualified Appraisers by a representative of the Called Member in the presence of a representative of the Calling Member, and the Qualified Appraiser whose name is so drawn shall be the Third Call Appraiser.

(D)     If either of the First Call Appraiser or the Second Call Appraiser fails to submit the names of any Qualified Appraisers, then the First Call Appraiser or the Second Call Appraiser, as the case may be, who submitted the names of one or more Qualified Appraisers shall select the Third Call Appraiser from the names submitted by such First Call Appraiser or Second Call Appraiser, as the case may be.

(E)     The Third Call Appraiser shall determine the Fair Market Value of the Call Interests within 30 days after the engagement of such Third Call Appraiser. After the Third Call Appraiser has completed its appraisal of the Call Interests, the Fair Market Value of the Call Interests shall then equal the arithmetic average of the two appraisals that are closest together. Such Fair Market Value determination shall be binding on the Called Member and the Calling Member.

(iii)     To the extent applicable, the costs of the First Call Appraiser shall be borne by the Calling Member, the costs of the Second Call Appraiser shall be borne by the Called Member, and the costs of the Third Call Appraiser, if any, shall be shared equally by the Calling Member and the Called Member.

(f)       The purchase price (the “Call Price”) for the Call Interest shall be: (i) with respect to a Call Event that results from the Bankruptcy of a Member, an amount equal to the Fair Market Value of the Call Interest as determined pursuant to Section 11.11(d) or Section 11.11(e); and (ii) with respect to any other Call Event, an amount equal to the product of: (A) 0.80; multiplied by (B) the Fair Market Value of the applicable Call Interest as determined pursuant to Section 11.11(d) or Section 11.11(e). The Call Price shall be paid in cash or other immediately available funds on the Call Closing Date.

(g)       The closing of the sale of the Call Interests pursuant to this Section 11.11 shall occur within 15 days after the Fair Market Value of the Call Interests has been determined pursuant to Section 11.11(d) or Section 11.11(e), as applicable (the “Call Closing Date”). At such closing, the Called Member shall deliver such documents as the

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Calling Member may reasonably request to transfer good and indefeasible title to the Call Interests. The Called Member shall transfer its Membership Interest free and clear of all liens, security interests, claims, and encumbrances.

11.12  NB Put Option.

(a)       At any time after a Call Event has occurred with respect to TNHC, NB shall have the right (the “Put Right”) to cause the Company to purchase all but not less than all of the Membership Interest of NB and its Affiliates in the manner described in this Section 11.12.

(b)      If NB desires to sell the Membership Interest of NB and its Affiliates to the Company pursuant to this Section 11.12, then NB shall deliver a written notice (the “Put Notice”) to the Managing Member.

(c)      The Put Notice shall contain: (i) a written statement that NB desires to exercise the Put Right under this Section 11.12; (ii) NB’s proposed determination of the Fair Market Value of the Membership Interest of NB (the “NB Interest FMV”); (iii) NB’s proposed determination of the Fair Market Value of the Membership Interest of TNHC and its Affiliates (the “TNHC Interest FMV”) and (iv) the name of the Qualified Appraiser (the “First Put Appraiser”) to be engaged by NB to determine the NB Interest FMV and the TNHC Interest FMV if TNHC, on behalf of the Company, and NB cannot otherwise agree on the NB Interest FMV and the TNHC Interest FMV. For purposes of this Section 11.12, the NB Interest FMV and the TNHC Interest FMV shall exclude any value attributable to Section 7.15 and the Davis City Opportunity.

(d)      Within 30 days after the Company’s receipt of the Put Notice, TNHC shall take either of the following actions: (i) accept (by written notice given to NB) the NB Interest FMV and the TNHC Interest FMV proposed by NB, or (ii) engage a second Qualified Appraiser (the “Second Put Appraiser”) to determine the NB Interest FMV and the TNHC FMV. If TNHC does not object to NB’s proposed NB Interest FMV and the TNHC FMV within such 30 day period and/or does not engage a Second Put Appraiser, then TNHC will be deemed to have accepted NB’s proposed NB Interest FMV and TNHC Interest FMV.

(e)      If TNHC and NB cannot agree on the NB Interest FMV and the TNHC Interest FMV pursuant to Section 11.12(d), then the appraisal procedures set forth in this Section 11.12(e) shall be used to determine the NB Interest FMV and the TNHC Interest FMV:

(i)       The First Put Appraiser and the Second Put Appraiser shall each determine the NB Interest FMV and the TNHC Interest FMV within 30 days after the engagement of the Second Put Appraiser. If the NB Interest FMV determinations of the First Put Appraiser and the Second Put Appraiser differ by an amount equal to or less than 10% of the higher of the two determinations of the NB Interest FMV, and if the TNHC Interest FMV determinations of the First Put Appraiser and the Second Put Appraiser differ by an amount equal to or less than

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10% of the higher of the two determinations of the TNHC Interest FMV, then the NB Interest FMV and the TNHC Interest FMV shall equal the arithmetic average of the applicable two determinations (which shall be binding on NB and the Company).

(ii)      If:  (A)  the NB Interest FMV determinations of the First Put Appraiser and the Second Put Appraiser differ by an amount that is more than 10% of the higher of the two determinations of the NB Interest FMV; or (B) if the TNHC Interest FMV determinations of the First Put Appraiser and the Second Put Appraiser differ by an amount that is more than 10% of the higher of the two determinations of the TNHC Interest FMV, then each of the First Put Appraiser and the Second Put Appraiser shall promptly submit a list of three other Qualified Appraisers to each other.

(A)     If the name of one Qualified Appraiser appears on both the list submitted by the First Put Appraiser and the list submitted by the Second Put Appraiser, then such Qualified Appraiser shall be selected to determine the NB Interest FMV and the TNHC Interest FMV (the Qualified Appraiser selected pursuant to this Section 11.12(e)(ii) to determine the NB Interest FMV and the TNHC Interest FMV shall be referred to as the “Third Put Appraiser”).

(B)     If the name of more than one Qualified Appraiser appears on both the list submitted by the First Put Appraiser and the list submitted by the Second Put Appraiser, then the Qualified Appraiser who appears on both such lists and whose surname is first in an alphabetical list of the Qualified Appraisers who appear on both such lists shall be selected as the Third Put Appraiser.

(C)     If the name of no Qualified Appraisers appears on both the list submitted by the First Put Appraiser and the list submitted by the Second Put Appraiser, then one Qualified Appraiser shall be drawn by lot from the six Qualified Appraisers by a representative of NB in the presence of a representative of TNHC, and the Qualified Appraiser whose name is so drawn shall be the Third Put Appraiser.

(D)     If either of the First Put Appraiser or the Second Put Appraiser fails to submit the names of any Qualified Appraisers, then the First Put Appraiser or the Second Put Appraiser, as the case may be, who submitted the names of one or more Qualified Appraisers shall select the Third Put Appraiser from the names submitted by such First Put Appraiser or Second Put Appraiser, as the case may be.

(E)     The Third Put Appraiser shall determine the NB Interest FMV and the TNHC Interest FMV within 30 days after the engagement of such Third Put Appraiser. After the Third Put Appraiser has completed its determination of the NB Interest FMV and the TNHC Interest FMV, the

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NB Interest FMV shall be the arithmetic average of the two appraisals of the NB Interest FMV that are closest together and the TNHC Interest FMV shall be the arithmetic average of the two appraisals of the TNHC Interest FMV that are closest together. Such NB Interest FMV and the TNHC Interest FMV determination shall be binding on NB and the Company.

(iii)     To the extent applicable, the costs of the First Put Appraiser shall be borne by NB, the costs of the Second Put Appraiser shall be borne by TNHC, and the costs of the Third Put Appraiser, if any, shall be shared equally by NB and TNHC.

(f)       The purchase price (the “Put Price”) for NB’s Membership Interest, as determined pursuant to Section 11.12(d) or Section 11.12(e), shall be an amount equal to the sum of: (i) the NB Interest FMV; plus (ii) the product of: (A) 0.20; multiplied by (B) 90% of the TNHC Interest FMV (with no further allowance for avoided transaction costs). The Put Price shall be paid in cash or other immediately available funds on the Put Closing Date.

(g)      The closing of the sale of the Membership Interest pursuant to this Section 11.12 shall occur within 15 days after the NB Interest FMV and the TNHC Interest FMV has been determined pursuant to Section 11.12(d) or Section 11.12(e), as applicable (the “Put Closing Date”). At such closing, NB shall deliver such documents as the Company may reasonably request to transfer good and indefeasible title to NB’s Membership Interest. NB shall transfer its Membership Interest free and clear of all liens, security interests, claims, and encumbrances.

ARTICLE XII

REMOVAL OF MANAGING MEMBER

12.1    Removal Events.  If one of the events described in this Section 12.1 occurs (any such event is referred to as a “Removal Event”), then any representative on the Executive Committee that has been designated by NB, may, in its sole discretion, elect to remove TNHC as the Managing Member in the manner described in this Article XII and, if removed, TNHC will suffer certain other consequences set forth in Section 12.3. A Removal Event for these purposes occurs if TNHC has engaged in Bad Conduct or Uncured Bad Conduct, has committed a Material Breach, has committed a Material Monetary Default, has become a Defaulting Purchaser under this Agreement, or has suffered a Bankruptcy or if TNHC Realty has engaged in TNHC Realty Bad Conduct. Notwithstanding anything in this Agreement to the contrary, no TNHC Reorganization shall constitute a Removal Event so long as: (a) two or more of the Individual TNHC Members remain as partner(s), member(s), shareholder(s) or officer(s) of the entity resulting from such TNHC Reorganization; (II) such two or more Individual TNHC Members continue to have significant managerial responsibility over the Company and the Project; and (III) at least one of such Individual TNHC Members serves as TNHC’s representative on the Executive Committee.

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12.2    Removal of Managing Member.  Upon the occurrence of a Removal Event, any representative on the Executive Committee designated by NB may, in its sole discretion, elect to remove TNHC by delivering a written notice (the “Removal Notice”) to TNHC at any time after the occurrence of such Removal Event. The removal of TNHC shall be effective immediately after the delivery of the Removal Notice to TNHC. A Person designated by the representatives on the Executive Committee appointed by NB shall replace TNHC as the sole Managing Member upon any such removal.

12.3    Consequences of Removal.  If TNHC is removed as the Managing Member pursuant to a Removal Event described in Section 12.1, then in addition to the rights of the other Members under Section 4.3 and applicable law, the following remedies and/or consequences shall take effect (to the extent applicable) immediately after the Removal Notice is delivered to TNHC:

(a)      TNHC’s representative to the Executive Committee shall automatically be removed and TNHC shall have no right to participate in the management of the Company or to appoint representatives to the Executive Committee;

(b)      TNHC’s Percentage Interest shall be reduced by 15 “whole” percentage points (i.e., if TNHC had a 50% Percentage Interest prior to the occurrence of the Removal Event, then after TNHC had been removed, TNHC’s Percentage Interest would be reduced from 50% to 35%). The Members acknowledge and agree that the Percentage Interest of the new Managing Member shall be increased by the same 15% that was forfeited by TNHC.

(c)      TNHC shall no longer have the right to receive the TNHC Management Fee pursuant to Section 7.8(b), the Construction Contract and the Sales and Marketing Agreement shall immediately be terminated on the delivery of the Removal Notice, and TNHC, its Affiliates, TNHC Realty, and all other Project Employees shall be released from all duties accruing thereafter with respect to the Project (other than any obligation TNHC may have under this Agreement to contribute capital to the Company and the obligation of TNHC and TNHC Realty to assist (and to cause its Affiliates to assist) in all reasonable respects for 60 days following such termination with a transition in management and a transfer of all applicable books and records to the Person designated as the new Managing Member);

(d)      In connection with the termination of any agreements between TNHC (and/or its Affiliates) and the Company (including the Construction Contract and the Sales and Marketing Agreement), the Company may offset payment of all reimbursements to TNHC and/or to its Affiliates pursuant to any such agreements and/or pursuant to Section 7.5 hereof against amounts that TNHC or its Affiliates may owe the Company.

12.4    Cooperation.  TNHC shall fully cooperate with the other Member by executing all documents, providing all information, and taking or refraining from taking such other action as may be necessary or appropriate to evidence its removal as the Managing Member, and the substitution of a Person designated by the representatives on the Executive Committee appointed

73	Amended and Restated LLC Agreement of TNHC Newport LLC

by NB as the new Managing Member. If, however, TNHC fails or refuses to execute any such instruments, TNHC shall be deemed to have constituted and appointed the representatives on the Executive Committee appointed by NB as its true and lawful agent and attorney-in-fact with full power of substitution and with full power and authority to execute such instruments as such other Person deems necessary or desirable to effectuate the removal of TNHC and the substitution of such other Person as the new Managing Member. The foregoing power of attorney is hereby declared to be irrevocable and coupled with an interest, and it shall survive the dissolution or liquidation of TNHC, and upon the transfer of its Membership Interest, shall extend to the successors and assigns of TNHC.

12.5    Consent to Remedies.  The Members acknowledge and agree that the remedies set forth in this Article XII are not the exclusive remedies available to a Member if TNHC commits or is alleged to have committed a Removal Event. In addition to the remedies described herein, a Member shall continue to have all other legal and equitable remedies available against TNHC or an Affiliate of TNHC (including a suit for damages and/or if applicable, a suit for specific performance) if TNHC (and/or any Person that is an Affiliate of TNHC) commits or is alleged to have committed a Removal Event.

ARTICLE XIII

DISSOLUTION AND LIQUIDATION

13.1    Dissolution.

(a)      Except as set forth in this Agreement, no Member shall have the right to terminate this Agreement or to dissolve the Company by its express will or by withdrawal without the consent of the other Members.

(b)      The Company shall be dissolved upon the first to occur of any of the following events and/or on the following dates (each such event is referred to as a “Dissolution Event”):

(i)       the entry of a decree of judicial dissolution under section 18-802 of the Delaware Act;

(ii)      an election to dissolve the Company is approved in writing by the Executive Committee (as a Supermajority Majority Decision);

(iii)     The sale or other disposition by the Company of all or substantially all of the Company’s assets and the collection by the Company and distribution to the Members of the proceeds from such sale (whether proceeds shall be cash, notes, or other property) pursuant to this Agreement; or

(iv)     Any other event causing a dissolution of the Company as described in section 18-801 of the Delaware Act (it being recognized that an event causing a dissolution of the Company as described in section 18-801 of the Delaware Act that can be altered or eliminated by an agreement of the Members, shall be deemed to be altered or eliminated and not included in this Section 13.1(b)(iv).

(c)      Upon the occurrence of a Dissolution Event, the Company shall conduct only those activities necessary to wind up its affairs.

74	Amended and Restated LLC Agreement of TNHC Newport LLC

13.2    Liquidation.

(a)      Upon dissolution of the Company, a Person selected by the Executive Committee shall serve as the liquidator (the “Liquidator”) of the Company.

(b)      Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the Executive Committee. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided.

(c)      Except as expressly provided in this Article XIII, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing Member under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, including the limitations set forth in Section 7.3) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company as provided for herein.

(d)      The Liquidator, with the approval of the Executive Committee, shall liquidate the assets of the Company, and, after making all allocations and distributions otherwise required by this Agreement and approved by the Executive Committee, shall apply and distribute the net proceeds of such liquidation in the following order of priority:

(i)       to the creditors of the Company, including Members, in the order of priority provided by applicable law; and

(ii)      to the Members in the same manner and order of priority as provided for distributions under Section 6.1; provided, however, that the Liquidator may place in escrow a reserve of cash or other assets of the Company for contingent liabilities in an amount determined by the Executive Committee to be appropriate for such purposes.

13.3    Reserves.   After all of the assets of the Company have been distributed, the Company shall terminate. If at any time thereafter any funds in any cash reserve fund referred to in Section 13.2(d) are released because the need for such cash reserve fund has ended, such funds shall be distributed to the Members in the same manner as if such distribution had been made pursuant to Section 13.2(d).

75	Amended and Restated LLC Agreement of TNHC Newport LLC

13.4    Distribution in Kind.   Notwithstanding the provisions of Section 13.2, which require the liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if upon the dissolution of the Company the Executive Committee determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in good faith, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (other than those to Members). The Liquidator may distribute to the Members, in lieu of cash, such Company assets as the Liquidator and the Executive Committee deem not suitable for liquidation. Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator and the Executive Committee deem reasonable and equitable. The Liquidator shall value any property distributed in kind based upon such property’s fair market value as determined by the Liquidator and the Executive Committee using such reasonable method of valuation as it may adopt.

13.5    Disposition of Documents and Records.   All documents and records of the Company, including, without limitation, all financial records, vouchers, canceled checks and bank statements, shall be delivered to the Managing Member upon termination of the Company. Any Member may at any time exercise its rights to audit the Company’s books and records after the liquidation and dissolution of the Company. Any such audit shall commence immediately after such notice is delivered to the Managing Member. Unless otherwise approved by the Executive Committee, the Managing Member shall retain such documents and records for a period of not less than 7 years and shall make such documents and records available after reasonable notice during normal business hours to any other Member for inspection and copying at the other Member’s cost and expense.

13.6    Cancellation of Certificate of Formation.  Upon the completion of the distribution of Company property as provided in Sections 13.2, 13.3, and 13.4, the Company shall be terminated, and the Liquidator (or the Members if necessary) shall cause the cancellation of the Certificate of Formation in the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

13.7    Return of Capital.   No Member shall be personally liable for the return of the Capital Contributions of any other Member, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

13.8    Waiver of Partition.  Each Member hereby waives any rights to partition of the Company property.

ARTICLE XIV

AMENDMENT OF AGREEMENT

14.1    Amendment Procedures.

(a)      Amendments to this Agreement may be proposed by any Member, which shall give written notice to all Members of the text of such amendment, together with a statement of the purpose of such amendment.

(b)      Proposed amendments to this Agreement shall be adopted only if they have been approved in writing by each Member. The Managing Member shall, within a reasonable time after the adoption of any amendment to this Agreement, make official filings or publications required or desirable to reflect such amendment, including any required filing for recordation of any parallel amendment to the Certificate of Formation.

76	Amended and Restated LLC Agreement of TNHC Newport LLC

ARTICLE XV

GENERAL PROVISIONS

15.1    Addresses and Notices.    Any notice provided in or permitted under this Agreement shall be made in writing and may be given or served by: (a) delivering the same in person to the party to be notified; (b) depositing the same in the mail, postage prepaid, registered or certified with return receipt requested, and addressed to the party to be notified at the address herein specified; (c) delivering the same on a prepaid basis via a nationally recognized courier service, such as FedEx; or (d) sending the same by facsimile transmission, followed by delivery of a hard copy via a nationally recognized courier service, such as FedEx. If notice is deposited in the mail pursuant to this Section 15.1, it will be deemed received on the 4th Business Day after it is so deposited. Notice given in any other manner shall be deemed received only if and when actually received by the party to be notified. For the purpose of notice, the address of the parties shall be, until changed as hereinafter provided for, as follows:

If to NB:	NB Residences, LLC
3090 Olive Street, Suite 300
Dallas, Texas 75219-7640
Attn: Scott Norman
Fax No.: 972.201.2889

With a copy to:	Hillwood West
6-B Liberty, Suite 140
Aliso Viejo, California 92656
Attn: L.M. Cummings
Fax No.: 972.201.2889

With a copy to:	Haynes and Boone, LLP
2323 Victory Ave., Suite 700
Dallas, Texas 75219
Attn: Scott Drablos
Fax No.: 214.200.0759

If to TNHC:	TNHC Meridian Investors LLC
95 Enterprise, Suite 325
Aliso Viejo, CA 92656
Attn: Thomas Redwitz
Fax No.: 949.382.7801

77	Amended and Restated LLC Agreement of TNHC Newport LLC

With a copy to:	The New Home Company LLC
95 Enterprise, Suite 325
Aliso Viejo, CA 92656
Attn: Wayne Stelmar
Fax No.: 949.382.7801

With a copy to:	Dzida, Carey & Steinman
3 Park Plaza, Suite 750
Irvine, California 92614
Attn: Steven J. Dzida
Fax No.: 949.399.0363

The parties shall have the right from time to time and at any time to change their respective addresses and each shall have the right to specify as its address any other address by at least 15 days’ prior written notice to the other parties. Each party shall have the right from time to time to specify additional parties to whom notice hereunder must be given by delivering to the other party 15 days’ prior written notice thereof, setting forth the address of such additional parties. Notice required to be delivered hereunder to any party shall not be deemed to be effective until the additional parties, if any, designated by such party have been given notice in a manner deemed effective pursuant to the terms of this Section 15.1.

15.2    Titles and Captions.  All article and section titles and captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

15.3    Pronouns and Plurals.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The locative adverbs “hereof,” “herein,” “hereafter,” etc. refer to this Agreement as a whole.

15.4    Further Action.  The parties shall execute all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.5    Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

15.6    Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

15.7    No Third Party Beneficiary.   This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other Person

78	Amended and Restated LLC Agreement of TNHC Newport LLC

whatsoever shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise. It is expressly understood that the right of the Company or the Members to require any additional Capital Contributions under the terms of this Agreement shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement, including but not limited to, the holder of any obligations secured by a mortgage, deed of trust, security interest or other lien or encumbrance upon or affecting the Company or any interest of a Member therein.

15.8    Waiver.   No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.9    Counterparts.   This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a transferee, upon executing and delivering such documents as required by the Executive Committee.

15.10  Applicable Law.   This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

15.11  Invalidity of Provisions.  If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives.

15.12  Attorneys Fees.   The prevailing party in any legal proceeding regarding this Agreement shall be entitled to recover from the other party all reasonable attorneys’ fees and costs incurred in connection with such proceeding.

15.13  Computation of Time.  The time periods provided for in this Agreement shall be computed by excluding the first day and including the last day. All periods of time referred to in this Agreement shall include all Saturdays, Sundays and national holidays unless the period of time specified is Business Days; provided, however, that if the date of the last day to perform any act or to give any notice with respect to this Agreement shall fall on a Saturday, a Sunday, or a national holiday, then such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday, or national holiday.

15.14  Representations and Warranties.  Each of the Members severally and not jointly represents and warrants to the Company and each other Member as follows (which representations and warranties shall survive the Effective Date):

(a)      Such Member has full power and authority to enter into and to perform this Agreement in accordance with its terms.

79	Amended and Restated LLC Agreement of TNHC Newport LLC

(b)      This Agreement has been duly executed and delivered by such Member and constitutes the valid and binding obligation of such Member, enforceable against such Member in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights, or by general equity principles).

(c)      Such Member is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act and has executed and delivered such documents in evidence thereof as the Company has reasonably requested.

(d)      Such Member has been furnished access to the business and financial records of the Company and such additional information and documents as such Member has requested, and has been afforded an opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this Agreement, the Membership Interests, the Project Documents, operations, capitalization, financial condition, and prospects of the Company, and all other matters deemed relevant to Members.

(e)      Such Member is acquiring Membership Interests for its own account for investment purposes only, and not with a view to resale or distribution. Such Member has no present intention to distribute or sell the Membership Interests. Such Member has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness, or commitment providing for the Transfer of any of the Membership Interests and understands that the same are prohibited or restricted by this Agreement.

(f)      Such Member understands that the Membership Interests have not been registered under the Securities Act or the laws of any state, and that the Membership Interests may not be Transferred without compliance with the provisions of this Agreement, the Securities Act, and applicable state securities laws.

(g)      Such Member has sufficient knowledge and experience in financial or business matters to evaluate the merits and risks of an investment in the Membership Interests. Such Member can afford to bear the economic risk of holding the Membership Interests for an indefinite period of time and can afford to suffer the complete loss of the investment in the Membership Interests. Such Member understands that due to the substantial restrictions on the transferability of the Membership Interests and the lack of a public market, it may not be possible for such Member to liquidate the investment in the Membership Interests in the case of emergency, if at all.

(h)      Such Member has no knowledge that amounts paid or contributed to such Member were directly or indirectly derived from, or related to, any activity that is deemed criminal under the laws of any applicable jurisdiction, including, without limitation, anti-money laundering laws.

80	Amended and Restated LLC Agreement of TNHC Newport LLC

(i)       Such Member does not have any knowledge that such Member is: (i) a country, territory, person or entity named on the list provided by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”) or its website at www.treas.gov/ofac; or (ii) a foreign political figure or an immediate family member or close associate of a senior foreign political figure (a “High Risk Person”).

(j)       Such Member is in compliance with all applicable laws and regulations relating to the prevention of money-laundering, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the regulations thereunder, and other applicable anti-money laundering laws and regulations of any applicable jurisdiction.

(k)      Such Member does not transact with entities or individuals that are subject to economic sanctions administered by OFAC, High Risk Persons or Prohibited Investors.

15.15  Confidentiality.

(a)      The Members acknowledge and agree that the Company is a private investment company. No Member shall disclose the terms of this Agreement to any other Person without first obtaining the consent of the representative(s) on the Executive Committee of the other Member. The Members also agree that they shall not disclose, via public announcements, press releases, interviews, or otherwise, any financial statements or financial information, any business, financial, or operational plans, any financial or other analysis, or any summaries, strategies, pro formas, valuations, agreements, plans, or projections of or pertaining to the Company or any other proprietary information of the Company (defined to include all information not previously publicly disclosed by the Company) unless such Member first obtains the consent of the representative(s) on the Executive Committee of the other Member, which consent shall not unreasonably be withheld and except: (i) as may be required by applicable law; or (ii) as may be required in connection with a judicial proceeding. Notwithstanding anything to the contrary in this Section 15.15(a), a Member may disclose (without the consent of any Member) the terms of this Agreement, any financial statements, or financial information, any business, financial, or operational plans, any financial or other analysis, or any summaries, strategies, pro formas, valuations, agreements, plans, or projections of or pertaining to the Company or any other proprietary information of the Company (including the names and description of the Members) to lenders, prospective lenders, investors, prospective investors, governmental authorities, and the employees, legal, accounting, financial, and business advisors and representatives of such Member and the Affiliates of such Member and such other Persons.

(b)      Any documents provided by one party to another party pursuant to this Agreement shall be kept confidential and shall not be disclosed to any Person except: (i) as may be required by applicable law; (ii) as may be required in connection with a judicial proceeding; (iii) as may be required or permitted under Section 15.15(a) above; or (iv) with the consent of the party that provided such documents to the other party.

(c)      Subject to Section 15.15(a) above, each Member covenants and agrees that it will not, during the term of its ownership of a Membership Interest and thereafter, make any disparaging remarks in public about the Company, any Member, and/or any Affiliate of a Member, unless made as part of a public court filing in connection with a judicial proceeding.

81	Amended and Restated LLC Agreement of TNHC Newport LLC

15.16  Waiver of Jury Trial.  TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE COMPANY, WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE, OR WITH RESPECT TO ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING TO THIS AGREEMENT; AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. FURTHER, EACH OF THE PARTIES HERETO HEREBY CERTIFIES THAT NONE OF ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OR RIGHT OF JURY TRIAL PROVISION. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION 15.16 ARE A MATERIAL INDUCEMENT TO THE ACCEPTANCE OF THIS AGREEMENT BY THE OTHER PARTIES HERETO.

[REMAINING PORTION OF PAGE LEFT INTENTIONALLY BLANK.]

82	Amended and Restated LLC Agreement of TNHC Newport LLC

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the day and year first above written.

NB:	NB RESIDENCES, LLC, a California limited liability company
By:
	Name:	Robert T. Vicente
	Title:	Executive Vice President

TNHC:	TNHC MERIDIAN INVESTORS LLC, a Delaware limited liability company
By:
	Name:	H. LAWRENCE WEBB
	Title:	Executive Vice President

By:
	Name:	TOM REDWITZ
	Title:	PRESIDENT

Signature Page 1 of 2	Amended and Restated LLC Agreement of TNHC Newport LLC

The New Home Company Southern California, LLC has entered into this Agreement solely to evidence its withdrawal as a Member of the Company.

Dated as of this 1st day of March, 2013.

WITHDRAWING MEMBER:	THE NEW HOME COMPANY SOUTHERN CALIFORNIA, LLC, a Delaware limited liability company
By:
	Name:	Wayne J. Stelmar
	Title:	Chief Financial Officer

Signature Page 2 of 2	Amended and Restated LLC Agreement of TNHC Newport LLC

EXHIBIT A

LEGAL DESCRIPTION OF PROJECT SITE

Situated in the City of Newport Beach, County of Orange, State of California, and is described as follows:

PARCEL 1, IN THE CITY OF NEWPORT BEACH, COUNT OF ORANGE, STATE OF CALIFORNIA, AS PER MAP 2004-225 FILED IN BOOK 361, PAGES 1, 2 AND 3 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, AS MODIFIED BY THE PARCEL MAP CERTIFICATE OF CORRECTION RECORDED APRIL 23, 2008 AS INSTRUMENT NO. 2008000190230 OF OFFICIAL RECORDS.

EXCEPT ANY AND ALL OIL, OIL RIGHTS, MINERALS, MINERAL RIGHTS, NATURAL GAS RIGHTS, AND OTHER HYDROCARBONS BY WHATSOEVER NAME KNOWN, GEOTHERMAL STEAM, AND ALL PRODUCTS DERIVED FROM ANY OF THE FOREGOING, THAT MAY BE WITHIN OR UNDER THE LAND, TOGETHER WITH THE PERPETUAL RIGHT OF DRILLING, MINING, EXPLORING AND OPERATING THEREFOR AND STORING IN AND REMOVING THE SAME FROM THE LAND OR ANY OTHER LAND, INCLUDING THE RIGHT TO WHIPSTOCK OR DIRECTIONALLY DRILL AND MINE FROM LANDS OTHER THAN THOSE CONVEYED HEREBY, OIL OR GAS WELLS, TUNNELS AND SHAFTS INTO, THROUGH OR ACROSS THE SUBSURFACE OF THE LAND, AND TO BOTTOM SUCH WHIPSTOCKED OR DIRECTIONALLY DRILLED WELLS, TUNNELS AND SHAFTS UNDER AND BENEATH OR BEYOND THE EXTERIOR LIMITS THEREOF, AND TO REDRILL, RETUNNEL, EQUIP, MAINTAIN, REPAIR, DEEPEN AND OPERATE ANY SUCH WELLS OR MINES; WITHOUT, HOWEVER, THE RIGHT TO DRILL, MINE, STORE, EXPLORE AND OPERATE THROUGH THE SURFACE OR THE UPPER 500 FEET OF THE SUBSURFACE OF THE LAND, AS RESERVED IN THE DEED FROM THE IRVINE COMPANY, A MICHIGAN CORPORATION, RECORDED JANUARY 4,1993 AS INSTRUMENT NO. 93-003805, OFFICIAL RECORDS.

ALSO EXCEPT ANY AND ALL WATER, RIGHTS OR INTERESTS THEREIN, NO MATTER HOW ACQUIRED BY GRANTOR, AND OWNED OR USED BY GRANTOR IN CONNECTION WITH OR WITH RESPECT TO THE LAND, TOGETHER WITH THE RIGHT AND POWER TO EXPLORE, DRILL REDRILL, REMOVE AND STORE THE SAME FROM THE LAND OR TO DIVERT OR OTHERWISE UTILIZE SUCH WATER, RIGHTS OR INTERESTS ON ANY OTHER PROPERTY OWNED OR LEASED BY GRANTOR, WHETHER SUCH WATER RIGHTS SHALL BE RIPARIAN, OVERLYING, APPROPRIATIVE, LITTORAL, PERCOLATING, PRESCRIPTIVE, ADJUDICATED, STATUTORY OR CONTRACTUAL; BUT WITHOUT, HOWEVER, ANY RIGHT TO ENTER UPON THE SURFACE OF THE LAND IN THE EXERCISE OF SUCH RIGHTS, AS RESERVED IN THE DEED FROM THE IRVINE COMPANY, A MICHIGAN CORPORATION, RECORDED JANUARY 4, 1993 AS INSTRUMENT NO 93-003805, OFFICIAL RECORDS.

APN: 442-011-68

EXHIBIT B

INITIAL CAPITAL CONTRIBUTIONS OF MEMBERS

MEMBER	INITIAL CAPITAL CONTRIBUTION

TNHC	$2,625,000

NB	$4,875,000

Total:	$7,500,000

EXHIBIT C

TNHC INITIAL COSTS

(to be attached)

TNHC Newport LLC

Newport Beach Condo Site

Initial Capital Reconciliation

2/19/13

			Total	Notes

Pre acquisition costs TNHC			$7,243,808	Detail attached

Pre acquisition costs Hillwood			-

Initial 30-day working capital			256,192	minimum liquidity

Total capital at JV formation			$7,500,000

	35% TNHC	65% Hillwood	Total
Member target capital at JV formation	$2,625,000	$4,875,000	$7,500,000
Current capital	7,243,808	-	7,243,808

(Distribution) Contribution at JV formation	$(4,618,808)	$4,875,000	$256,192

The New Home Company

Newport Beach Site Preacquisition Costs

As of February 19, 2013

Major Code	Major Description	Supplier Name	Ref No.	Line Item Description	Post Date	Amount
0104	Land Deposits	FATCO	00000167, 0001	SoCal Beg bal QB Marriott beg bal QB	12/31/2011	1,000,000
0104	Land Deposits	FATCO	00001615, 0003	Addt’l dep to Escrow, Marriott site wire out	5/8/2012	1,000,000
0104	Land Deposits	FATCO	00004471, 0001	Addt’l dep to Escrow, Marriott site	12/14/2012	1,000,000
0104	Land Deposits	FATCO	00004471, 0001	Addt’l dep to Escrow, Marriott site, IHP loan funds IHP wire directly to Escrow	12/14/2012	1,000,000
0110	Feasibility Costs	Quickbooks Beg Balance	00000167, 0001	SoCal Beg bal QB Marriott beg bal QB	12/31/2011	348,418
0110	Feasibility Costs	Newport Beach, City of	00001807, 0001	City of Newport Beach Ck # 501799 destroyed per S. Jordan void ck	5/25/2012	(679)
0115	Feasibility Legal	Dzida, Carey & Steinman	26089	Inv:26089:Dzida, Carey & Steinman Marriott- review golf course agreement	2/21/2012	5,234
0115	Feasibility Legal	Manatt, Phelps & Phillips	197784	Inv:197784:Manatt, Phelps & Phillips Jan 2012 pvs; MOA revision	2/21/2012	7,581
0115	Feasibility Legal	Payne & Fears LLP	206671	Inv:206671:Payne & Fears LLP Mariott- review Fuscoe engineering anf MVE contract	2/21/2012	1,373
0115	Feasibility Legal	Manatt, Phelps & Phillips	197784A	Inv:197784A:Manatt, Phelps & Phillips	2/28/2012	(7,581)
0115	Feasibility Legal	Manatt, Phelps & Phillips	197784B	Inv:197784B:Manatt, Phelps & Phillips voided ck#134 for $7581.10 which included duplicate pmt of $3376.35 and reissued a new check	2/28/2012	4,205
0115	Feasibility Legal	Dzida, Carey & Steinman	26703	Inv:26703:Dzida, Carey & Steinman 5/2-5/14 Prepare executive summary of revised sale agreement	6/18/2012	2,419
0115	Feasibility Legal	Dzida, Carey & Steinman	200999, 000090	Feasability Legal Hillwood Fashion Island Per Statement No. 27487	12/14/2012	1,580
0115	Feasibility Legal	Dzida, Carey & Steinman	200999, 000099	Feasability Legal costs for Newport Beach Statement No. 27635	12/26/2012	2,548
0115	Feasibility Legal	Dzida, Carey & Steinman	27750	Inv:27750:Dzida, Carey & Steinman	12/27/2012	1,857

0130	Preacq Other/Closing	Koenemann, Robin	Exp thru 1/17/12	Inv:Exp thru 1/17/12:Koenmann, Robin Airfare and Parking	2/9/2012	224
0130	Preacq Other/Closing	Abbeyside Construction, Inc.	012-014	Inv:012-014:Abbeyside Construction, Inc. Preconstruction svc per agreement	2/13/2012	14,000
0130	Preacq Other/Closing	Dzida, Carey & Steinman	25889	Inv:25889:Dzida, Carey & Steinman 12/7/11-12/29/11, Review redlinded/revised host sale agreement	2/13/2012	3,662
0130	Preacq Other/Closing	Fuscoe Engineering, Inc.	107658	Inv:107658:Fuscoe Engineering, Inc. 9/01/11-9/30/11	2/13/2012	844
0130	Preacq Other/Closing	Government Solutions	100783	Inv:100783:Government Solutions 12/1/11-12/16/11, Coordination Mtg w/ NBCC, w/ CCA, mtg w/Laura	2/13/2012	2,647

0130	Preacq Other/Closing	Government Solutions	100798	Inv:100798:Government Solutions 1/3/12-1/31/12 Coordination w/client & cith re: application requirements	2/13/2012	7,106
0130	Preacq Other/Closing	Manatt, Phelps & Phillips	194217	Inv:194217:Manatt, Phelps & Phillips SVC thru 12/31/11, Revise the 4 party agreement; review original MOU and notes from Leonie Mulvihill; Review the public benefit agreement	2/13/2012	3,376
0130	Preacq Other/Closing	MVE Studio, Inc.	32671	Inv:32671:MVE Studio, Inc. SVC thru 1/11/12, Predesign/site development	2/13/2012	26,775
0130	Preacq Other/Closing	MVE Studio, Inc.	32673	Inv:32673:MVE Studio, Inc. SVC thru 1/23/12 predesign/site development	2/13/2012	18,904
0130	Preacq Other/Closing	Payne & Fears LLP	206220	Inv:206220:Payne & Fears LLP 12/1/11-12/29/11, review emails and agreement; telcon with T. Vincent	2/13/2012	4,995
0130	Preacq Other/Closing	Redwitz, Tom	Exp thru 2/13/12	Inv:Exp thru 2/13/12:Redwitz, Tom mtg w/S. Burnham for marriott	2/24/2012	65

0130	Preacq Other/Closing	Redwitz, Tom	Exp thru 2/13/12	Inv:Exp thru 2/13/12:Redwitz, Tom Ed Selich mtg for marriott	2/24/2012	36

0130	Preacq Other/Closing	Newport Beach, City of	Ck Req 3/2/12	Inv:Ck Req 3/2/12:Newport Beach, City of Marriott, city fee	3/2/2012	1,200
0130	Preacq Other/Closing	Newport Beach, City of	Ck Req 3/5/12	Inv:Ck Req 3/5/12:Newport Beach, City of City Council Hearing	3/5/2012	290
0130	Preacq Other/Closing	Abbeyside Construction, Inc.	012-016	Inv:012-016:Abbeyside Construction, Inc. Preconstruction services per agreement Feb 2012	3/9/2012	14,000

0130	Preacq Other/Closing	Jordan, Stephen	Exp Report 3/8/12	Inv:Exp Report 3/8/12:Jordan, Stephen Southwest	3/14/2012	188

0130	Preacq Other/Closing	Jordan, Stephen	Exp Report 3/8/12	Inv:Exp Report 3/8/12:Jordan, Stephen Southwest	3/14/2012	204

0130	Preacq Other/Closing	Jordan, Stephen	Exp Report 3/8/12	Inv:Exp Report 3/8/12:Jordan, Stephen Bart	3/14/2012	20

0130	Preacq Other/Closing	Jordan, Stephen	Exp Report 3/8/12	Inv:Exp Report 3/8/12:Jordan, Stephen JWA parking	3/14/2012	80

0130	Preacq Other/Closing	Jordan, Stephen	Exp Report 3/8/12	Inv:Exp Report 3/8/12:Jordan, Stephen Westin Hotel	3/14/2012	214
0130	Preacq Other/Closing	Dzida, Carey & Steinman	26184	Inv:26184:Dzida, Carey & Steinman 2/3/12-2/22/12, Telphone from client and to seller counsel re: finalization of sale agreement	3/26/2012	1,244

Major Code	Major Description	Supplier Name	Ref No.	Line Item Description	Post Date	Amount
0130	Preacq Other/Closing	Dzida, Carey & Steinman	26336	Inv:26336:Dzida, Carey & Steinman 3/1-3/16 Review NAB Councel comments to agreement, Modification of landscape easement agreement	4/17/2012	1,106
0130	Preacq Other/Closing	HHR Newport Beach LLC Attn: Mr. Gerard Haberman	PSA Section 4.4	Inv:PSA Section 4.4:HHR Newport Beach LLC PSA	5/3/2012	100
0130	Preacq Other/Closing	Dzida, Carey & Steinman	26490	Inv:26490:Dzida, Carey & Steinman 4/5-4/30 Re: execution of sale agreement; buyer claims for seller failure to execute sale agreement	5/17/2012	1,521
0130	Preacq Other/Closing	Crystal Cove Allianace	Ck Req 6/6	Inv:Ck Req 6/6:Crystal Cove Allianace GALA Underwriter Level	6/6/2012	1,000
0130	Preacq Other/Closing	Dzida, Carey & Steinman	26865	Inv:26865:Dzida, Carey & Steinman Prof Fees 6/4/12 Review four party Mou and Coastal report.	7/31/2012	119
0130	Preacq Other/Closing	Dzida, Carey & Steinman	26988	Inv:26988:Dzida, Carey & Steinman 7/13-7/31 correspondence to client & NBCC counsel re review of golf course agreement; review file re formation of developer entity; review amendment to slur; draft developer ltd liab company agreement.	8/15/2012	2,358
0130	Preacq Other/Closing	Dzida, Carey & Steinman	200999, 000038	Pre-Acquisition Legal Fees	11/14/2012	1,640
0130	Preacq Other/Closing	Franchise Tax Board	2012 CA LLC 3522	Inv:2012 CA LLC 3522:Franchise Tax Board 2012 CA LLC 3522	12/19/2012	800

1110	Civil Engr	Fuscoe Engineering, Inc.	108872	Inv:108872:Fuscoe Engineering, Inc. 2/1/12-2/29/12, Design development engineering, Feb 2012 subconsulting	3/26/2012	1,148
1110	Civil Engr	Fuscoe Engineering, Inc.	109356	Inv:109356:Fuscoe Engineering, Inc. 04/01 to 04/30 design dev engineering,Design Dev Coordination	6/6/2012	3,596
1110	Civil Engr	Fuscoe Engineering, Inc.	109664	Inv:109664:Fuscoe Engineering, Inc. Design development engineering & coordination - 5/1-31/12	6/26/2012	6,264
1110	Civil Engr	Fuscoe Engineering, Inc.	109878	Inv:109878:Fuscoe Engineering, Inc. 6/1/12-6/30/12-design development engineering & coordination, supplemental togography, plot plan, final tract map	7/24/2012	20,142
1110	Civil Engr	Fuscoe Engineering, Inc.	110219	Inv:110219:Fuscoe Engineering, Inc.	8/31/2012	16,333
1110	Civil Engr	Fuscoe Engineering, Inc.	200999, 000009	Construction Phase Engineering	11/28/2012	18,147
1110	Civil Engr	Fuscoe Engineering, Inc.	200999, 000009	Construction Phase Engineering	11/28/2012	13,581
1110	Civil Engr	Fuscoe Engineering, Inc.	200999, 000009	Construction Phase Engineering	11/28/2012	10,409
1110	Civil Engr	Fuscoe Engineering, Inc.	200999, 000009	Construction Phase Engineering	12/14/2012	25,704

1110	Civil Engr	ADS Environmental Services	200999, 000124	Total Scope of Work	2/13/2013	3,981
1110	Civil Engr	Fuscoe Engineering, Inc.	200999, 000009	Construction Phase Engineering	2/15/2013	73,258
1115	Soils & Geology	Petra Geotechnical, Inc	0053781-IN	Inv:0053781-IN:Petra Geotechnical, Inc Preliminary investigation and grading plan review for SB condos	6/12/2012	1,788
1115	Soils & Geology	Petra Geotechnical, Inc	0053963-IN	Inv:0053963-IN:Petra Geotechnical, Inc prelim investigation & grading plan review	7/13/2012	7,155
1115	Soils & Geology	Petra Geotechnical, Inc	0054144-IN	Inv:0054144-IN:Petra Geotechnical, Inc	8/15/2012	255

1115	Soils & Geology	Petra Geotechnical, Inc	200999, 000012	Total Amendment	11/14/2012	1,780
1115	Soils & Geology	Petra Geotechnical, Inc	200999, 000012	Total Amendment	11/14/2012	3,625
1115	Soils & Geology	Dzida, Carey & Steinman	27645	Inv:27645:Dzida, Carey & Steinman 11/13-11/30 -review changes to llc agreement, phone correspondence with W Stelmar re: IHP structure, confer with co-counsel re Hillwood loan	12/14/2012	2,015
1115	Soils & Geology	Petra Geotechnical, Inc	200999, 000004	Providing a geotechnical report, engineering, engineering geologic, field and laboratory services during grading and post grading.	12/14/2012	2,045
1115	Soils & Geology	Petra Geotechnical, Inc	200999, 000012	Total Amendment	12/31/2012	615
1115	Soils & Geology	Dzida, Carey & Steinman	00005863, 0001	Reclass Dzida legal to TNHC G&A Non project costs for LLC setup, Invoices 27645, 27761	2/15/2013	(2,015)
1115	Soils & Geology	Petra Geotechnical, Inc	200999, 000004	Providing a geotechnical report, engineering, engineering geologic, field and laboratory services during grading and post grading.	2/15/2013	3,968

1125	Landscape Arch	EPTDesign, Inc.	00001157, 0001	reclass from 0000 lot to Newport Condos 0003 EPT design	3/30/2012	2,260
1125	Landscape Arch	EPTDesign, Inc.	21202133	Inv:21202133:EPTDesign, Inc. Prof Services through 2/29/12 - add’l concept design and schematic design and project meetings	4/10/2012	10,886
1125	Landscape Arch	EPTDesign, Inc.	21204113	Inv:21204113:EPTDesign, Inc.	5/22/2012	14,810
1125	Landscape Arch	EPTDesign, Inc.	21205122	Inv:21205122:EPTDesign, Inc. Schematic design, design development & project meetings	6/26/2012	17,345
1125	Landscape Arch	EPTDesign, Inc.	21206112	Inv:21206112:EPTDesign, Inc. 6/1/12-6/30/12 design develop and proj meetings	7/13/2012	10,400
1125	Landscape Arch	EPTDesign, Inc.	21207128	Inv:21207128:EPTDesign, Inc.	8/28/2012	21,937
1125	Landscape Arch	EPTDesign, Inc.	200999, 000032	Remaining contract balance: Schematic and DD complete Construction Documents $46,800 Irrigation Plans $9,000 Plan Check Coordination $12,800	11/14/2012	12,700

Major Code	Major Description	Supplier Name	Ref No.	Line Item Description	Post Date	Amount
				Remaining contract balance:
				Schematic and DD complete
				Construction Documents $46,800
				Irrigation Plans $9,000
1125	Landscape Arch	EPTDesign, Inc.	200999, 000032	Plan Check Coordination $12,800	11/14/2012	5,850

				Remaining balances of fees on an hourly basis Not To
				Exceed:
				1. EPTDesign Project Meetings $4,300
				2. Structural Engineering $12,000
				3. Arborist Services $5,000
1125	Landscape Arch	EPTDesign, Inc.	200999, 000032	4. Agronomic Soils Testing and Recommendations $2,500	11/14/2012	1,240
1125	Landscape Arch	EPTDesign, Inc.	200999, 000032	Not To Exceed Reimbursables remaining:	11/14/2012	2,696
1125	Landscape Arch	EPTDesign, Inc.	200999, 000032	Not To Exceed Reimbursables remaining:	11/14/2012	407
				Remaining contract balance:
				Schematic and DD complete
				Construction Documents $46,800
				Irrigation Plans $9,000
1125	Landscape Arch	EPTDesign, Inc.	200999, 000032	Plan Check Coordination $12,800	11/28/2012	16,958
				Remaining contract balance:
				Schematic and DD complete
				Construction Documents $46,800
				Irrigation Plans $9,000
1125	Landscape Arch	EPTDesign, Inc.	200999, 000032	Plan Check Coordination $12,800	12/14/2012	15,775
				To reclass cost from 0000 lot to 0003 Marriott, Newport
1140	Gov’t Consult	EPTDesign, Inc.	00001058, 0001	Beach reclass from 0000 to 0003	3/26/2012	8,759
1140	Gov’t Consult	Allen Matkins	410510	Inv:410510:Allen Matkins	8/28/2012	671
1140	Gov’t Consult	Government Solutions	200999, 000043	Consultation Services for month of September 2012	11/28/2012	1,308
1140	Gov’t Consult	Government Solutions	200999, 000043	Consultation Services for month of September 2012	11/28/2012	4,298
1140	Gov’t Consult	Government Solutions	200999, 000043	Consultation Services for month of September 2012	12/14/2012	2,803
1140	Gov’t Consult	Government Solutions	200999, 000043	Consultation Services for month of September 2012	1/21/2013	1,147
1140	Gov’t Consult	Government Solutions	200999, 000043	Consultation Services for month of September 2012	1/30/2013	827
1140	Gov’t Consult	Government Solutions	200999, 000043	Consultation Services for month of September 2012	2/15/2013	467
		John Burns Real Estate		Inv:7074:John Burns Real Estate Consulting, Inc. Retainer:
1145	Mktg Consult	Consulting, Inc.	7074	Qualitative research	2/21/2012	7,074
		John Burns Real Estate
1145	Mktg Consult	Consulting, Inc.	7074A	Inv:7074A:John Burns Real Estate Consulting, Inc.	2/27/2012	1,176

				Inv:176-000 Webb:Big Canyon Country Club Focus Groups -
1145	Mktg Consult	Big Canyon Country Club	176-000 Webb	March 14-15, 2012 Tickets 390705, 391209 & 391211	4/10/2012	3,315
		John Burns Real Estate		Inv:7169:John Burns Real Estate Consulting, Inc. Gift card
1145	Mktg Consult	Consulting, Inc.	7169	purchase and delivery charges - 36 @ $100	7/13/2012	3,758

		John Burns Real Estate		Inv:7317:John Burns Real Estate Consulting, Inc. Qualitative
1145	Mktg Consult	Consulting, Inc.	7317	research and expense recovery less retainer	7/13/2012	15,816

				Consulting fees for Santa Barbara Condominiums- Meridian
1145	Mktg Consult	Meyers Research, LLC	200999, 000040	Invoice #5099	11/14/2012	3,575

				Consulting Fees for Santa Barbara Condominiums- Meridian
1145	Mktg Consult	Meyers Research, LLC	200999, 000040	Invoice #5124	11/14/2012	3,429
				Inv:020:Karin Asset Mgmt Services, LLC Newport Condos
1150	Finance Consult	Omar Badawi	020	proj	10/10/2012	1,920
				Inv:021:Karin Asset Mgmt Services, LLC Newport Condos
1150	Finance Consult	Omar Badawi	021	project	10/10/2012	3,640
1150	Finance Consult	Omar Badawi	200999, 000085	Financial Analyst Services	11/29/2012	1,000
1150	Finance Consult	Omar Badawi	200999, 000085	Financial Analyst Services	12/14/2012	1,440
				Inv:207147:Payne & Fears LLP Review consultant contracts
1155	Other Site Consult	Payne & Fears LLP	207147	etc	3/14/2012	3,668
				Inv:100831:Government Solutions March time for McDermott
1155	Other Site Consult	Government Solutions	100831	and support services	4/10/2012	2,616

				Inv:201847:Manatt, Phelps & Phillips Prof services thru
1155	Other Site Consult	Manatt, Phelps & Phillips	201847	2/29/12; MOA changes, city responses, Hawkins letter	4/10/2012	6,658
				Inv:109119:Fuscoe Engineering, Inc. Design development
1155	Other Site Consult	Fuscoe Engineering, Inc.	109119	coordination 3/1-3/31	4/23/2012	778

				Inv:21203119:EPTDesign, Inc. 3/1-3/31 Ph1&2 Schematic
1155	Other Site Consult	EPTDesign, Inc.	21203119	design, Ph 2 design dev., Ph6 Project meetings	5/3/2012	24,127
1155	Other Site Consult	Manatt, Phelps & Phillips	203975	Inv:203975:Manatt, Phelps & Phillips svc thru 3/31/12	5/3/2012	1,937
1155	Other Site Consult	Government Solutions	100847	Inv:100847:Government Solutions 4/2-4/24 SVC	5/17/2012	3,197
				Inv:41945:Butsko Utility Design, Inc. utility coordination &
				management, utility composite, team, site and utility
1155	Other Site Consult	Butsko Utility Design, Inc.	41945	meetings the month of April 2012	5/29/2012	1,380

1155	Other Site Consult	Abbeyside Construction, Inc.	012-028	Inv:012-028:Abbeyside Construction, Inc. May 2012	6/6/2012	14,000

Major Code	Major Description	Supplier Name	Ref No.	Line Item Description	Post Date	Amount
				Inv:207382:Manatt, Phelps & Phillips Telephone calls to P
				Titcher, Carol McDermott Coastal Commission Meeting,
1155	Other Site Consult	Manatt, Phelps & Phillips	207382	Park Timing	6/6/2012	2,277
1155	Other Site Consult	Government Solutions	100861	Inv:100861:Government Solutions	6/18/2012	1,028

				Inv:210829:Manatt, Phelps & Phillips Review & revise MOU
1155	Other Site Consult	Manatt, Phelps & Phillips	210829	from Henry & provide comments to McDermott & Jordan	6/26/2012	387
				Inv:210287:Payne & Fears LLP review and revise OCIP exhibit
1155	Other Site Consult	Payne & Fears LLP	210287		6/26/2012	113

				Inv:012-030:Abbeyside Construction, Inc. Preconstruction services & approved change dated 6/7/12
1155	Other Site Consult	Abbeyside Construction, Inc.	012-030		7/3/2012	18,350

1155	Other Site Consult	Government Solutions	100871	Inv:100871:Government Solutions June time C. McDermott	7/13/2012	2,990
				Inv:213114:Manatt, Phelps & Phillips services thru 6/30/12 - redline of 4 party MOA and transmit Commission package and clean 4 party MOA

1155	Other Site Consult	Manatt, Phelps & Phillips	213114		7/24/2012	720

				Inv:216314:Manatt, Phelps & Phillips 7/3-7/26/12 Revise & finalize the 4party MOU; call to Leonie Mulvihill re4 party MOU; review staff report for immaterial ammendment; follo up w Paul Titcher re permit extension for CDP

1155	Other Site Consult	Manatt, Phelps & Phillips	216314		8/28/2012	651
1155	Other Site Consult	Butsko Utility Design, Inc.	42023	Inv:42023:Butsko Utility Design, Inc.	9/15/2012	840
1155	Other Site Consult	Butsko Utility Design, Inc.	42046	Inv:42046:Butsko Utility Design, Inc.	9/15/2012	2,460

				Inv:27219:Dzida, Carey & Steinman Aug’12: correspondence to client & seller re: Newport Org chart; review current NBCC Counsel; review 1st amendment to sale agreement; annotate & transmit to client.

1155	Other Site Consult	Dzida, Carey & Steinman	27219		9/15/2012	3,249
				Inv:100887:Government Solutions 8/1-8/31/12 Deliver submittal to CCC; revise application & re-distribute. Prep arguments for use w/ City re PC text amendment. Coordinate extn request.

1155	Other Site Consult	Government Solutions	100887		9/15/2012	6,914
1155	Other Site Consult	Payne & Fears LLP	213523	Inv:213523:Payne & Fears LLP	9/15/2012	923
				General and Administrative services
1155	Other Site Consult	Allen Matkins	200999, 000037	Inv. 413727	11/14/2012	1,403
				Review of letter re: Architectural Review
1155	Other Site Consult	Allen Matkins	200999, 000037	Invoice #418806-001	11/14/2012	183
1155	Other Site Consult	Manatt, Phelps & Phillips	200999, 000036	Fees for professional services through 8/31/12	11/14/2012	6,090

1155	Other Site Consult	Manatt, Phelps & Phillips	200999, 000036	Fees for professional services rendered through 9/30/12	11/14/2012	221
				Remaining balance of original contract amount
				Utility Coordination and Management - $10,920
				Utility Composite Exhibit - $7,020
1155	Other Site Consult	Butsko Utility Design, Inc.	200999, 000078	Team, Site and Utility Meetings - $1,120	11/28/2012	3,269
1155	Other Site Consult	Dzida, Carey & Steinman	200999, 000071	Legal fees per statement no. 27473	11/28/2012	316

				Remaining balance of original contract not yet invoiced.
1155	Other Site Consult	Firesafe Planning Solutions	200999, 000079	For Fire Master Plan for Santa Barbara Condos/Meridian.	11/28/2012	18,200
				Professional fees
1155	Other Site Consult	Manatt, Phelps & Phillips	200999, 000072	Not to Exceed purchase order	11/28/2012	2,159
				Legal fees for general podium matters. Services thru
1155	Other Site Consult	Payne & Fears LLP	200999, 000042	10/31/2012	11/28/2012	6,227
				Remaining balance of original contract amount
				Utility Coordination and Management - $10,920
				Utility Composite Exhibit - $7,020
1155	Other Site Consult	Butsko Utility Design, Inc.	200999, 000078	Team, Site and Utility Meetings - $1,120	12/14/2012	1,620
				Professional fees
1155	Other Site Consult	Manatt, Phelps & Phillips	200999, 000072	Not to Exceed purchase order	12/14/2012	166
				Legal Consult for Hillwood Fashion Island
1155	Other Site Consult	Dzida, Carey & Steinman	200999, 000109	Statement No. 27761	12/27/2012	2,686
				Legal services for podium general matters for Newport Beach
1155	Other Site Consult	Payne & Fears LLP	200999, 000097	Not to Exceed purchase order	12/31/2012	1,913
				Legal Consult for Hillwood Fashion Island
1155	Other Site Consult	Dzida, Carey & Steinman	200999, 000109	Statement No. 27761	1/16/2013	296
				Provide consulting engineering services per contract
				SCNBC1010
				Construction Documents $3,000
				Plan Check Services $1,500
1155	Other Site Consult	Burnett & Young, Inc.	200999, 000088	Construction Services $1,500	1/30/2013	3,000
				Reclass Dzida legal to TNHC G&A Non project costs for
1155	Other Site Consult	Dzida, Carey & Steinman	00005863, 0001	LLC setup, Invoices 27645, 27761	2/15/2013	(2,686)
				Reclass Dzida legal to TNHC G&A Non project costs for
1155	Other Site Consult	Dzida, Carey & Steinman	00005863, 0001	LLC setup, Invoices 27645, 27761	2/15/2013	(296)
1160	Reprograph/Reimb	ARC	00000167, 0001	SoCal Beg bal QB Marriott beg bal QB	12/31/2011	134

Major Code	Major Description	Supplier Name	Ref No.	Line Item Description	Post Date	Amount
1160	Reprograph/Reimb	MVE Studio, Inc.	32668	Inv:32668:MVE Studio, Inc. Reimbusable 5/26/2011 thru12/23/2011	2/21/2012	3,253
1160	Reprograph/Reimb	ARC	6316420	Inv:6316420:ARC 1136.03.02 3/26/12	4/10/2012	57
1160	Reprograph/Reimb	ARC	6322927	Inv:6322927:ARC Delivery to Carol McDermott in Newport Beach	4/10/2012	146
1160	Reprograph/Reimb	ARC	6382384	Inv:6382384:ARC Marriott Color sets	5/8/2012	1,254
1160	Reprograph/Reimb	ARC	6390652	Inv:6390652:ARC	5/22/2012	77
1160	Reprograph/Reimb	FedEx	7-877-55165	Inv:7-877-55165:FedEx Fedex 4/24-5/1 Fedex 5/1	5/22/2012	12
1160	Reprograph/Reimb	ARC	6394936	Inv:6394936:ARC	6/6/2012	61
1160	Reprograph/Reimb	FedEx	7-885-02384	Inv:7-885-02384:FedEx FedEX, May 3	6/6/2012	16
1160	Reprograph/Reimb	ARC	6437388	Inv:6437388:ARC	6/18/2012	407
1160	Reprograph/Reimb	ARC	6438898	Inv:6438898:ARC reprographics 6/8/12	6/26/2012	318
1160	Reprograph/Reimb	ARC	6438912	Inv:6438912:ARC reprographics for EPT, Fuscoe, CB Engineers, Conxtech & MVE	6/26/2012	1,167
1160	Reprograph/Reimb	ARC	6445847	Inv:6445847:ARC reprographics 6/13/12	6/26/2012	91

1160	Reprograph/Reimb	EPTDesign, Inc.	21205122	Inv:21205122:EPTDesign, Inc. Schematic desgin, design development & project meetings mileage & reprographics	6/26/2012	94

1160	Reprograph/Reimb	Fuscoe Engineering, Inc.	109664	Inv:109664:Fuscoe Engineering, Inc. Design development engineering & coordination - 5/1-31/12 Mileage Slasor	6/26/2012	2
1160	Reprograph/Reimb	ARC	6454756	Inv:6454756:ARC digital processing, PPC bond, stapling, set & courier	6/28/2012	229
1160	Reprograph/Reimb	ARC	6455407	Inv:6455407:ARC PW DMF/document Mgmt & set up	6/28/2012	47

1160	Reprograph/Reimb	ARC	6468071	Inv:6468071:ARC reprographics - newport center residence	7/13/2012	389
1160	Reprograph/Reimb	EPTDesign, Inc.	21206112	Inv:21206112:EPTDesign, Inc. 6/1/12-6/30/12 design develop and proj meetings	7/13/2012	904
1160	Reprograph/Reimb	Government Solutions	100871	Inv:100871:Government Solutions June time C. McDermott	7/13/2012	5
1160	Reprograph/Reimb	ARC	6492101	Inv:6492101:ARC order on 7/18/12	7/31/2012	523
1160	Reprograph/Reimb	ARC	6493318	Inv:6493318:ARC order on 7/18/12	7/31/2012	977
1160	Reprograph/Reimb	ARC	6493319	Inv:6493319:ARC order on 7/18/12	7/31/2012	23
1160	Reprograph/Reimb	ARC	6496526	Inv:6496526:ARC order on 7/20/12	7/31/2012	221
1160	Reprograph/Reimb	ARC	6497203	Inv:6497203:ARC order on 7/20/12	7/31/2012	270
1160	Reprograph/Reimb	ARC	6498095	Inv:6498095:ARC order on 7/23/12	7/31/2012	260
1160	Reprograph/Reimb	ARC	6500759	Inv:6500759:ARC order on 7/20/12	7/31/2012	548
1160	Reprograph/Reimb	ARC	6502952	Inv:6502952:ARC order on 7/25/12	7/31/2012	13
1160	Reprograph/Reimb	ARC	6493331	Inv:6493331:ARC	8/15/2012	47
1160	Reprograph/Reimb	ARC	6495054	Inv:6495054:ARC	8/15/2012	140
1160	Reprograph/Reimb	ARC	6495541	Inv:6495541:ARC	8/15/2012	208
1160	Reprograph/Reimb	ARC	6495557	Inv:6495557:ARC	8/15/2012	176
1160	Reprograph/Reimb	ARC	6495766	Inv:6495766:ARC	8/15/2012	145
1160	Reprograph/Reimb	ARC	6495767	Inv:6495767:ARC	8/15/2012	170
1160	Reprograph/Reimb	ARC	6495768	Inv:6495768:ARC	8/15/2012	243
1160	Reprograph/Reimb	ARC	6495769	Inv:6495769:ARC	8/15/2012	268
1160	Reprograph/Reimb	ARC	6495770	Inv:6495770:ARC	8/15/2012	266
1160	Reprograph/Reimb	ARC	6495772	Inv:6495772:ARC	8/15/2012	695
1160	Reprograph/Reimb	ARC	6512289	Inv:6512289:ARC	8/15/2012	194
1160	Reprograph/Reimb	ARC	6513138	Inv:6513138:ARC	8/15/2012	135
1160	Reprograph/Reimb	ARC	6518727	Inv:6518727:ARC	8/15/2012	433
1160	Reprograph/Reimb	ARC	6518874	Inv:6518874:ARC	8/15/2012	60
1160	Reprograph/Reimb	ARC	6519114	Inv:6519114:ARC	8/15/2012	13
1160	Reprograph/Reimb	ARC	6519312	Inv:6519312:ARC	8/15/2012	312
1160	Reprograph/Reimb	ARC	6519487	Inv:6519487:ARC	8/15/2012	589
1160	Reprograph/Reimb	FedEx	7-966-16465	Inv:7-966-16465:FedEx Newport Beach Susan Hori	8/15/2012	12
1160	Reprograph/Reimb	ARC	6491434	Inv:6491434:ARC	8/17/2012	199
1160	Reprograph/Reimb	ARC	6526405	Inv:6526405:ARC	8/28/2012	408
1160	Reprograph/Reimb	FedEx	2-047-09275 PP	Inv:2-047-09275 PP:FedEx Marriott Fedex	10/25/2012	44
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/14/2012	319
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/14/2012	195
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/14/2012	631
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/14/2012	566
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/14/2012	13
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/14/2012	180
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/14/2012	13
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/14/2012	429
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/14/2012	2,269
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/14/2012	172
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/14/2012	114
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/14/2012	315
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/14/2012	382

Major Code	Major Description	Supplier Name	Ref No.	Line Item Description	Post Date	Amount
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/28/2012	62
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/28/2012	1,034
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/28/2012	590
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/28/2012	639
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	11/28/2012	818
1160	Reprograph/Reimb	ARC	200999, 000075	Reprographics for Newport Beach	11/28/2012	41
1160	Reprograph/Reimb	ARC	200999, 000075	Reprographics for Newport Beach	11/28/2012	595
1160	Reprograph/Reimb	Fuscoe Engineering, Inc.	200999, 000034	Not to Exceed for Reimbursables	11/28/2012	2
1160	Reprograph/Reimb	Fuscoe Engineering, Inc.	200999, 000034	Not to Exceed for Reimbursables	11/28/2012	27
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	12/14/2012	31
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	12/14/2012	1,387
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	12/14/2012	348
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	12/14/2012	186
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	12/14/2012	215
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	12/14/2012	161
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	12/14/2012	460
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	12/14/2012	506
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	12/14/2012	77
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	12/14/2012	296
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	12/14/2012	559
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	12/14/2012	2,187
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	12/31/2012	78
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	12/31/2012	53
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	12/31/2012	56
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	2/15/2013	335
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	2/15/2013	47
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	2/15/2013	81
1160	Reprograph/Reimb	ARC	200999, 000033	Not to Exceed Purchase Order for reprographics	2/15/2013	167
1160	Reprograph/Reimb	Burnett & Young, Inc.	4286	Inv:4286:Burnett & Young, Inc.	2/15/2013	22

1305	Entitlement Fees	Government Solutions	reimb of City fee	Inv:reimb of City fee:Government Solutions	2/2/2012	1,000
1305	Entitlement Fees	California Coastal Commission	CK Req 4/30/12	Inv:CK Req 4/30/12:California Coastal Commission Immaterial Amendment Application	4/30/2012	1,000

1305	Entitlement Fees	California Coastal Commission	00003139, 0002	reclass from lot 0000 lot to 0003 for Coastal permit ext	8/1/2012	1,060
1310	Review, Permit & Inspect Fees	Newport Beach, City of	Ck req 8/7	Inv:Ck req 8/7:Newport Beach, City of Plan Check	8/7/2012	3,406
1310	Review, Permit & Inspect Fees	County of Orange	Ck req 8/9/12	Inv:Ck req 8/9/12:County of Orange Complete map check	8/9/2012	2,394
1310	Review, Permit & Inspect Fees	Newport Beach, City of	Ck Rqst 8/22/12	Inv:Ck Rqst 8/22/12:Newport Beach, City of Plan Check Fees	8/22/2012	895
5005	Architecture	MVE Studio, Inc.	32680	Inv:32680:MVE Studio, Inc. Marriott, thru 2/23/12, Predesign and site development	3/26/2012	39,899
5005	Architecture	MVE Studio, Inc.	32684	Inv:32684:MVE Studio, Inc. Marriott, thru 2/23/12, Schematic Design	3/26/2012	22,000
5005	Architecture	MVE Studio, Inc.	32687	Inv:32687:MVE Studio, Inc. Thru 3/23, Predesign/Site development	4/17/2012	37,968

5005	Architecture	MVE Studio, Inc.	32688	Inv:32688:MVE Studio, Inc. Thru 3/23, Design development	4/17/2012	34,500
5005	Architecture	MVE Studio, Inc.	32691	Inv:32691:MVE Studio, Inc. Thru 3/23/12 reimbursable expenses	4/17/2012	1,097
5005	Architecture	MVE Studio, Inc.	32693	Inv:32693:MVE Studio, Inc. SVC thru 4/23/12	5/17/2012	29,463
5005	Architecture	MVE Studio, Inc.	32697	Inv:32697:MVE Studio, Inc. Prof services through 5/23/12 for design development for SB Condos	6/12/2012	138,000
5005	Architecture	MVE Studio, Inc.	32699	Inv:32699:MVE Studio, Inc. Thru 5/23/12	6/18/2012	7,791
5005	Architecture	MVE Studio, Inc.	32700	Inv:32700:MVE Studio, Inc. Thru 5/23/12	6/18/2012	45,080
5005	Architecture	MVE Studio, Inc.	32701	Inv:32701:MVE Studio, Inc. thru 5/31/12	6/30/2012	42,486
5005	Architecture	MVE Studio, Inc.	32709	Inv:32709:MVE Studio, Inc. services through 6/23/12 SB condos design development	7/13/2012	51,750

5005	Architecture	MVE Studio, Inc.	32701R	Inv:32701R:MVE Studio, Inc. Reverse invoice per S. Jordan and should not have been billed - need change order	7/18/2012	(42,486)
5005	Architecture	MVE Studio, Inc.	32701a	Inv:32701a:MVE Studio, Inc. Pre-design/site development through 5/23/12	7/31/2012	42,486
5005	Architecture	MVE Studio, Inc.	32706	Inv:32706:MVE Studio, Inc. predesign & site development through 6/23/12	7/31/2012	10,523
5005	Architecture	MVE Studio, Inc.	32713	Inv:32713:MVE Studio, Inc.	8/16/2012	51,750
5005	Architecture	MVE Studio, Inc.	32714	Inv:32714:MVE Studio, Inc.	8/16/2012	13,570
5005	Architecture	MVE Studio, Inc.	32717	Inv:32717:MVE Studio, Inc.	9/15/2012	157,000
5005	Architecture	MVE Studio, Inc.	32721	Inv:32721:MVE Studio, Inc.	9/15/2012	550
5005	Architecture	MVE Studio, Inc.	200999, 000045	Remaining balance of original architecture contract to date: $1,164,018.20 Plus all Additional Architecture Addendums to date: $420,445.18	11/28/2012	1,661

Major Code	Major Description	Supplier Name	Ref No.	Line Item Description	Post Date	Amount
5005	Architecture	MVE Studio, Inc.	200999, 000045	Remaining balance of original architecture contract to date: $1,164,018.20 Plus all Additional Architecture Addendums to date: $420,445.18	11/28/2012	7,619
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	11/28/2012	22,830
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	11/28/2012	1,524
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	11/28/2012	4,400
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	11/28/2012	9,096
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	11/28/2012	2,473
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	11/28/2012	201,500
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	11/28/2012	125,000
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	11/28/2012	14
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	11/28/2012	88,000
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	11/28/2012	30,665
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	11/28/2012	1,582
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	11/28/2012	15,220
5005	Architecture	MVE Studio, Inc.	200999, 000045	$1,164,018.20 Plus all Additional Architecture Addendums to date:	11/28/2012	2,200
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	12/14/2012	10,666
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	12/14/2012	4,124
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	12/14/2012	22,830
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	12/14/2012	96,500
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	12/14/2012	1,236
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	12/14/2012	1,978

Major Code	Major Description	Supplier Name	Ref No.	Line Item Description	Post Date	Amount
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	12/14/2012	2,200
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	2/15/2013	1,803
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	2/15/2013	88,000
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	2/15/2013	22,830
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	2/15/2013	1,236
				Remaining balance of original architecture contract to date: $1,164,018.20
5005	Architecture	MVE Studio, Inc.	200999, 000045	Plus all Additional Architecture Addendums to date: $420,445.18	2/15/2013	3,300
5005	Architecture	MVE Studio, Inc.	200999, 000118	Total for both Addendum No.’s 16 and 17	2/15/2013	4,884
5005	Architecture	MVE Studio, Inc.	200999, 000118	Total for both Addendum No.’s 16 and 17	2/15/2013	7,326
5015	DRE/HOA	Gallagher & Moore c/o FCM Law, Inc.	22124	Inv:22124:Gallagher & Moore 6/21/12 - review of conditions of approval, preparation of communications and comments for kick off meeting	7/31/2012	949

5015	DRE/HOA	Department of Real Estate	Ck Req Pink Report	Inv:Ck Req Pink Report:Department of Real Estate Pink Report for Newport Beach CondoProject $500 Pink, $10x79 units= $790, Prepaid charge for Whites$1700	9/28/2012	2,990
5015	DRE/HOA	Gallagher & Moore c/o FCM Law, Inc.	200999, 000074	Review communications about square footages and advertising	11/28/2012	130
5015	DRE/HOA	NTB Realty Advisors, Inc.	200999, 000027	DRE Budget	12/14/2012	5,250
5025	Other House Consultant	Abbeyside Construction, Inc.	012-019	Inv:012-019:Abbeyside Construction, Inc. Preconstruction services per agreement March 2012	4/10/2012	14,000

5025	Other House Consultant	Abbeyside Construction, Inc.	012-022	Inv:012-022:Abbeyside Construction, Inc.	5/3/2012	14,000
5025	Other House Consultant	Butsko Utility Design, Inc.	41923	Inv:41923:Butsko Utility Design, Inc. Utility coordination & management	5/3/2012	1,380

5025	Other House Consultant	MVE Studio, Inc.	32698	Inv:32698:MVE Studio, Inc. Prof Serv through 5/23/12 for Schematic design & design developments - SB Condos	6/12/2012	6,930
5025	Other House Consultant	Payne & Fears LLP	00002846, 0001	Reclass Payne & Fears Inv#208074 paid on 4/30/12 Rcls Payne & Fear on 4/17	7/1/2012	2,679
5025	Other House Consultant	Butsko Utility Design, Inc.	41969	Inv:41969:Butsko Utility Design, Inc. utility coordination, composite exhibit & site meetings	7/13/2012	840
5025	Other House Consultant	MVE Studio, Inc.	32707	Inv:32707:MVE Studio, Inc. services through 6/23/12 SB condos Consultants DD	7/13/2012	31,165
5025	Other House Consultant	MVE Studio, Inc.	32708	Inv:32708:MVE Studio, Inc. services through 6/23/12 MEP design criteria	7/13/2012	5,720

5025	Other House Consultant	Abbeyside Construction, Inc.	012-034	Inv:012-034:Abbeyside Construction, Inc. July 2012	7/31/2012	18,350
5025	Other House Consultant	MVE Studio, Inc.	32710	Inv:32710:MVE Studio, Inc.	8/15/2012	14,835
5025	Other House Consultant	MVE Studio, Inc.	32711	Inv:32711:MVE Studio, Inc.	8/15/2012	4,290
5025	Other House Consultant	MVE Studio, Inc.	32715	Inv:32715:MVE Studio, Inc. swimming pool consultant	8/16/2012	2,373
5025	Other House Consultant	Payne & Fears LLP	212547	Inv:212547:Payne & Fears LLP 7/2-7/27/12 Phone conf. w M Coleman; review correspondence, pre-construction agreement; review correspondence & scope of services for Mechanical Consultant Agreement, Prep Atlas Proj Agreement	8/28/2012	2,880
5025	Other House Consultant	Butsko Utility Design, Inc.	41995	Inv:41995:Butsko Utility Design, Inc.	8/31/2012	840

5025	Other House Consultant	Abbeyside Construction, Inc.	012-038	Inv:012-038:Abbeyside Construction, Inc.	9/15/2012	18,350
5025	Other House Consultant	MVE Studio, Inc.	32716	Inv:32716:MVE Studio, Inc.	9/15/2012	16,503
5025	Other House Consultant	MVE Studio, Inc.	32718	Inv:32718:MVE Studio, Inc.	9/15/2012	2,860
5025	Other House Consultant	MVE Studio, Inc.	32719	Inv:32719:MVE Studio, Inc.	9/15/2012	2,788
5025	Other House Consultant	MVE Studio, Inc.	32720	Inv:32720:MVE Studio, Inc.	9/15/2012	3,393
5025	Other House Consultant	Atlas Mechanical, Inc.	200999, 000028	Design for Phase 1- Inclusive of Phase 2 as well	11/6/2012	72,500
5025	Other House Consultant	Abbeyside Construction, Inc.	200999, 000015	Design Process Oversite and Management Monthly fees for the Newport Beach Condominiums Contract monthly from July 2012-March 2013 $18,435.00/month	11/14/2012	18,350

Major Code	Major Description	Supplier Name	Ref No.	Line Item Description	Post Date	Amount
5025	Other House Consultant	Abbeyside Construction, Inc.	200999, 000015	Design Process Oversite and Management Monthly fees for the Newport Beach Condominiums Contract monthly from July 2012-March 2013 $18,435.00/month	11/14/2012	19,310
5025	Other House Consultant	Payne & Fears LLP	200999, 000039	Professional fees re: podium general matters through 9/30/2012	11/14/2012	2,408

5025	Other House Consultant	Abbeyside Construction, Inc.	200999, 000029	Change Order #2 -Preconstruction Services Additional hours for Steve Nicholson per month as well as Mike Coleman per month November 2012 thru March 2013 at $14,770/per month	12/5/2012	33,205
5025	Other House Consultant	Allana Buick & Bers, Inc.	200999, 000094	Phase 1 Investigation & Evaluation Services	12/14/2012	66,322

5025	Other House Consultant	Abbeyside Construction, Inc.	200999, 000029	Change Order #2 -Preconstruction Services Additional hours for Steve Nicholson per month as well as Mike Coleman per month November 2012 thru March 2013 at $14,770/per month	1/15/2013	24,904

5025	Other House Consultant	Abbeyside Construction, Inc.	200999, 000125	Preconstruction Management Services for Newport Beach January 2013 thru April 2013 @ $24,594.00 per month	2/15/2013	24,594
5025	Other House Consultant	Allana Buick & Bers, Inc.	200999, 000094	Phase 1 Investigation & Evaluation Services	2/15/2013	33,161
5095	Contingency - House Conslt	Payne & Fears LLP	208074	Inv:208074:Payne & Fears LLP Thru 3/31/12 Review correspondence re: MVE and revised Scope of Work for MVE received	4/17/2012	2,679
5095	Contingency - House Conslt	Payne & Fears LLP	00002846, 0001	Reclass Payne & Fears Inv#208074 paid on 4/30/12 Rcls Payne & Fear on 4/17	7/1/2012	(2,679)
5205	Bldg Permits	Newport Beach, City of	200999, 000080	Plan Check fees for 900 Newport Center Drive, Newport Beach, CA 1. Building Plan Check Fee $12,374.64 2. Fire Dept. Fee $2474.93 3. Electrical Plan Check Fee $1732.45 4. Plumbing Plan Check Fee $1237.46 5. Mechanical Plan Check Fee $1484.96	11/29/2012	19,304
5205	Bldg Permits	Newport Beach, City of	200999, 000087	Plan Check fee- Foundation Only	12/5/2012	4,837
5205	Bldg Permits	Newport Beach, City of	Shoring PC fee	Inv:Shoring PC fee:Newport Beach, City of	12/12/2012	724
5205	Bldg Permits	Newport Beach, City of	200999, 000115	Plumbing PC fee	1/10/2013	292
5205	Bldg Permits	Newport Beach, City of	200999, 000117	City deposit account for processing and permitting Not To Exceed	1/17/2013	10,000
5405	GC Salaries & Burden	TNHC	00004638, 0003	PR actual 12.14.12	12/14/2012	5,769
5405	GC Salaries & Burden	TNHC	00005003, 0002	PR actual 11.30.12	12/14/2012	5,769
5405	GC Salaries & Burden	TNHC	00004956, 0003	PR actual 12.30.12	12/30/2012	5,769
5405	GC Salaries & Burden	TNHC	00005353, 0003	PR actual 01.11.13	1/19/2013	5,769
5405	GC Salaries & Burden	TNHC	00005687, 0003	PR actual 01.25.13	1/25/2013	5,769

5425	GC Misc People Costs	TNHC	00003139, 0001	Reclass from 000 to lot 003 Marriott for marketing lunch	8/1/2012	68

5425	GC Misc People Costs	TNHC	00005723, 0001	Reclass expense report 12/01 to 01/14 to Meridian Project	2/13/2013	415
5430	GC Field Office	The GDR Group	68365	Inv:68365:The GDR Group	2/19/2013	2,493
5805	Interest	IHP Capital Partners	00005035, 0001	Dec 14-31 IHP interest Accrual on $1m note	12/31/2012	7,000
5805	Interest	IHP Capital Partners	00005861, 0001	IHP Interest accrual 01/01/13 to 01/31/13	1/31/2013	12,056

5825	Other Finance	CT Corp	8121675-RI	Inv:8121675-RI:CT Corp Domestic Rep (LLC) Delaware	9/15/2012	342
5825	Other Finance	CT Corp	8533724-RI e	Inv:8533724-RI e:CT Corp	2/11/2013	350
5825	Other Finance	Ernst & Young US LLP	US0130761794	Inv:US0130761794:Ernst & Young US LLP First Progress Billing TNHC Newport	2/15/2013	500
6030	Marketing Setup	Meridian Interiors, LLC	W00144	Inv:W00144:Meridian Interiors, LLC	8/28/2012	20,000

6030	Marketing Setup	Paolucci Communication Arts	20227	Inv:20227:Paolucci Communication Arts	8/28/2012	18,000
6030	Marketing Setup	MVE Studio, Inc.	00003767, 0001	Capitalize MVE Studio Inv 32712 Incorrectly expensed in August Cptlze MVE Studio Inv 32712	9/30/2012	10,909
6030	Marketing Setup	Paolucci Communication Arts	200999, 000019	Newport Marriot Initial Branding Creative Direction/Marketing Plan	10/31/2012	62
6030	Marketing Setup	MVE Studio, Inc.	200999, 000046	Remaining balance of all addendums to date: # 5, 7,10, 12, 13 & 15 For Computer Renderings, View Photography	11/28/2012	1,673
6030	Marketing Setup	MVE Studio, Inc.	200999, 000046	Remaining balance of all addendums to date: # 5, 7,10, 12, 13 & 15 For Computer Renderings, View Photography	11/28/2012	4,461
6030	Marketing Setup	MVE Studio, Inc.	200999, 000046	Remaining balance of all addendums to date: # 5, 7,10, 12, 13 & 15 For Computer Renderings, View Photography	11/28/2012	26,068
6030	Marketing Setup	MVE Studio, Inc.	200999, 000046	Remaining balance of all addendums to date: # 5, 7,10, 12, 13 & 15 For Computer Renderings, View Photography	11/28/2012	16,152

Major Code	Major Description	Supplier Name	Ref No.	Line Item Description	Post Date	Amount

6030	Marketing Setup	Paolucci Communication Arts	200999, 000068	Meridian/Hillwood Map	11/28/2012	490

6030	Marketing Setup	Paolucci Communication Arts	200999, 000069	Meridian Domain Name Purchase	11/28/2012	13
6030	Marketing Setup	Alternative Spaces, Inc.	200999, 000114	December Setup- Customized programming and iFrame setup for registrations	12/31/2012	1,500

6030	Marketing Setup	IHP Capital Partners	200GA, 000039	Invoice Date: 12/5/12 Marketing Services for New Home Company’s Newport Beach “Santa Barbara Condominiums” - Meet with Tom Redwitz regarding Architectural Character - Meet with Tom Redwitz regarding Floor Plans - Tom Redwitz meeting discussing phasing, timing of sales opening, condition of project at sale opening, modeling and general marketing strategy (9/18/12) - Review pricing study with IHP (11/30/12) = $1,800.00	12/31/2012	1,800
6030	Marketing Setup	Paolucci Communication Arts	200GA, 000032	12/20/12 Meridian Interactive Fee = $5,000.00	12/31/2012	5,000
6030	Marketing Setup	Paolucci Communication Arts	200GA, 000033	Meridian Logo Design and Final Production = $1,000.00	12/31/2012	1,016
6030	Marketing Setup	Paolucci Communication Arts	200GA, 000034	Meridian Signage Design and Final Production = $3,000.00	12/31/2012	3,040
6030	Marketing Setup	Paolucci Communication Arts	200GA, 000035	Meridian Images Completion of 4 = $10,023.00	12/31/2012	10,023
6030	Marketing Setup	MVE Studio, Inc.	200999, 000046	Remaining balance of all addendums to date: # 5, 7,10, 12, 13 & 15 For Computer Renderings, View Photography	1/31/2013	19,480
6030	Marketing Setup	MVE Studio, Inc.	200999, 000046	Remaining balance of all addendums to date: # 5, 7,10, 12, 13 & 15 For Computer Renderings, View Photography	1/31/2013	6,671
6305	Adv-Creative Agency	IHP Capital Partners	200GA, 000043	IHP pd in error need to reverse PO commitment	1/31/2013	(1,800)
6305	Adv-Creative Agency	Svrcek, Rudy	SB condo Mkt Serv	Inv:SB condo Mkt Serv:Svrcek, Rudy Marketing Serv for Newpor Beach Santa Barbara condo, review pricing with TOm R, meeting discussions re phasing, sales opening, marketing strategy.	1/31/2013	1,800
6315	Adv-Media	MVE Studio, Inc.	32712	Inv:32712:MVE Studio, Inc.	8/15/2012	10,909
6315	Adv-Media	MVE Studio, Inc.	00003767, 0001	Capitalize MVE Studio Inv 32712 Incorrectly expensed in August Cptlze MVE Studio Inv 32712	9/30/2012	(10,909)

Total Preacquisition Costs by TNHC	$ 7,243,808

EXHIBIT D

FORM OF CONSTRUCTION CONTRACT

CONSTRUCTION CONTRACT

PROJECT DESCRIPTION:

Project Name:

Tract(s)                     (“Project”)

This Owner-Contractor General Contract (“Contract”), is entered into on                       , 20     (“Effective Date”) by TNHC NEWPORT LLC, a Delaware limited liability company (“Owner”), and TNHC REALTY AND CONSTRUCTION, INC., a Delaware corporation (“Contractor”). Owner and Contractor are collectively referred to as the “parties” and individually as a “party”.

ARTICLE 1

DURATION OF CONTRACT

The obligations of the parties under this Contract shall commence on the Effective Date. It is understood that Owner shall have the right but not the obligation to request Contractor to perform all or a part of the “Work” (as defined below) called for according to the terms of this Contract. Owner shall not be required to request such Work to be done and Contractor shall be obligated to perform the Work only if Owner requests that Contractor perform all or a part of the Work. Contractor shall at all times be ready, willing and able to commence prosecution of the Work in accordance with time frames required by Owner. Contractor acknowledges that it has received valuable consideration for entering into this Contract.

ARTICLE 2

SCOPE OF WORK

(a)      Contractor shall furnish all supervision, coordination, scheduling, bidding, estimating, labor, tools, equipment, materials, licenses, permits, inspections and all things necessary to fulfill the construction objectives of Owner as said objectives have been described to Contractor in the drawings and specifications (“Drawings and Specifications”) and all addenda (hereinafter “Addenda”) issued by Owner and all changes (“Changes”) issued by Owner after execution of this Contract, (the “Work”).

(b)      The above description of the Work is intended solely as a general summary and does not eliminate any requirements in this Contract or any items required for completion of the Project intended by this Contract or otherwise required by Owner. The Project generally consists of                                     .

(c)      Owner shall provide to Contractor all exhibits, the Drawings and Specifications, any Addenda, Changes and other materials regarding the Work comprising the contract documents, (collectively the “Contract Documents”) and the Work shall be completed in accordance with the Contract Documents.

(d)      Contractor’s authority is expressly limited to the provisions provided herein or as may be amended in writing from time to time by Owner and mutually agreed to and accepted by Contractor in writing.

(e)      Prior to the execution of this Contract, [                                      ], a [                                    ] (“TNHC”), as managing member, and [                                ], a [                                ], as a member, entered into that certain Amended and Restated Limited Liability Company Agreement of TNHC NEWPORT LLC (as it may be amended and restated, the “Company Agreement”). TNHC is an affiliate of Contractor. Notwithstanding anything to the contrary contained herein, after the Company Agreement is executed, Contractor shall have no right or authority, express or implied, under this Contract to take any action or expend any funds with respect to the services that Contractor has been engaged to perform under this Contract to the extent that, if such action were undertaken or such expenditure were made by TNHC, in its capacity as “managing member” of the Owner, such action or expenditure would require the approval of the Executive Committee (as defined in the Company Agreement), unless TNHC first obtains the prior approval of the Executive Committee in accordance with the Company Agreement.

ARTICLE 3

PAYMENT

Subject to the Company Agreement, all obligations of Contractor under this Agreement shall be performed at the cost of Owner. Owner shall pay Contractor for performance of this Contract in accordance with the terms of the “Payment Procedure and Schedule” attached hereto as Attachment “A.” As a condition precedent to Owner’s obligation to make any payment to Contractor, Owner will require that a partial waiver of liens, or a final waiver of liens, whichever is appropriate to the circumstances, be executed by Contractor and all subcontractors and material suppliers. In addition, if Owner has reason to believe that Contractor is not paying (or may not be able to pay) any of its subcontractors, Owner reserves the right to make payments jointly to Contractor and such subcontractors to the extent necessary to pay fully such subcontractors. If Contractor has received payment from Owner for subcontract work and Contractor withholds payment to the subcontractor for any reason, Contractor will notify Owner of its decision and the reason for withholding payment to the subcontractor; Owner may then deduct such amount from the next payment due Contractor and until such time as Contractor releases the funds to the subcontractor.

ARTICLE 4

CHANGES

Owner may make Changes in the Work to be performed and materials to be furnished under this Contract at any time by written order (“Change Order”). Contractor shall promptly comply with any such changes.

ARTICLE 5

PROSECUTION OF THE WORK

(a)      All Work shall be done under the general supervision and direction of Owner; Contractor shall at all times furnish adequate, qualified job site supervision to direct the Work. The decision of Owner about the meaning the Contract Documents shall be final. Notwithstanding the foregoing, Contractor represents and warrants that it is technically, financially, and legally ready, willing, and able to perform the Work hereunder and that it is familiar with and knowledgeable about the applicable laws and regulations, and government agency policy documents to the extent necessary to carry out its duties in a professional, complete, and compliant manner. Contractor further represents and warrants that Work performed by or delivered through Contractor shall be in accordance with the generally accepted standards of the profession at the time of performance and shall conform to the provisions of this Contract. Contractor shall replace any part of the Work that fails to comply with this Contract.

(b)      Contractor shall commence the purchase of materials, retaining of subcontractors, and construction of the Project within a time period reasonably designated by Owner after receipt from Owner of a “Notice to Proceed.” For purposes of this Contract, the Notice to Proceed shall be a written notice from Owner to Contractor, directing Contractor to proceed with construction of the Project described in this Contract, provided that the Notice to Proceed is delivered to Contractor only after each of the following conditions have been fully performed and satisfied:

(i)                  Contractor and Owner have agreed upon all the terms and conditions of this Contract, including particulars relating to the Drawings, Specifications and construction of the Project;

(ii)                All entitlements have been issued by necessary public agencies as required to fully commence and complete that portion of the Project subject to the Notice to Proceed;

(iii)               Contractor and Owner have executed all documents necessary to evidence their agreement relating to the Project described in this Contract, except Changes as needed in the future;

(iv)               Contractor has provided Owner with duplicate copies of the insurance policies which Contractor is to procure, or cause to be procured, under the provisions of the Insurance Section of this Contract.

ARTICLE 6

LABOR AND MATERIAL

(a)      Contractor shall furnish enough properly skilled workmen to diligently prosecute the Work.

(b)      Contractor acknowledges that all employees comply with current immigration laws.

(c)      Contractor shall not employ or contract with any person or entity whose employment is objected to by Owner.

ARTICLE 7

SUBCONTRACTORS

Contractor shall be responsible for hiring, coordinating and supervising the various subcontractors, suppliers and materialmen (“Subcontractors”) necessary to complete the Project. Contractor shall contract solely in its own name and behalf, and not in the name or behalf of Owner with the selected Subcontractors. Nothing contained herein shall create any contractual relationship between Owner and any Subcontractors. By its subcontracts, Contractor shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to Contractor by the terms of this Contract, and to assume toward Contractor all the obligations and responsibilities which Contractor, by this Contract, assumes toward Owner. The subcontracts shall preserve and protect the rights of Owner under this Contract with respect to the Work to be performed by the Subcontractors so that the subcontracting thereof will not prejudice such rights. Where appropriate, Contractor shall require each Subcontractor to enter into similar agreements with its sub-subcontractor.

ARTICLE 8

CLEAN-UP

Contractor shall ensure the Project remains clean and orderly and shall cause all rubbish, debris and surplus materials to be removed from the Project site on a regular basis. On completion of the Project, Contractor will remove debris and surplus material from the Project site, and will thoroughly clean the Project, leaving it in a neat and broom-clean condition.

ARTICLE 9

SAFETY

Contractor shall provide safe and sufficient facilities at all times. Contractor shall take all safety measures necessary to ensure the safety of the public and of workers on the job, and to prevent accidents or injury to any persons on, about, or adjacent to the premises where the Work is being performed. Contractor shall give all notices and comply with all codes relative to safety of persons or property and their protection from damage, injury or loss and the prevention of accidents including, without limitation, the California Occupational Safety and Health Act of 1973 and all rules and regulations promulgated by the California Department of Industrial Relations pursuant to said act.

ARTICLE 10

PROTECTION OF WORK

Contractor shall be responsible for the protection of the Work until final completion and acceptance by Owner.

ARTICLE 11

INSURANCE

The Contractor shall provide, and shall require its subcontractors to provide, insurance of the type and on the terms and conditions as required by Owner.

ARTICLE 12

COMPLIANCE WITH LAW

(a)      Contractor shall keep and have available all records and make all payments, reports, collections, deductions and otherwise do all things to comply with all federal, state, and local laws, ordinances and regulations as they affect its performance of this Contract including, but not limited to, those relating to production, purchase and sale, furnishing and delivering, pricing and use or consumption of materials, supplies and equipment hire, tenure or conditions of employment of employees and their hours of work and rates of and the payment of their wages, and payment, collection, and deduction of federal, state and local taxes and contributions.

(b)      Contractor shall obtain all permits, licenses and official inspections for the Work.

ARTICLE 13

RELEASE OF LIENS

Contractor shall deliver the Work and materials to Owner free of all claims, security agreements, levies, encumbrances or liens, including providing all lien releases as required by Owner.

ARTICLE 14

ASSIGNMENT

Contractor shall not assign this Contract in whole or in part, or the proceeds of it, without written consent of Owner.

ARTICLE 15

ATTORNEYS FEES

If Owner or Contractor becomes involved in arbitration or litigation arising out of this Contract, or the performance of it, the court or tribunal in such arbitration or litigation, or in a separate suit, shall award reasonable costs and expenses of arbitration and litigation, including, but not limited to, expert witness fees and attorneys fees, to the prevailing party or parties.

ARTICLE 16

INDEPENDENT CONTRACTOR

Contractor hereby declares that it is engaged in an independent business, and agrees to perform the Work described in this Contract as an independent contractor, and not as an agent, employee, or servant of Owner. Contractor has, and hereby retains, the right to exercise full control and supervision of the work, and full control over the employment, direction, compensation, and discharge of all persons assisting in the work. Except as otherwise provided in the Company Agreement, Contractor agrees to be solely responsible all matters relating to payment of its employees, including compliance with social security, withholding, and all other regulations governing such matters. Contractor agrees to be responsible for its own acts and those of its subordinates, employees, and subcontractors during the life of this Contract.

ARTICLE 17

ENTIRE AGREEMENT

This Contract contains the entire agreement between the parties and no prior written or oral proposals, agreements, representations or statements made by Owner before execution of this Contract are valid unless the representation or statement is contained in this Contract. Captions of articles are for convenience and are not part of this Contract.

ARTICLE 18

THIRD PARTY BENEFICIARY

This Contract, or any part of it, shall not give third parties other than Owner any claim, demand or right of action against Owner or Contractor beyond those that exist in the absence of this Contract.

ARTICLE 19

CALIFORNIA MECHANIC’S LIEN LAW

Owner shall have the right to treat Contractor as a general contractor in regard to Contractor’s compliance with the California Mechanic’s Lien Law.

ARTICLE 20

GOVERNING LAW

This Contract is governed by California law.

ARTICLE 21

VENUE

Any legal proceedings arising from this Contract shall be brought only in a court of competent jurisdiction in the County in which the Project is located.

ARTICLE 22

INVALIDITY OF ANY PROVISION

If any term or other provision of this Contract is determined to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Contract shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Contract so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

ARTICLE 23

BINDING EFFECT

This Contract shall be binding upon and inure to the benefit of the parties hereto, their partners, members, directors, heirs, personal representatives, successors and duly approved assignees. If there is any conflict between the this Contract and the Company Agreement, the Company Agreement shall control.

ARTICLE 24

NOTICE

When this Contract provides for notice it shall be given by: (a) registered or certified mail, addressed to the place designated in this Article; (b) a writing delivered to the place designated in this Article, or to Contractor’s representative at the Project site; or (c) orally to Contractor’s representative at the Project site in an emergency; or (d) telephone to Contractor at the place designated in this Article if Contractor is in default. Such oral notice shall be promptly confirmed in writing in accordance with either sub-articles (a) or (b). Notice to the other side shall be given at the address set forth on the first page of this Contract. Unless otherwise specifically provided, forty-eight (48) hours’ notice shall be given. Notice time shall run from the time it is given, and under subdivision (d) from the time of telephone notice.

ARTICLE 25

JOINDER OF PARTIES

In the event there exists an agreement between either party and a third party that provides for arbitration, judicial reference or other alternative dispute resolution proceeding as the forum for the resolution of disputes, and a claim, dispute or other controversy exists between either party and such third party which may involve claims between the parties hereto, both parties expressly agree to be joined as an additional party in any and all such arbitration or other proceedings, or if a separate arbitration or other proceeding already exists or is separately initiated, both parties expressly agree to the consolidation of all such arbitration or other proceedings, it being the intent of the parties hereto to resolve all of the rights and obligations of all interested parties at one time in one forum rather than in multiple proceedings.

ARTICLE 26

ATTACHMENTS

All of the provisions set forth in the Attachment(s) attached hereto are hereby incorporated into this Contract.

The following statement is required by California law. Nothing in this statement shall modify the provisions of this Contract:

Contractors are required by law to be licensed and regulated by the Contractors’ State License Board which has jurisdiction to investigate complaints against contractors if a complaint regarding a patent act or omission is filed within four years of the date of the alleged violation. A complaint regarding a latent act or omission pertaining to structural defects must be filed within 10 years of the date of the alleged violation. Any questions concerning a contractor may be referred to the Registrar, Contractors’ State License Board, P.O. Box 26000, Sacramento, California 95826.

Signatures on this Contract, as well as any document identification herein, may be by facsimile or electronic signature, unless prohibited by law or required to be in a particular form for purposes of recordation, notarization, etc. This provision shall also apply to any documents to be signed by subcontractors, suppliers and materialmen of Contractor.

CONTRACTOR:	OWNER:

TNHC REALTY AND CONSTRUCTION, INC., a Delaware corporation	TNHC NEWPORT LLC, a Delaware limited liability company

	By:	[ ],
By:		a [ ]
Its Managing Member
Its:
By:

Its:

ATTACHMENT “A”

Payment Procedure

Contractor shall be paid by Owner for the Work undertaken at the Project in accordance with the following terms:

1.	Owner shall pay Contractor from loan proceeds draws for the Project, at such times as those draws may occur.

2.	The total amount payable to Contractor shall be equal to the actual costs incurred by Contractor (with no markup whatsoever) in connection with constructing the Project.

Contractor shall be paid by Owner for warranty and customer service work undertaken at the Project in accordance with the following terms:

1.	Owner shall pay Contractor from those funds reserved by Owner for warranty and customer service work at the Project, as reflected in Owner’s financials.

2.	It is anticipated that the total warranty and customer service work reserves accruals and/or charges for the Project will be one percent (1%) of gross sales revenues for the Project.

3.	Contractor shall submit warranty and customer service work payment requests to Owner, which reflect time and materials, overhead, insurance, and such other ordinary and customary costs (with no markup whatsoever) which are incurred by Contractor in effectuating the warranty and customer service work at the Project.

EXHIBIT E

FORM OF SALES AND MARKETING CONTRACT

SALES AND MARKETING CONTRACT

This Sales and Marketing Contract (“Agreement”) is entered into on                       , 20    (“Effective Date”), by TNHC NEWPORT LLC, a Delaware limited liability company (“Owner”) and TNHC REALTY AND CONSTRUCTION, INC., a Delaware corporation (“Broker”). Broker and Owner may be collectively referred to as the “parties” and individually as a “party”.

RECITALS

A.        Owner is the owner and developer of the [                                ] residential development located in Newport Beach, California (“Project”).

B.        Broker is a licensed California Real Estate Broker.

C.        Owner desires to engage Broker to provide brokerage services for the sale of residential units in the Project (“Residences”).

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.        Broker’s License.  Broker represents that it is duly licensed as a real estate broker by the State of California as follows: License Identification No.                     , Expiration Date:                     , 20   . During the term of this Agreement, Broker shall remain continuously licensed as a real estate broker by the State of California. To that end, Broker shall fulfill all continuing educational and other requirements and pay all required renewal and education fees, all at Broker’s sole cost.

2.        Broker Sales Office.  Owner shall, at its sole cost and expense, provide a sales office and model home complex for the Project to be used by Broker.

3.        Salespersons.  Broker shall engage real estate sales people for the sale of Residences all of whom will be real estate sales agents duly licensed as such by the State of California. Salespersons shall be employees or agents of Broker and not Owner. Broker shall supervise all salespersons and insure that all salespersons work in a professional manner to assist Broker in performing its obligations under this Agreement. The cost of salary, commission and benefits for such salespersons shall be reimbursed to Broker by Owner. [Questions: What are these costs? What are the commissions? Are these costs and commissions in the budgets?]

4.       Owner Obligations.

(a)      Office Equipment.  Owner shall, at Owners cost and expense, provide Broker with all office equipment and supplies necessary, as determined sales offices, including, without limitation, displays, computers and software, desks, telephones, signs, business cards and stationery.

(b)      Sales Documents and Materials.  Owner, at its sole cost and expense, shall promptly provide Broker with copies of all documents of any kind in its possession related to the Project and/or marketing activities for the Project, including, without limitation, marketing materials, financing documents and programs, homeowner warranty, standard, upgrade and option lists and ordering procedures, sales agreements and addenda, covenants, conditions, restrictions and all other homeowners association documents, association budget and Project disclosures. Owner shall, at its sole cost and expense, obtain all preliminary, conditional and final subdivision public reports issued by the California Department of Real Estate for the Project.

(c)      Marketing.  Owner, at its sole cost and expense, shall provide (i) all advertising, public relations and other marketing support as may be required by Owner with respect to the Project, and (ii) all model and sales office furnishings and supplies of all types.

(d)      Project Costs.  Owner shall be responsible for all Project costs of any kind. Except as provided in Section 5(a) below, Broker shall have no responsibility for any costs of ownership, entitlement, development, marketing or sale of the Project.

(e)      Prior to the execution of this Agreement, [                                  ], a [                                ] (“TNHC”), as managing member, and [                                ], a [                                ], as a member, entered into that certain Amended and Restated Limited Liability Company Agreement of TNHC NEWPORT LLC (as it may be amended and restated, the “Company Agreement”). TNHC is an affiliate of Broker. Notwithstanding anything to the contrary contained herein, after the Company Agreement is executed, Broker shall have no right or authority, express or implied, under this Agreement to take any action or expend any funds with respect to the services that Broker has been engaged to perform under this Agreement to the extent that, if such action were undertaken or such expenditure were made by TNHC, in its capacity as “managing member” of the Owner, such action or expenditure would require the approval of the Executive Committee (as defined in the Company Agreement), unless TNHC first obtains the prior approval of the Executive Committee in accordance with the Company Agreement. If there are an conflicts between this Agreement and the Company Agreement the Company Agreement shall control.

5.       Broker’s Duties and Obligations.  Broker agrees that Broker shall at all times faithfully, industriously and to the best of Broker’s ability, experience and talents perform and/or comply with all the following duties and obligations:

(a)      Governmental Licenses.  Broker shall obtain at its sole cost all governmental permits and authorizations of whatever nature that are personal to Broker and required for Broker to perform its obligations under this Agreement (other than such items that are required for the Project, including public reports from the California Department of Real Estate), provided that if Broker obligated to obtain a branch office license for the Project, such cost shall be reimbursed Broker by Owner.

(b)      Goodwill.  Broker shall conduct its activities and regulate its habits so as to maintain and to increase, rather than diminish, the goodwill and reputation of Owner and the Project.

(c)      Compliance with Law.  Broker shall comply with all applicable rules, regulations and laws applying solely to Broker, including, without limitation, all rules and regulations of the California Department of Real Estate and any other public agency having jurisdiction over the sale of Residences.

(d)      Owner Rules.  Broker shall comply with all rules and policies established from time to time by Owner that relate to the Project and the activities related to the sale of Residences.

(e)      Correspondence.  All letters and electronic mail received and copies of all letters and electronic mail written by Broker or any person employed by Broker pertaining to the Project or the business of Owner shall be the property of Owner and be turned over to Owner for its records.

(f)       Deposits.  All money, documents or property received by Broker in connection with any transaction related to the sale of Residences shall be immediately delivered to escrow; provided that such delivery is in compliance with California real estate law. All checks or money orders shall be made payable to Owner or the escrow holder approved by Owner. Broker shall promptly make a complete and accurate accounting to Owner of all transactions.

(g)      Sales Process.  Broker shall manage the contract execution and escrow process including coordination of all necessary signatures and documents for finance and escrow.

(h)      Salespersons.  Broker shall insure that sales agents employed by Broker comply with all terms and provisions of this Agreement as they apply to Sales Agent.

(i)       Purchaser Assistance.  Broker shall assist purchasers in the execution and delivery of all sales, Residence escrow, lender and related documentation and in the delivery and deposit of all funds.

(j)       Selection of Optional Items.  Broker shall coordinate the selection of Residence optional items and upgrades by Residence purchases based on upgrade and option lists and procedures, including selection and deposit schedules, provided or approved by Owner.

(k)      Inspections and Move Ins.  Broker shall coordinate the walk through inspection and move-ins for all Residences with purchases based on procedures and schedules provided or approved by Owner.

6.       Intentionally Omitted.

7.       Broker Authority.

(a)      Agent for Soliciting Offers.  Broker is only the agent of Owner for purposes of soliciting offers for the purchase of Residences in accordance with this Agreement. Broker is not an agent for Owner for any other purpose.

(b)      No Authority to Bind.  Except as authorized in writing by Owner, Broker shall not have the authority to bind Owner or any third parties in connection with any matter, including, without limitation, the purchase or sale of Residences, materials or services or in any other way obligate Owner or expose Owner to liability, without first obtaining the prior written consent of Owner.

(c)      Independent Contractor.  Neither Broker nor any employee or agent of Broker shall be an employee of Owner for any purpose, including, without limitation tax purposes, and Broker shall be solely an independent contractor under this Agreement. Any amounts paid Broker under this Agreement shall constitute earnings from self-employment income, and Owner shall not withhold any amount therefrom for tax, insurance or any other withholding purpose. Broker shall not be entitled to any benefits normally provided by Owner to its employees, including, without limitation, health insurance, profit sharing, life insurance, vacation benefits or otherwise.

8.       Broker’s Insurance.  Broker shall maintain insurance in form and coverage as required by Owner.

9.       Term.  The term of this Agreement shall commence on the date this Agreement is executed and shall expire on the date which is sixty (60) days following the close of escrow for the sale of the final residence in the Project.

10.     Miscellaneous.

(a)      No Assignment.  This Agreement and the right to receive payment hereunder is personal to Broker and any attempted assignment in whole or in part without the prior written consent of Owner, which consent may be withheld in Owner sole discretion, shall be ineffective and shall constitute a breach of this Agreement.

(b)      Amendments.  This Agreement may not be amended or modified in any respect whatsoever except in writing duly executed by the parties.

(c)      No Third Party Beneficiaries.  This Agreement is between the parties hereto only and is not intended to be, nor shall it be construed as being, for the benefit of any third party or parties except the parties.

(d)      Governing Law.  This Agreement shall be governed by and construed under the laws of the State of California.

(e)      Invalidity of Provision.  If any provision of this Agreement shall be held under any law or rule to be invalid or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement, the application of such provision under different circumstances or the validity or enforceability of the Agreement as a whole.

(f)      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute but one and the same instrument.

(g)      Notices.  All notices or other communications between the parties required or permitted hereunder shall be in writing and personally delivered or sent by certified mail, return receipt requested and prepaid, or sent by reputable overnight courier (such as Federal Express, UPS ), or transmitted by electronic facsimile transmission (with electronic confirmation of receipt) to the addresses set forth on the signature page. A notice shall be effective on the date of personal delivery if personally delivered before 5:00 p.m., otherwise on the day following personal delivery, or on the date of receipt, if transmitted by electronic facsimile transmission (with electronic confirmation of receipt) prior to 5:00 p.m. or otherwise on the next business day, or two (2) business days following the date the notice is postmarked, if mailed, or on the day following delivery to the applicable overnight courier, if sent by overnight courier. Either party may change the address to which notices are to be given to it by giving notice of such change of address in the manner set forth above for giving notice.

(h)      Waiver.  No waiver by Owner of any breach or default of any of the provisions of this Agreement by Broker and no failure to enforce any of the provisions hereof shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other provision. No waiver of any breach or default of Broker hereunder shall be implied from any delay or failure by Owner to take any action on account of such breach or default, whether or not such breach or default persists or is repeated, and no express waiver shall affect a breach or default other than as specified in said waiver. The consent or approval by Owner to or of any act by Broker shall not be deemed to be the consent or approval by Owner to or of any subsequent similar acts by Broker.

(i)      Construction.  Each party has reviewed and revised this Agreement and any rule of construction that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

(j)      Entire Agreement.  This Agreement is the entire Agreement between the parties with respect to the subject matter hereof, and neither party has relied upon any other communication whatsoever in entering into this Agreement. Any agreements, understandings, promises or representations not expressly contained herein shall in no way bind either party.

Signatures on following page

The parties have executed this Agreement as of the Effective Date.

“Owner”	“Broker”

TNHC NEWPORT LLC,	TNHC REALTY AND CONSTRUCTION, INC.,
a Delaware limited liability company	a Delaware corporation

By:
By:
Title: Managing Member
Name:
By:
Title:
Name:

Title:	By:

Name:
By:
Title:
Name:

Title:	Address:
95 Enterprise, Suite 325
Aliso Viejo, CA 92656
Fax: (949) 382-7801
Address:
95 Enterprise, Suite 325
Aliso Viejo, CA 92656
Fax: (949) 382-7801

EXHIBIT F

INITIAL ANNUAL BUDGET

(to be attached)

TNHC Newport LLC

Proforma

2/19/13

		Original Budget Feb 2013	Approved Adj	PRIOR BUDGET	Proposed Adj	PROPOSED BUDGET			Activity Summary
									Actuals thru 2/19/13	Remaining
REVENUE	du						per du	%

Ph 1 Base	26	48,030,700	-	48,030,700	-	48,030,700	1,847,335	23.9%	-	48,030,700
Ph 2 Base	53	102,590,300	-	102,590,300	-	102,590,300	1,935,666	51.1%	-	102,590,300

Subtotal	79	150,621,000	-	150,621,000	-	150,621,000	1,906,595	75.1%	-	150,621,000

Lot Premiums		43,951,800	-	43,951,800	-	43,951,800	556,352	21.9%	-	43,951,800
Upgrade Revenue		5,946,500	-	5,946,500	-	5,946,500	75,272	3.0%	-	5,946,500
Model Recovery		163,600	-	163,600	-	163,600	2,071	0.1%	-	163,600

TOTAL REVENUE		200,682,900	-	200,682,900	-	200,682,900	2,540,290	100%	-	200,682,900

PROJECT COSTS

Land		24,750,000	-	24,750,000	-	24,750,000	313,291	12.3%	4,000,000	20,750,000

Pre-acq Costs		1,096,500	-	1,096,500	-	1,096,500	13,880	0.5%	475,671	620,829
Site Consultants		1,087,600	-	1,087,600	-	1,087,600	13,767	0.5%	590,425	497,175
Site Fees		6,011,600	-	6,011,600	-	6,011,600	76,096	3.0%	9,755	6,001,845
Site Improvements		7,306,800	-	7,306,800	-	7,306,800	92,491	3.6%	-	7,306,800
Podium		11,502,200	-	11,502,200	-	11,502,200	145,597	5.7%	-	11,502,200
Common Area		2,190,300	-	2,190,300	-	2,190,300	27,725	1.1%	-	2,190,300
Other Site Costs		-	-	-	-	-	-		-	-

Development Costs		29,195,000	-	29,195,000	-	29,195,000	369,557	14.5%	1,075,851	28,119,149

Directs - Ph 1		20,465,500	-	20,465,500	-	20,465,500	259,057	10.2%	-	20,465,500
Directs - Ph 2		39,493,500	-	39,493,500	-	39,493,500	499,918	19.7%	-	39,493,500
Upgrade Costs		4,162,500	-	4,162,500	-	4,162,500	52,690	2.1%	-	4,162,500
Bldg Permits & Fees		11,594,000	-	11,594,000	-	11,594,000	146,759	5.8%	35,157	11,558,843
House Consultants		3,488,600	-	3,488,600	-	3,488,600	44,159	1.7%	1,934,373	1,554,227
Indirects		2,438,900	-	2,438,900	-	2,438,900	30,872	1.2%	31,822	2,407,078
Warranty		2,006,800	-	2,006,800	-	2,006,800	25,403	1.0%	-	2,006,800
Model/Sales Ofc Startup		780,500	-	780,500	-	780,500	9,880	0.4%	146,357	634,143
Prop Tax / HOA / Other		2,612,900	-	2,612,900	-	2,612,900	33,075	1.3%	1,192	2,611,708
Insurance		2,232,500	-	2,232,500	-	2,232,500	28,259	1.1%	-	2,232,500
Interest / Fees		6,781,800	-	6,781,800	-	6,781,800	85,846	3.4%	19,056	6,762,744

House Costs		96,057,500	-	96,057,500	-	96,057,500	1,215,918	47.9%	2,167,957	93,889,543
GROSS PROFIT		50,680,400	-	50,680,400	-	50,680,400	641,524	25.3%

OTHER COSTS

Mgmt Fee - HW		2,006,800	-	2,006,800	-	2,006,800	25,403	1.0%	-	2,006,800
Mgmt Fee - TNHC		6,020,500	-	6,020,500	-	6,020,500	76,209	3.0%	-	6,020,500
Commissions		2,618,900	-	2,618,900	-	2,618,900	33,151	1.3%	-	2,618,900
Closing Costs		602,000	-	602,000	-	602,000	7,620	0.3%	-	602,000
Mktg & Advertising		850,500	-	850,500	-	850,500	10,766	0.4%	-	850,500
Sales Personnel		617,500	-	617,500	-	617,500	7,816	0.3%	-	617,500
Model / Sales Ofc Ops		126,700	-	126,700	-	126,700	1,604	0.1%	-	126,700

		12,842,900	-	12,842,900	-	12,842,900	162,568	6.4%	-	12,842,900

Other (Income) Expense		-	-	-	-	-	-		-	-
TOTAL COSTS		162,845,400	-	162,845,400	-	162,845,400	2,061,334	81.1%	7,243,808	155,601,592

NET INCOME		37,837,500	-	37,837,500	-	37,837,500	478,956	18.9%
		ok				ok
INVESTMENT SUMMARY

Hillwood Contrib		(32,327,815)	-	-	-	(32,327,815)			-	(32,327,815)
Hillwood Distrib		53,185,415	-	-	-	53,185,415			-	53,185,415
Hillwood Return		20,857,600	-	-	-	20,857,600			-	20,857,600
						28.4% IRR ; 1.8x

TNHC Contrib		(17,407,285)	-	-	-	(17,407,285)			-	(17,407,285)
TNHC Distrib		34,387,185	-	-	-	34,387,185			-	34,387,185
TNHC Return		16,979,900	-	-	-	16,979,900			-	16,979,900
						39.7% IRR ; 2.1x
Total Contributions		(49,735,100)	-	-	-	(49,735,100)			-	(49,735,100)
Total Distributions		87,572,600	-	-	-	87,572,600			-	87,572,600
Total Return		37,837,500	-	-	-	37,837,500			-	37,837,500
						32.5% IRR ; 1.9x

TNHC Newport LLC

Projected Cash Flow

	Proposed Budget 2/15/13
		Total Cash Flow	Est Feb-13	Est Mar-13	Est Apr-13	Rem May-13	Rem Jun-13	Rem Jul-13	Rem Aug-13	Rem Sep-13	Rem Oct-13	Rem Nov-13	Rem Dec-13	Rem Jan-14

REVENUE
Phase 1	48,030,700	48,030,700
Phase 2	102,590,300	102,590,300

Subtotal	150,621,000	150,621,000	-	-	-	-	-	-	-	-	-	-	-	-
Lot Premiums	43,951,800	43,951,800
Upgrade Revenue	5,946,500	5,946,500
Model Recovery	163,600	163,600

TOTAL REVENUE	200,682,900	200,682,900	-	-	-	-	-	-	-	-	-	-	-	-

PROJECT COSTS

Land	24,750,000	24,750,000	4,000,000	20,750,000	-	-

Pre-acq Costs	1,096,500	1,096,500	500,000	596,500	-	-	-	-	-	-	-	-	-	-
Site Consultants	1,087,600	1,087,600	610,000	100,000	100,000	100,000	90,000	87,600	-	-	-	-	-	-
Site Fees	6,011,600	6,011,600	50,000	100,000	100,000	1,705,600	100,000	100,000	-	-	-	-	-	-
Site Improvements	7,306,800	7,306,800	-	-	-	3,653,400	3,653,400	-	-	-	-	-	-	-
Podium	11,502,200	11,502,200	-	-	-	-	-	3,290,700	3,290,700	3,290,700	1,630,100	-	-	-
Common Area	2,190,300	2,190,300	-	-	-	125,000	125,000	471,500	482,500	365,200	365,200	18,600	18,600	18,600

Development Costs	29,195,000	29,195,000	1,160,000	796,500	200,000	5,584,000	3,968,400	3,949,800	3,773,200	3,655,900	1,995,300	18,600	18,600	18,600

Directs - Ph 1	20,465,500	20,465,500	-	-	-	-	-	-	-	-	4,093,100	4,093,100	4,093,100	3,069,900
Directs - Ph 2	39,493,500	39,493,500	-	-	-	-	-	-	-	-	-	-	-	-
Upgrade Costs	4,162,500	4,162,500	-	-	-	-	-	-	-	-	-	-	-	-
Bldg Permits & Fees	11,594,000	11,594,000	40,000	-	-	-	-	-	-	-	2,183,000	-	-	-
House Consultants	3,488,600	3,488,600	2,100,000	180,000	160,000	140,000	120,000	100,000	100,000	100,000	80,000	80,000	80,000	80,000
General Conditions	2,438,900	2,438,900	40,000	10,000	13,900	30,000	60,000	85,000	85,000	85,000	85,000	85,000	85,000	85,000
Warranty	2,006,800	2,006,800	-	-	-	-	-	-	-	-	-	-	-	-
Model / SO Startup	780,500	780,500	150,000	5,000	5,000	5,000	-	-	-	-	-	5,000	5,000	5,000
Prop Tax / HOA / Other Legal	2,612,900	2,612,900	10,000	200,000	180,000	40,000	40,000	40,000	40,000	40,000	33,900	376,000	30,000	30,000
Insurance	2,232,500	2,232,500	-	25,000	-	-	-	-	-	-	-	-	-	-
Interest / Fees	6,781,800	6,781,800	-	450,000	-	-	-	-	-	30,580	56,560	118,140	147,130	183,810
House Costs	96,057,500	96,057,500	2,340,000	870,000	358,900	215,000	220,000	225,000	225,000	255,580	6,531,560	4,757,240	4,440,230	3,453,710

OTHER COSTS

Mgmt Fee - Hillwood	2,006,800	2,006,800	-	33,450	33,450	33,450	33,450	33,450	33,450	33,450	33,450	33,450	33,450	33,450
Mgmt Fee - TNHC	6,020,500	6,020,500	-	100,350	100,350	100,350	100,350	100,350	100,350	100,350	100,350	100,350	100,350	100,350
Commissions	2,618,900	2,618,900	-	-	-	-	-	-	-	-	-	-	-	-
Closing Costs	602,000	602,000	-	-	-	-	-	-	-	-	-	-	-	-
Mktg & Advertising	850,500	850,500	-	-	-	-	-	-	-	-	5,000	10,000	20,000	30,000
Sales Personnel	617,500	617,500	-	-	-	-	-	-	-	-	-	-	-	-
Model / SO Ops	126,700	126,700	-	-	-	-	-	-	-	-	-	-	-	-

	12,842,900	12,842,900	-	133,800	133,800	133,800	133,800	133,800	133,800	133,800	138,800	143,800	153,800	163,800

Other (Inc) Exp	-	-	-	-	-	-	-	-	-	-	-	-	-	-

TOTAL COSTS	162,845,400	162,845,400	7,500,000	22,550,300	692,700	5,932,800	4,322,200	4,308,600	4,132,000	4,045,280	8,665,660	4,919,640	4,612,630	3,636,110

PROJECT CASH FLOW	37,837,500	37,837,500	(7,500,000)	(22,550,300)	(692,700)	(5,932,800)	(4,322,200)	(4,308,600)	(4,132,000)	(4,045,280)	(8,665,660)	(4,919,640)	(4,612,630)	(3,636,110)

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TNHC Newport LLC

Projected Cash Flow

	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem
	Feb-14	Mar-14	Apr-14	May-14	Jun-14	Jul-14	Aug-14	Sep-14	Oct-14	Nov-14	Dec-14	Jan-15	Feb-15	Mar-15
REVENUE

Phase 1				19,963,800	18,648,900	7,459,500
Phase 2

Subtotal	-	-	-	19,963,800	18,648,900	7,459,500	-	-	-	-	-	-	-	-
Lot Premiums				8,331,500	3,482,600	1,393,000
Upgrade Revenue				798,600	745,900	298,400
Model Recovery

TOTAL REVENUE	-	-	-	29,093,900	22,877,400	9,150,900	-	-	-	-	-	-	-	-

PROJECT COSTS
Land
Pre-acq Costs	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Site Consultants	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Site Fees	-	-	-	-	-	-	3,856,000	-	-	-	-	-	-	-
Site Improvements	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Podium	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Common Area	18,600	18,600	18,600	18,600	18,600	18,600	11,100	11,100	11,100	11,100	11,100	11,000	11,000	11,000

Development Costs	18,600	18,600	18,600	18,600	18,600	18,600	3,867,100	11,100	11,100	11,100	11,100	11,000	11,000	11,000

Directs - Ph 1	3,069,900	1,023,200	1,023,200	-	-	-	-	-	-	-	-	-	-	-
Directs - Ph 2	-	-	-	-	-	-	3,949,400	5,924,100	7,898,600	3,949,400	3,949,400	3,949,400	3,949,400	1,974,600
Upgrade Costs	-	-	-	559,000	522,200	208,900	-	-	-	-	-	-	-	-
Bldg Permits & Fees	-	-	-	696,000	633,000	253,000	6,626,000	-	-	-	-	-	-	-
House Consultants	50,000	30,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000
General Conditions	85,000	85,000	85,000	85,000	85,000	85,000	85,000	85,000	85,000	85,000	85,000	85,000	85,000	85,000
Warranty	-	-	-	290,900	228,800	91,500	-	-	-	-	-	-	-	-
Model / SO Startup	150,500	150,000	150,000	150,000	-	-	-	-	-	-	-	-	-	-
Prop Tax / HOA / Other Legal	30,000	30,000	462,000	10,000	10,000	10,000	10,000	10,000	10,000	390,000	10,000	10,000	10,000	10,000
Insurance	-	1,103,800	-	-	-	-	-	-	-	-	-	-	-	1,103,700
Interest / Fees	208,860	212,330	254,940	262,010	91,660	675,000	630,000	79,280	118,760	180,040	206,310	243,900	274,880	276,440

House Costs	3,594,260	2,634,330	1,980,140	2,057,910	1,575,660	1,328,400	11,305,400	6,103,380	8,117,360	4,609,440	4,255,710	4,293,300	4,324,280	3,454,740

OTHER COSTS

Mgmt Fee - Hillwood	33,450	33,450	33,450	178,920	147,840	79,200	33,450	33,450	33,450	33,450	33,450	33,450	33,450	33,450
Mgmt Fee - TNHC	100,350	100,350	100,350	536,760	443,510	237,610	100,350	100,350	100,350	100,350	100,350	100,350	100,350	100,350
Commissions	-	-	-	377,900	300,500	120,100	-	-	-	-	-	-	-	-
Closing Costs	-	-	-	87,300	68,600	27,500	-	-	-	-	-	-	-	-
Mktg & Advertising	60,000	90,000	120,000	90,000	90,000	28,000	28,000	28,000	28,000	28,000	28,000	28,000	28,000	28,000
Sales Personnel	-	5,500	34,000	34,000	34,000	34,000	34,000	34,000	34,000	34,000	34,000	34,000	34,000	34,000
Model / SO Ops	-	700	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000

	193,800	230,000	294,800	1,311,880	1,091,450	533,410	202,800	202,800	202,800	202,800	202,800	202,800	202,800	202,800
Other (Inc) Exp	-	-	-	-	-	-	-	-	-	-	-	-	-	-

TOTAL COSTS	3,806,660	2,882,930	2,293,540	3,388,390	2,685,710	1,880,410	15,375,300	6,317,280	8,331,260	4,823,340	4,469,610	4,507,100	4,538,080	3,668,540
PROJECT CASH FLOW	(3,806,660)	(2,882,930)	(2,293,540)	25,705,510	20,191,690	7,270,490	(15,375,300)	(6,317,280)	(8,331,260)	(4,823,340)	(4,469,610)	(4,507,100)	(4,538,080)	(3,668,540)

3 of 22

TNHC Newport LLC

Projected Cash Flow

	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	TOTAL
	Apr-15	May-15	Jun-15	Jul-15	Aug-15	Sep-15	Oct-15	Nov-15	Dec-15
REVENUE

Phase 1						1,958,500				48,030,700
Phase 2			50,278,500	34,840,300	11,647,600	5,823,900				102,590,300

Subtotal	-	-	50,278,500	34,840,300	11,647,600	7,782,400	-	-	-	150,621,000
Lot Premiums			13,878,900	10,407,800	3,800,400	2,657,600				43,951,800
Upgrade Revenue			2,011,100	1,393,600	465,900	233,000				5,946,500
Model Recovery						163,600				163,600

TOTAL REVENUE	-	-	66,168,500	46,641,700	15,913,900	10,836,600	-	-	-	200,682,900

PROJECT COSTS
Land										24,750,000
Pre-acq Costs	-	-	-	-	-	-	-	-	-	1,096,500
Site Consultants	-	-	-	-	-	-	-	-	-	1,087,600
Site Fees	-	-	-	-	-	-	-	-	-	6,011,600
Site Improvements	-	-	-	-	-	-	-	-	-	7,306,800
Podium	-	-	-	-	-	-	-	-	-	11,502,200
Common Area	-	-	-	-	-	-	-	-	-	2,190,300

Development Costs	-	-	-	-	-	-	-	-	-	29,195,000
Directs - Ph 1	-	-	-	-	-	-	-	-	-	20,465,500
Directs - Ph 2	1,974,600	1,974,600	-	-	-	-	-	-	-	39,493,500
Upgrade Costs	-	-	1,407,800	975,500	326,100	163,000	-	-	-	4,162,500
Bldg Permits & Fees	-	-	630,000	500,000	-	33,000	-	-	-	11,594,000
House Consultants	5,000	5,000	5,000	5,000	5,000	3,600	-	-	-	3,488,600
General Conditions	85,000	85,000	85,000	85,000	85,000	75,000		-	-	2,438,900
Warranty	-	-	661,700	466,400	159,100	108,400	-	-	-	2,006,800
Model / SO Startup	-	-	-	-	-	-	-	-	-	780,500
Prop Tax / HOA / Other Legal	500,000	10,000	10,000	10,000	10,000	1,000	-	-	-	2,612,900
Insurance	-	-	-	-	-	-	-	-	-	2,232,500
Interest / Fees	331,260	341,230	370,640	93,040	-	945,000	-	-	-	6,781,800

House Costs	2,895,860	2,415,830	3,170,140	2,134,940	585,200	1,329,000	-	-	-	96,057,500

OTHER COSTS

Mgmt Fee - Hillwood	33,450	33,450	364,290	266,660	113,020	54,070	-	-	-	2,006,800
Mgmt Fee - TNHC	100,350	100,350	1,092,880	799,980	339,060	162,300	-	-	-	6,020,500
Commissions	-	-	864,900	609,000	207,500	139,000	-	-	-	2,618,900
Closing Costs	-	-	198,500	139,900	47,700	32,500	-	-	-	602,000
Mktg & Advertising	28,000	28,000	27,500	-	-	-	-	-	-	850,500
Sales Personnel	34,000	34,000	34,000	34,000	34,000	34,000	-	-	-	617,500
Model / SO Ops	7,000	7,000	7,000	7,000	7,000	7,000	-	-	-	126,700

	202,800	202,800	2,589,070	1,856,540	748,280	428,870	-	-	-	12,842,900
Other (Inc) Exp	-	-	-	-	-	-	-	-	-	-

TOTAL COSTS	3,098,660	2,618,630	5,759,210	3,991,480	1,333,480	1,757,870	-	-	-	162,845,400

PROJECT CASH FLOW	(3,098,660)	(2,618,630)	60,409,290	42,650,220	14,580,420	9,078,730	-	-	-	37,837,500

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TNHC Newport LLC

Projected Cash Flow

		Proposed Budget 2/15/13	Total Cash Flow

				Est	Est	Est	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem
				Feb-13	Mar-13	Apr-13	May-13	Jun-13	Jul-13	Aug-13	Sep-13	Oct-13	Nov-13	Dec-13	Jan-14
CASH FLOW SUMMARY

Project Cash Flow		37,837,500	37,837,500	(7,500,000)	(22,550,300)	(692,700)	(5,932,800)	(4,322,200)	(4,308,600)	(4,132,000)	(4,045,280)	(8,665,660)	(4,919,640)	(4,612,630)	(3,636,110)
Other Loan			-	-	-	-	-	-	-	-	-	-	-	-	-
Ph 1 Loan		-	-	-	-	-	-	-	-	4,438,600	4,045,280	8,665,660	4,919,640	4,612,630	3,636,110
Ph 2 Loan		-	-	-	-	-	-	-	-	-	-	-	-	-	-

Contrib (Distrib) - Hillwood		(20,857,600)	(20,857,600)	4,875,000	14,852,695	450,255	3,856,320	2,809,430	2,670,590	60,710	-	-	-	-	-
Contrib (Distrib) - TNHC		(16,979,900)	(16,979,900)	2,625,000	7,997,605	242,445	2,076,480	1,512,770	1,438,010	32,690	-	-	-	-	-

Accts Rec			-	-	-	-	-	-	-	-	-	-	-	-	-
A/P			-	-	-	-	-	-	-	-	-	-	-	-	-
Accrued Liab			-	-	-	-	-	-	-	-	-	-	-	-	-

Ending Cash Balance		-	-	-	300,000	300,000	300,000	300,000	100,000	500,000	500,000	500,000	500,000	500,000	500,000

INPUT: Cash Target			13,600,000	-	300,000	300,000	300,000	300,000	100,000	500,000	500,000	500,000	500,000	500,000	500,000
INPUT: Cash Contrib Req			49,735,100	7,500,000	22,850,300	692,700	5,932,800	4,322,200	4,108,600	93,400	-	-	-	-	-
INPUT: Cash Avail for Distrib			(87,572,600)	-	-	-	-	-	-	-	-	-	-	-	-

Net Investment CF		-	37,837,500	(7,500,000)	(22,850,300)	(692,700)	(5,932,800)	(4,322,200)	(4,108,600)	(93,400)	-	-	-	-	-
		IRR	32.5%
		Multiple	1.91x

HILLWOOD INVESTMENT SUMMARY				65%	65%	65%	65%	65%	65%	65%	65%	65%	65%	65%	65%

Capital Contrib			(32,327,815)	(4,875,000)	(14,852,695)	(450,255)	(3,856,320)	(2,809,430)	(2,670,590)	(60,710)	-	-	-	-	-
Capital Distrib		-	32,327,815	-	-	-	-	-	-	-	-	-	-	-	-

HW Net Capital		-	-	(4,875,000)	(14,852,695)	(450,255)	(3,856,320)	(2,809,430)	(2,670,590)	(60,710)	-	-	-	-	-
Investment Bal		-	-	(4,875,000)	(19,727,695)	(20,177,950)	(24,034,270)	(26,843,700)	(29,514,290)	(29,575,000)	(29,575,000)	(29,575,000)	(29,575,000)	(29,575,000)	(29,575,000)
Pref Distrib		-	8,401,690	-	-	-	-	-	-	-	-	-	-	-	-
Profit Distrib		-	12,455,910	-	-	-	-	-	-	-	-	-	-	-	-

Total Hillwood CF		-	20,857,600	(4,875,000)	(14,852,695)	(450,255)	(3,856,320)	(2,809,430)	(2,670,590)	(60,710)	-	-	-	-	-
Cumulative CF		-	41,715,200	(4,875,000)	(19,727,695)	(20,177,950)	(24,034,270)	(26,843,700)	(29,514,290)	(29,575,000)	(29,575,000)	(29,575,000)	(29,575,000)	(29,575,000)	(29,575,000)

Peak	29,763,890	HW IRR	28.4%
		Multiple	1.79x

TNHC JV INVESTMENT SUMMARY				35%	35%	35%	35%	35%	35%	35%	35%	35%	35%	35%	35%

Contributions			(17,407,285)	(2,625,000)	(7,997,605)	(242,445)	(2,076,480)	(1,512,770)	(1,438,010)	(32,690)	-	-	-	-	-
Distributions		-	17,407,285	-	-	-	-	-	-	-	-	-	-	-	-

TNHC Net Capital		-	-	(2,625,000)	(7,997,605)	(242,445)	(2,076,480)	(1,512,770)	(1,438,010)	(32,690)	-	-	-	-	-
Investment Bal		-	-	(2,625,000)	(10,622,605)	(10,865,050)	(12,941,530)	(14,454,300)	(15,892,310)	(15,925,000)	(15,925,000)	(15,925,000)	(15,925,000)	(15,925,000)	(15,925,000)
Pref Distrib		-	4,523,990	-	-	-	-	-	-	-	-	-	-	-	-
Profit Distrib		-	12,455,910	-	-	-	-	-	-	-	-	-	-	-	-

Total TNHC CF		-	16,979,900	(2,625,000)	(7,997,605)	(242,445)	(2,076,480)	(1,512,770)	(1,438,010)	(32,690)	-	-	-	-	-
Cumulative CF		-	33,959,800	(2,625,000)	(10,622,605)	(10,865,050)	(12,941,530)	(14,454,300)	(15,892,310)	(15,925,000)	(15,925,000)	(15,925,000)	(15,925,000)	(15,925,000)	(15,925,000)

Peak	16,026,710	TNHC IRR	39.7%
		Multiple	2.15x
							35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%
		NOTES:

5 of 22

TNHC Newport LLC

Projected Cash Flow

		Rem Feb-14	Rem Mar-14	Rem Apr-14	Rem May-14	Rem Jun-14	Rem Jul-14	Rem Aug-14	Rem Sep-14	Rem Oct-14	Rem Nov-14	Rem Dec-14	Rem Jan-15	Rem Feb-15	Rem Mar-15
	CASH FLOW SUMMARY

	Project Cash Flow	(3,806,660)	(2,882,930)	(2,293,540)	25,705,510	20,191,690	7,270,490	(15,375,300)	(6,317,280)	(8,331,260)	(4,823,340)	(4,469,610)	(4,507,100)	(4,538,080)	(3,668,540)

	Other Loan	-	-	-	-	-	-	-	-	-	-	-	-	-	-
	Ph 1 Loan	3,806,660	2,882,930	2,293,540	(25,996,110)	(13,304,940)	-	-	-	-	-	-	-	-	-
	Ph 2 Loan	-	-	-	-	-	-	11,508,200	6,306,180	8,320,160	4,812,240	4,458,510	4,496,100	4,527,080	3,657,540

	Contrib (Distrib) - Hillwood	-	-	-	188,890	(4,476,416)	(4,725,756)	2,513,615	7,215	7,215	7,215	7,215	7,150	7,150	7,150
	Contrib (Distrib) - TNHC	-	-	-	101,710	(2,410,384)	(2,544,644)	1,353,485	3,885	3,885	3,885	3,885	3,850	3,850	3,850

	Accts Rec	-	-	-	-	-	-	-	-	-	-	-	-	-	-
	A/P	-	-	-	-	-	-	-	-	-	-	-	-	-	-
	Accrued Liab	-	-	-	-	-	-	-	-	-	-	-	-	-	-

	Ending Cash Balance	500,000	500,000	500,000	500,000	499,950	500,040	500,040	500,040	500,040	500,040	500,040	500,040	500,040	500,040

	INPUT: Cash Target	500,000	500,000	500,000	500,000	500,000	500,000	500,000	500,000	500,000	500,000	500,000	500,000	500,000	500,000
	INPUT: Cash Contrib Req	-	-	-	290,600	-	-	3,867,100	11,100	11,100	11,100	11,100	11,000	11,000	11,000
	INPUT: Cash Avail for Distrib	-	-	-	-	(6,886,800)	(7,270,400)	-	-	-	-	-	-	-	-

	Net Investment CF	-	-	-	(290,600)	6,886,800	7,270,400	(3,867,100)	(11,100)	(11,100)	(11,100)	(11,100)	(11,000)	(11,000)	(11,000)

	HILLWOOD INVESTMENT SUMMA	65%	65%	65%	65%	65%	65%	65%	65%	65%	65%	65%	65%	65%	65%

	Capital Contrib	-	-	-	(188,890)	-	-	(2,513,615)	(7,215)	(7,215)	(7,215)	(7,215)	(7,150)	(7,150)	(7,150)
	Capital Distrib	-	-	-	-	-	4,328,792	-	-	-	-	-	-	-	-

	HW Net Capital	-	-	-	(188,890)	-	4,328,792	(2,513,615)	(7,215)	(7,215)	(7,215)	(7,215)	(7,150)	(7,150)	(7,150)
	Investment Bal	(29,575,000)	(29,575,000)	(29,575,000)	(29,763,890)	(29,763,890)	(25,435,098)	(27,948,713)	(27,955,928)	(27,963,143)	(27,970,358)	(27,977,573)	(27,984,723)	(27,991,873)	(27,999,023)

	Pref Distrib	-	-	-	-	4,476,416	396,964	-	-	-	-	-	-	-	-
	Profit Distrib	-	-	-	-	-	-	-	-	-	-	-	-	-	-

	Total Hillwood CF	-	-	-	(188,890)	4,476,416	4,725,756	(2,513,615)	(7,215)	(7,215)	(7,215)	(7,215)	(7,150)	(7,150)	(7,150)
	Cumulative CF	(29,575,000)	(29,575,000)	(29,575,000)	(29,763,890)	(25,287,474)	(20,561,718)	(23,075,333)	(23,082,548)	(23,089,763)	(23,096,978)	(23,104,193)	(23,111,343)	(23,118,493)	(23,125,643)

Peak	29,763,890

	TNHC JV INVESTMENT SUMMAR	35%	35%	35%	35%	35%	35%	35%	35%	35%	35%	35%	35%	35%	35%

	Contributions	-	-	-	(101,710)	-	-	(1,353,485)	(3,885)	(3,885)	(3,885)	(3,885)	(3,850)	(3,850)	(3,850)
	Distributions	-	-	-	-	-	2,330,888	-	-	-	-	-	-	-	-

	TNHC Net Capital	-	-	-	(101,710)	-	2,330,888	(1,353,485)	(3,885)	(3,885)	(3,885)	(3,885)	(3,850)	(3,850)	(3,850)
	Investment Bal	(15,925,000)	(15,925,000)	(15,925,000)	(16,026,710)	(16,026,710)	(13,695,822)	(15,049,307)	(15,053,192)	(15,057,077)	(15,060,962)	(15,064,847)	(15,068,697)	(15,072,547)	(15,076,397)

	Pref Distrib	-	-	-	-	2,410,384	213,756	-	-	-	-	-	-	-	-
	Profit Distrib	-	-	-	-	-	-	-	-	-	-	-	-	-	-

	Total TNHC CF	-	-	-	(101,710)	2,410,384	2,544,644	(1,353,485)	(3,885)	(3,885)	(3,885)	(3,885)	(3,850)	(3,850)	(3,850)
	Cumulative CF	(15,925,000)	(15,925,000)	(15,925,000)	(16,026,710)	(13,616,326)	(11,071,682)	(12,425,167)	(12,429,052)	(12,432,937)	(12,436,822)	(12,440,707)	(12,444,557)	(12,448,407)	(12,452,257)

Peak	16,026,710

		35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%

6 of 22

TNHC Newport LLC

Projected Cash Flow

		Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	TOTAL
		Apr-15	May-15	Jun-15	Jul-15	Aug-15	Sep-15	Oct-15	Nov-15	Dec-15
CASH FLOW SUMMARY

Project Cash Flow		(3,098,660)	(2,618,630)	60,409,290	42,650,220	14,580,420	9,078,730	-	-	-	37,837,500

Other Loan		-	-	-	-	-	-	-	-	-	-
Ph 1 Loan		-	-	-	-	-	-	-	-	-	-
Ph 2 Loan		3,098,660	2,618,630	(53,803,300)	-	-	-	-	-	-	-

Contrib (Distrib) - Hillwood		-	-	(4,293,906)	(27,547,562)	(7,452,425)	(4,689,350)	-	-	-	(20,857,600)
Contrib (Distrib) - TNHC		-	-	(2,312,094)	(15,102,738)	(7,327,975)	(4,689,350)	-	-	-	(16,979,900)

Accts Rec		-	-	-	-	-	-	-	-	-	-
A/P		-	-	-	-	-	-	-	-	-	-
Accrued Liab		-	-	-	-	-	-	-	-	-	-

Ending Cash Balance		500,040	500,040	500,030	499,950	299,970	-	-	-	-	-

INPUT: Cash Target		500,000	500,000	500,000	500,000	300,000	-
INPUT: Cash Contrib Req		-	-	-	-	-	-	-	-	-	49,735,100
INPUT: Cash Avail for Distrib		-	-	(6,606,000)	(42,650,300)	(14,780,400)	(9,378,700)	-	-	-	(87,572,600)

Net Investment CF		-	-	6,606,000	42,650,300	14,780,400	9,378,700	-	-	-	37,837,500

HILLWOOD INVESTMENT SUMMARY		65%	65%	65%	65%	65%	65%	65%	65%	65%

Capital Contrib		-	-	-	-	-	-	-	-	-	(32,327,815)
Capital Distrib		-	-	1,035,236	26,963,787	-	-	-	-	-	32,327,815

HW Net Capital		-	-	1,035,236	26,963,787	-	-	-	-	-	-
Investment Bal		(27,999,023)	(27,999,023)	(26,963,787)	-	-	-	-	-	-
Pref Distrib		-	-	3,258,670	-	269,640	-	-	-	-	8,401,690
Profit Distrib		-	-	-	583,775	7,182,785	4,689,350	-	-	-	12,455,910

Total Hillwood CF		-	-	4,293,906	27,547,562	7,452,425	4,689,350	-	-	-	20,857,600
Cumulative CF		(23,125,643)	(23,125,643)	(18,831,737)	8,715,825	16,168,250	20,857,600	20,857,600	20,857,600	20,857,600

Peak	29,763,890

TNHC JV INVESTMENT SUMMARY		35%	35%	35%	35%	35%	35%	35%	35%	35%

Contributions		-	-	-	-	-	-	-	-	-	(17,407,285)
Distributions		-	-	557,434	14,518,963	-	-	-	-	-	17,407,285

TNHC Net Capital		-	-	557,434	14,518,963	-	-	-	-	-	-
Investment Bal		(15,076,397)	(15,076,397)	(14,518,963)	-	-	-	-	-	-
Pref Distrib		-	-	1,754,660	-	145,190	-	-	-	-	4,523,990
Profit Distrib		-	-	-	583,775	7,182,785	4,689,350	-	-	-	12,455,910

Total TNHC CF		-	-	2,312,094	15,102,738	7,327,975	4,689,350	-	-	-	16,979,900
Cumulative CF		(12,452,257)	(12,452,257)	(10,140,163)	4,962,575	12,290,550	16,979,900	16,979,900	16,979,900	16,979,900

Peak	16,026,710

		35.0%	35.0%	35.0%	36.3%	43.2%	44.9%	44.9%	44.9%	44.9%

7 of 22

TNHC Newport LLC

Projected Cash Flow

		Proposed Budget 2/15/13	Total Cash Flow

				Est	Est	Est	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem
				Feb-13	Mar-13	Apr-13	May-13	Jun-13	Jul-13	Aug-13	Sep-13	Oct-13	Nov-13	Dec-13	Jan-14
UNIT FLOW

SALES
Phase 1		26	26	-	-	-	-	-	-	-	-	-	-	-	-
Phase 2		53	53	-	-	-	-	-	-	-	-	-	-	-	-

Total Sales		79	79	-	-	-	-	-	-	-	-	-	-	-	-

STARTS
Phase 1		26	26	-	-	-	-	-	-	-	-	26	-	-	-
Phase 2		53	53	-	-	-	-	-	-	-	-	-	-	-	-

Total Starts		79	79	-	-	-	-	-	-	-	-	26	-	-	-

CLOSINGS
Phase 1		26	26	-	-	-	-	-	-	-	-	-	-	-	-
Phase 2		53	53	-	-	-	-	-	-	-	-	-	-	-	-

Total Closings		79	79	-	-	-	-	-	-	-	-	-	-	-	-

Backlog
Phase 1		26		-	-	-	-	-	-	-	-	-	-	-	-
Phase 2		53		-	-	-	-	-	-	-	-	-	-	-	-

Total Backlog				-	-	-	-	-	-	-	-	-	-	-	-

Inventory
Phase 1		26		-	-	-	-	-	-	-	-	26	26	26	26
Phase 2		53		-	-	-	-	-	-	-	-	-	-	-	-

Total Inventory				-	-	-	-	-	-	-	-	26	26	26	26

COST FORECAST

Warranty	1.00%	1.00%	2,006,800	-	-	-	-	-	-	-	-	-	-	-	-

Total Warranty		2,006,800	2,006,800	-	-	-	-	-	-	-	-	-	-	-	-

Closing Costs	0.30%	0.15%	602,000	-	-	-	-	-	-	-	-	-	-	-	-

Total Closing Costs		602,000	602,000	-	-	-	-	-	-	-	-	-	-	-	-

Broker Co-op	1.00%	200,682,900	2,006,800	-	-	-	-	-	-	-	-	-	-	-	-
Comm - House	0.22%	194,736,400	433,700	-	-	-	-	-	-	-	-	-	-	-	-
Comm - Design	3.00%	5,946,500	178,400	-	-	-	-	-	-	-	-	-	-	-	-

Total Commissions		2,618,900	2,618,900	-	-	-	-	-	-	-	-	-	-	-	-

8 of 22

TNHC Newport LLC

Projected Cash Flow

		Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem
		Feb-14	Mar-14	Apr-14	May-14	Jun-14	Jul-14	Aug-14	Sep-14	Oct-14	Nov-14	Dec-14	Jan-15	Feb-15	Mar-15
UNIT FLOW

SALES
Phase 1		-	8	8	5	4	-	-	-	-	-	-	-	-	-
Phase 2		-	-	-	-	-	4	4	4	4	2	4	4	4	3

Total Sales		-	8	8	5	4	4	4	4	4	2	4	4	4	3

STARTS
Phase 1		-	-	-	-	-	-	-	-	-	-	-	-	-	-
Phase 2		-	-	-	-	-	-	53	-	-	-	-	-	-	-

Total Starts		-	-	-	-	-	-	53	-	-	-	-	-	-	-

CLOSINGS
Phase 1		-	-	-	11	10	4	-		-	-	-	-	-	-
Phase 2		-	-	-	-	-	-	-		-	-	-	-	-	-

Total Closings		-	-	-	11	10	4	-	-	-	-	-	-	-	-

Backlog
Phase 1		-	8	16	10	4	-	-	-	-	-	-	-	-	-
Phase 2		-	-	-	-	-	4	8	12	16	18	22	26	30	33

Total Backlog		-	8	16	10	4	4	8	12	16	18	22	26	30	33

Inventory
Phase 1		26	26	26	15	5	1	1	1	1	1	1	1	1	1
Phase 2		-	-	-	-	-	-	53	53	53	53	53	53	53	53

Total Inventory		26	26	26	15	5	1	54	54	54	54	54	54	54	54

COST FORECAST

Warranty	1.00%	-	-	-	290,900	228,800	91,500	-	-	-	-	-	-	-	-

Total Warranty		-	-	-	290,900	228,800	91,500	-	-	-	-	-	-	-	-

Closing Costs	0.30%	-	-	-	87,300	68,600	27,500	-	-	-	-	-	-	-	-

Total Closing Costs		-	-	-	87,300	68,600	27,500	-	-	-	-	-	-	-	-

Broker Co-op	1.00%	-	-	-	290,900	228,800	91,500	-	-	-	-	-	-	-	-
Comm - House	0.22%	-	-	-	63,000	49,300	19,700	-	-	-	-	-	-	-	-
Comm - Design	3.00%	-	-	-	24,000	22,400	8,900	-	-	-	-	-	-	-	-

Total Commissions		-	-	-	377,900	300,500	120,100	-	-	-	-	-	-	-	-

9 of 22

TNHC Newport LLC

Projected Cash Flow

		Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	TOTAL
		Apr-15	May-15	Jun-15	Jul-15	Aug-15	Sep-15	Oct-15	Nov-15	Dec-15
UNIT FLOW
SALES
Phase 1		-	-	-	-	1	-	-	-	-	26
Phase 2		5	4	4	4	3	-	-	-	-	53
Total Sales		5	4	4	4	4	-	-	-	-	79
STARTS
Phase 1		-	-	-	-	-	-	-	-	-	26
Phase 2		-	-	-	-	-	-	-	-	-	53
Total Starts		-	-	-	-	-	-	-	-	-	79
CLOSINGS
Phase 1		-	-	-	-	-	1	-	-	-	26
Phase 2		-	-	26	18	6	3	-	-	-	53
Total Closings		-	-	26	18	6	4	-	-	-	79

Backlog
Phase 1		-	-	-	-	1	-	-	-	-
Phase 2		38	42	20	6	3	-	-	-	-
Total Backlog		38	42	20	6	4	-	-	-	-

Inventory
Phase 1		1	1	1	1	1	-	-	-	-
Phase 2		53	53	27	9	3	-	-	-	-
Total Inventory		54	54	28	10	4	-	-	-	-

COST FORECAST

Warranty	1.00%	-	-	661,700	466,400	159,100	108,400	-	-	-	2,006,800
Total Warranty		-	-	661,700	466,400	159,100	108,400	-	-	-	2,006,800

Closing Costs	0.30%	-	-	198,500	139,900	47,700	32,500	-	-	-	602,000
Total Closing Costs		-	-	198,500	139,900	47,700	32,500	-	-	-	602,000

Broker Co-op	1.00%	-	-	661,700	466,400	159,100	108,400	-	-	-	2,006,800
Comm - House	0.22%	-	-	142,900	100,800	34,400	23,600	-	-	-	433,700
Comm - Design	3.00%	-	-	60,300	41,800	14,000	7,000	-	-	-	178,400
Total Commissions		-	-	864,900	609,000	207,500	139,000	-	-	-	2,618,900

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TNHC Newport LLC

Projected Cash Flow

		Proposed	Total Cash Flow
		Budget 2/15/13		Est Feb-13	Est Mar-13	Est Apr-13	Rem May-13	Rem Jun-13	Rem Jul-13	Rem Aug-13	Rem Sep-13	Rem Oct-13	Rem Nov-13	Rem Dec-13	Rem Jan-14
Ph 1 LOAN SUMMARY

Interest Rate	8.00%			8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
Interest Accrued			1,566,020	n/a	-	-	-	-	-	-	30,580	56,560	118,140	147,130	183,810
Loan Fee	1.00%		450,000		450,000
Exit Fee	1.50%		675,000

Balance Outstanding				-	-	-	-	-	-	4,438,600	8,483,880	17,149,540	22,069,180	26,681,810	30,317,920

Interest Funded			1,566,020	-	-	-	-	-	-	-	30,580	56,560	118,140	147,130	183,810
Loan Fee Funded			-	-	-	-	-	-	-	-	-	-	-	-	-
Ph 1 Draws			43,421,440	-	-	-	-	-	-	4,438,600	4,014,700	8,609,100	4,801,500	4,465,500	3,452,300
Paydowns			(44,987,460)	-	-	-	-	-	-	-	-	-	-	-	-

Cash From (To) Ph 1 Loan			-	-	-	-	-	-	-	4,438,600	4,045,280	8,665,660	4,919,640	4,612,630	3,636,110

Ph 1 Loan Draws	Draw

Land	1.00	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Dev’t Costs	1.00	-	10,257,200	-	-	-	-	-	-	4,438,600	3,655,900	1,995,300	18,600	18,600	18,600
Directs - Ph 1	1.00	-	20,465,500	-	-	-	-	-	-	-	-	4,093,100	4,093,100	4,093,100	3,069,900
Upgrades	1.00	-	1,290,100	-	-	-	-	-	-	-	-	-	-	-	-
Bldg Permits	1.00	-	3,765,000	-	-	-	-	-	-	-	-	2,183,000	-	-	-
House Consult	1.00	-	520,000	-	-	-	-	-	-	-	100,000	80,000	80,000	80,000	80,000
General Cond	1.00	-	935,000	-	-	-	-	-	-	-	85,000	85,000	85,000	85,000	85,000
Model/SO Startup	1.00	-	615,500	-	-	-	-	-	-	-	-	-	5,000	5,000	5,000
Prop Tax/Legal/Ins	1.00	-	2,165,700	-	-	-	-	-	-	-	40,000	33,900	376,000	30,000	30,000
Mgmt Fees	1.00	-	2,694,240	-	-	-	-	-	-	-	133,800	133,800	133,800	133,800	133,800
Sales & Mktg Period	1.00	-	713,200	-	-	-	-	-	-	-	-	5,000	10,000	20,000	30,000

Ph1 Draws			43,421,440	-	-	-	-	-	-	4,438,600	4,014,700	8,609,100	4,801,500	4,465,500	3,452,300
Cumulative Costs			3,535,058,300	7,500,000	30,050,300	30,743,000	36,675,800	40,998,000	45,306,600	49,438,600	53,483,880	62,149,540	67,069,180	71,681,810	75,317,920
Cumulative Ph 1 Draws			1,115,302,840	-	-	-	-	-	-	4,438,600	8,483,880	17,149,540	22,069,180	26,681,810	30,317,920
Cumulative Equity			2,419,755,460	7,500,000	30,050,300	30,743,000	36,675,800	40,998,000	45,306,600	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000

Ph 1 Payoffs

Revenues			200,682,900	-	-	-	-	-	-	-	-	-	-	-	-
Comm/Closing	1.60%		(3,210,900)	-	-	-	-	-	-	-	-	-	-	-	-
Net Proceeds			197,472,000	-	-	-	-	-	-	-	-	-	-	-	-
Release %	100%			100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Ph 1 Paydowns			197,472,000	-	-	-	-	-	-	-	-	-	-	-	-
Cumulative Paydowns			1,162,365,600	-	-	-	-	-	-	-	-	-	-	-	-
Remaining Commitment - Ph 1		45,000,000	692,576,170	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000	45,000,000

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TNHC Newport LLC

Projected Cash Flow

		Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem
		Feb-14	Mar-14	Apr-14	May-14	Jun-14	Jul-14	Aug-14	Sep-14	Oct-14	Nov-14	Dec-14	Jan-15	Feb-15	Mar-15
Ph 1 LOAN SUMMARY

Interest Rate	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
Interest Accrued		208,860	212,330	254,940	262,010	91,660	-	-	-	-	-	-	-	-	-
Loan Fee	1.00%
Exit Fee	1.50%						675,000

Balance Outstanding		34,124,580	37,007,510	39,301,050	13,304,940	-	-	-	-	-	-	-	-	-	-
Interest Funded		208,860	212,330	254,940	262,010	91,660	-	-	-	-	-	-	-	-	-
Loan Fee Funded		-	-	-	-	-	-	-	-	-	-	-	-	-	-
Ph 1 Draws		3,597,800	2,670,600	2,038,600	2,370,280	1,996,150	966,310	-	-	-	-	-	-	-	-
Paydowns		-	-	-	(28,628,400)	(15,392,750)	(966,310)	-	-	-	-	-	-	-	-

Cash From (To) Ph 1 Loan		3,806,660	2,882,930	2,293,540	(25,996,110)	(13,304,940)	-	-	-	-	-	-	-	-	-

Ph 1 Loan Draws	Draw

Land	1.00	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Dev’t Costs	1.00	18,600	18,600	18,600	18,600	18,600	18,600	-	-	-	-	-	-	-	-
Directs - Ph 1	1.00	3,069,900	1,023,200	1,023,200	-	-	-	-	-	-	-	-	-	-	-
Upgrades	1.00	-	-	-	559,000	522,200	208,900	-	-	-	-	-	-	-	-
Bldg Permits	1.00	-	-	-	696,000	633,000	253,000	-	-	-	-	-	-	-	-
House Consult	1.00	50,000	30,000	5,000	5,000	5,000	5,000	-	-	-	-	-	-	-	-
General Cond	1.00	85,000	85,000	85,000	85,000	85,000	85,000	-	-	-	-	-	-	-	-
Model/SO Startup	1.00	150,500	150,000	150,000	150,000	-	-	-	-	-	-	-	-	-	-
Prop Tax/Legal/Ins	1.00	30,000	1,133,800	462,000	10,000	10,000	10,000	-	-	-	-	-	-	-	-
Mgmt Fees	1.00	133,800	133,800	133,800	715,680	591,350	316,810	-	-	-	-	-	-	-	-
Sales & Mktg Period	1.00	60,000	96,200	161,000	131,000	131,000	69,000	-	-	-	-	-	-	-	-

Ph1 Draws		3,597,800	2,670,600	2,038,600	2,370,280	1,996,150	966,310	-	-	-	-	-	-	-	-
Cumulative Costs		79,124,580	82,007,510	84,301,050	87,689,440	90,375,150	92,255,560	107,630,860	113,948,140	122,279,400	127,102,740	131,572,350	136,079,450	140,617,530	144,286,070
Cumulative Ph 1 Draws		34,124,580	37,007,510	39,301,050	41,933,340	44,021,150	44,987,460	44,987,460	44,987,460	44,987,460	44,987,460	44,987,460	44,987,460	44,987,460	44,987,460
Cumulative Equity		45,000,000	45,000,000	45,000,000	45,756,100	46,354,000	47,268,100	62,643,400	68,960,680	77,291,940	82,115,280	86,584,890	91,091,990	95,630,070	99,298,610

Ph 1 Payoffs

Revenues		-	-	-	29,093,900	22,877,400	9,150,900	-	-	-	-	-	-	-	-
Comm/Closing	1.60%	-	-	-	(465,500)	(366,000)	(146,400)	-	-	-	-	-	-	-	-
Net Proceeds		-	-	-	28,628,400	22,511,400	9,004,500	-	-	-	-	-	-	-	-
Release %	100%	100%	100%	100%	100%	100%	100%

Ph 1 Paydowns		-	-	-	28,628,400	22,511,400	9,004,500	-	-	-	-	-	-	-	-
Cumulative Paydowns		-	-	-	28,628,400	51,139,800	60,144,300	60,144,300	60,144,300	60,144,300	60,144,300	60,144,300	60,144,300	60,144,300	60,144,300
Remaining Commitment - Ph 1		45,000,000	45,000,000	45,000,000	16,371,600	978,850	12,540	12,540	12,540	12,540	12,540	12,540	12,540	12,540	12,540

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TNHC Newport LLC

Projected Cash Flow

		Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	TOTAL
		Apr-15	May-15	Jun-15	Jul-15	Aug-15	Sep-15	Oct-15	Nov-15	Dec-15
Ph 1 LOAN SUMMARY

Interest Rate	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%

Interest Accrued		-	-	-	-	-	-	-	-	-	1,566,020

Loan Fee	1.00%										450,000

Exit Fee	1.50%										675,000

Balance Outstanding		-	-	-	-	-	-	-	-	-

Interest Funded		-	-	-	-	-	-	-	-	-	1,566,020
Loan Fee Funded		-	-	-	-	-	-	-	-	-	-
Ph 1 Draws		-	-	-	-	-	-	-	-	-	43,421,440
Paydowns		-	-	-	-	-	-	-	-	-	(44,987,460)

Cash From (To) Ph 1 Loan		-	-	-	-	-	-	-	-	-	-

Ph 1 Loan Draws	Draw

Land	1.00	-	-	-	-	-	-	-	-	-	-
Dev’t Costs	1.00	-	-	-	-	-	-	-	-	-	10,257,200
Directs - Ph 1	1.00	-	-	-	-	-	-	-	-	-	20,465,500
Upgrades	1.00	-	-	-	-	-	-	-	-	-	1,290,100
Bldg Permits	1.00	-	-	-	-	-	-	-	-	-	3,765,000
House Consult	1.00	-	-	-	-	-	-	-	-	-	520,000
General Cond	1.00	-	-	-	-	-	-	-	-	-	935,000
Model/SO Startup	1.00	-	-	-	-	-	-	-	-	-	615,500
Prop Tax/Legal/Ins	1.00	-	-	-	-	-	-	-	-	-	2,165,700
Mgmt Fees	1.00	-	-	-	-	-	-	-	-	-	2,694,240
Sales & Mktg Period	1.00	-	-	-	-	-	-	-	-	-	713,200

Ph1 Draws		-	-	-	-	-	-	-	-	-	43,421,440

Cumulative Costs		147,384,730	150,003,360	155,762,570	159,754,050	161,087,530	162,845,400	162,845,400	162,845,400	162,845,400
Cumulative Ph 1 Draws		44,987,460	44,987,460	44,987,460	44,987,460	44,987,460	44,987,460	44,987,460	44,987,460	44,987,460
Cumulative Equity		102,397,270	105,015,900	110,775,110	114,766,590	116,100,070	117,857,940	117,857,940	117,857,940	117,857,940

Ph 1 Payoffs
Revenues		-	-	66,168,500	46,641,700	15,913,900	10,836,600	-	-	-	200,682,900

Comm/Closing	1.60%	-	-	(1,058,700)	(746,300)	(254,600)	(173,400)	-	-	-	(3,210,900)

Net Proceeds		-	-	65,109,800	45,895,400	15,659,300	10,663,200	-	-	-	197,472,000

Release %	100%										18

Ph 1 Paydowns		-	-	-	-	-	-	-	-	-	60,144,300
Cumulative Paydowns		60,144,300	60,144,300	60,144,300	60,144,300	60,144,300	60,144,300	60,144,300	60,144,300	60,144,300

Remaining Commitment - Ph 1		12,540	12,540	12,540	12,540	12,540	12,540	12,540	12,540	12,540

13 of 22

TNHC Newport LLC

Projected Cash Flow

		Proposed Budget 2/15/13	Total Cash Flow
				Est	Est	Est	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem
				Feb-13	Mar-13	Apr-13	May-13	Jun-13	Jul-13	Aug-13	Sep-13	Oct-13	Nov-13	Dec-13	Jan-14
Ph 2 LOAN SUMMARY
Interest Rate	8.00%			8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
Interest Accrued			2,422,740	n/a	-	-	-	-	-	-	-	-	-	-	-
Loan Fee	1.00%		630,000
Exit Fee	1.50%		945,000

Balance Outstanding				-	-	-	-	-	-	-	-	-	-	-	-
Interest Funded			2,422,740	n/a	-	-	-	-	-	-	-	-	-	-	-
Loan Fee Funded			630,000	-	-	-	-	-	-	-	-	-	-	-	-
Ph 2 Draws			58,919,960	-	-	-	-	-	-	-	-	-	-	-	-
Paydowns			(61,972,700)	-	-	-	-	-	-	-	-	-	-	-	-

Cash From (To) Ph 1 Loan			-	-	-	-	-	-	-	-	-	-	-	-	-

Ph 2 Loan Draws	Draw

Land	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Dev’t Costs	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Directs - Ph 2	1.00	-	39,493,500	-	-	-	-	-	-	-	-	-	-	-	-
Upgrades	1.00	-	2,872,400	-	-	-	-	-	-	-	-	-	-	-	-
Bldg Permits	1.00	-	7,789,000	-	-	-	-	-	-	-	-	-	-	-	-
House Consult	1.00	-	68,600	-	-	-	-	-	-	-	-	-	-	-	-
General Cond	1.00	-	1,180,000	-	-	-	-	-	-	-	-	-	-	-	-
Model/SO Startup	1.00	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Prop Tax/Legal/Ins	1.00	-	2,104,700	-	-	-	-	-	-	-	-	-	-	-	-
Mgmt Fees	1.00	-	4,530,260	-	-	-	-	-	-	-	-	-	-	-	-
Sales & Mktg Period	1.00	-	881,500	-	-	-	-	-	-	-	-	-	-	-	-

Ph 2 Draws			58,919,960	-	-	-	-	-	-	-	-	-	-	-	-

Ph 2 Payoffs

Revenues			139,560,700

Comm/Closing	1.60%		(2,233,000)	-	-	-	-	-	-	-	-	-	-	-	-

Net Proceeds			137,327,700	-	-	-	-	-	-	-	-	-	-	-	-

Release %	100%

Ph 2 Paydowns			137,327,700	-	-	-	-	-	-	-	-	-	-	-	-
Cumulative Paydowns			852,090,300	-	-	-	-	-	-	-	-	-	-	-	-

Remaining Commitment - Ph 2		63,000,000	630,000,000

INTEREST SUMMARY
Phase 1 Loan			1,566,020		-	-	-	-	-	-	30,580	56,560	118,140	147,130	183,810
Phase 2 Loan			2,422,740	n/a	-	-	-	-	-	-	-	-	-	-	-
Fees / Other			2,793,040	-	450,000	-	-	-	-	-	-	-	-	-	-

Total Interest/Fees		6,781,800	6,781,800	-	450,000	-	-	-	-	-	30,580	56,560	118,140	147,130	183,810

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TNHC Newport LLC

Projected Cash Flow

		Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem
		Feb-14	Mar-14	Apr-14	May-14	Jun-14	Jul-14	Aug-14	Sep-14	Oct-14	Nov-14	Dec-14	Jan-15	Feb-15	Mar-15
Ph 2 LOAN SUMMARY

Interest Rate	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%

Interest Accrued		-	-	-	-	-	-	-	79,280	118,760	180,040	206,310	243,900	274,880	276,440

Loan Fee	1.00%							630,000

Exit Fee	1.50%

Balance Outstanding		-	-	-	-	-	-	11,508,200	17,814,380	26,134,540	30,946,780	35,405,290	39,901,390	44,428,470	48,086,010
Interest Funded		-	-	-	-	-	-	-	79,280	118,760	180,040	206,310	243,900	274,880	276,440
Loan Fee Funded		-	-	-	-	-	-	630,000	-	-	-	-	-	-	-
Ph 2 Draws		-	-	-	-	-	-	10,878,200	6,226,900	8,201,400	4,632,200	4,252,200	4,252,200	4,252,200	3,381,100
Paydowns		-	-	-	-	-	-	-	-	-	-	-	-	-	-

Cash From (To) Ph 1 Loan		-	-	-	-	-	-	11,508,200	6,306,180	8,320,160	4,812,240	4,458,510	4,496,100	4,527,080	3,657,540

Ph 2 Loan Draws	Draw

Land	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Dev’t Costs	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Directs - Ph 2	1.00	-	-	-	-	-	-	3,949,400	5,924,100	7,898,600	3,949,400	3,949,400	3,949,400	3,949,400	1,974,600
Upgrades	1.00	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Bldg Permits	1.00	-	-	-	-	-	-	6,626,000	-	-	-	-	-	-	-
House Consult	1.00	-	-	-	-	-	-	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000
General Cond	1.00	-	-	-	-	-	-	85,000	85,000	85,000	85,000	85,000	85,000	85,000	85,000
Model/SO Startup	1.00	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Prop Tax/Legal/Ins	1.00	-	-	-	-	-	-	10,000	10,000	10,000	390,000	10,000	10,000	10,000	1,113,700
Mgmt Fees	1.00	-	-	-	-	-	-	133,800	133,800	133,800	133,800	133,800	133,800	133,800	133,800
Sales & Mktg Period	1.00	-	-	-	-	-	-	69,000	69,000	69,000	69,000	69,000	69,000	69,000	69,000

Ph 2 Draws		-	-	-	-	-	-	10,878,200	6,226,900	8,201,400	4,632,200	4,252,200	4,252,200	4,252,200	3,381,100

Ph 2 Payoffs

Revenues								-	-	-	-	-	-	-	-

Comm/Closing	1.60%	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Net Proceeds		-	-	-	-	-	-	-	-	-	-	-	-	-	-

Release %	100%							100%	100%	100%	100%	100%	100%	100%	100%

Ph 2 Paydowns		-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cumulative Paydowns		-	-	-	-	-	-	-	-	-	-	-	-	-	-

Remaining Commitment - Ph 2								63,000,000	63,000,000	63,000,000	63,000,000	63,000,000	63,000,000	63,000,000	63,000,000

INTEREST SUMMARY
Phase 1 Loan		208,860	212,330	254,940	262,010	91,660	-	-	-	-	-	-	-	-	-
Phase 2 Loan		-	-	-	-	-	-	-	79,280	118,760	180,040	206,310	243,900	274,880	276,440
Fees / Other		-	-	-	-	-	675,000	630,000	-	-	-	-	-	-	-

Total Interest/Fees		208,860	212,330	254,940	262,010	91,660	675,000	630,000	79,280	118,760	180,040	206,310	243,900	274,880	276,440

15 of 22

TNHC Newport LLC

Projected Cash Flow

		Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	TOTAL
		Apr-15	May-15	Jun-15	Jul-15	Aug-15	Sep-15	Oct-15	Nov-15	Dec-15
Ph 2 LOAN SUMMARY

Interest Rate	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%

Interest Accrued		331,260	341,230	370,640	-	-	-	-	-	-	2,422,740

Loan Fee	1.00%										630,000

Exit Fee	1.50%						945,000				945,000

Balance Outstanding		51,184,670	53,803,300	-	-	-	-	-	-	-
Interest Funded		331,260	341,230	370,640	-	-	-	-	-	-	2,422,740
Loan Fee Funded		-	-	-	-	-	-	-	-	-	630,000
Ph 2 Draws		2,767,400	2,277,400	3,663,470	2,683,140	919,180	532,970	-	-	-	58,919,960
Paydowns		-	-	(57,837,410)	(2,683,140)	(919,180)	(532,970)	-	-	-	(61,972,700)

Cash From (To) Ph 1 Loan		3,098,660	2,618,630	(53,803,300)	-	-	-	-	-	-	-

Ph 2 Loan Draws	Draw
Land	-	-	-	-	-	-	-	-	-	-	-
Dev’t Costs	-	-	-	-	-	-	-	-	-	-	-
Directs - Ph 2	1.00	1,974,600	1,974,600	-	-	-	-	-	-	-	39,493,500
Upgrades	1.00	-	-	1,407,800	975,500	326,100	163,000	-	-	-	2,872,400
Bldg Permits	1.00	-	-	630,000	500,000	-	33,000	-	-	-	7,789,000
House Consult	1.00	5,000	5,000	5,000	5,000	5,000	3,600	-	-	-	68,600
General Cond	1.00	85,000	85,000	85,000	85,000	85,000	75,000	-	-	-	1,180,000
Model/SO Startup	1.00	-	-	-	-	-	-	-	-	-	-
Prop Tax/Legal/Ins	1.00	500,000	10,000	10,000	10,000	10,000	1,000	-	-	-	2,104,700
Mgmt Fees	1.00	133,800	133,800	1,457,170	1,066,640	452,080	216,370	-	-	-	4,530,260
Sales & Mktg Period	1.00	69,000	69,000	68,500	41,000	41,000	41,000	-	-	-	881,500

Ph 2 Draws		2,767,400	2,277,400	3,663,470	2,683,140	919,180	532,970	-	-	-	58,919,960

Ph 2 Payoffs
Revenues		-	-	66,168,500	46,641,700	15,913,900	10,836,600	-	-	-	139,560,700

Comm/Closing	1.60%	-	-	(1,058,700)	(746,300)	(254,600)	(173,400)	-	-	-	(2,233,000)

Net Proceeds		-	-	65,109,800	45,895,400	15,659,300	10,663,200	-	-	-	137,327,700

Release %	100%	100%	100%	100%	100%	100%	100%

Ph 2 Paydowns		-	-	65,109,800	45,895,400	15,659,300	10,663,200	-	-	-	137,327,700
Cumulative Paydowns		-	-	65,109,800	111,005,200	126,664,500	137,327,700	137,327,700	137,327,700	137,327,700

Remaining Commitment - Ph 2		63,000,000	63,000,000	-	-	-	-	-	-	-

INTEREST SUMMARY
Phase 1 Loan		-	-	-	-	-	-	-	-	-	1,566,020
Phase 2 Loan		331,260	341,230	370,640	-	-	-	-	-	-	2,422,740
Fees / Other		-	-	-	93,040	-	945,000	-	-	-	2,793,040

Total Interest/Fees		331,260	341,230	370,640	93,040	-	945,000	-	-	-	6,781,800

16 of 22

TNHC Newport LLC

Projected Cash Flow

		Proposed Budget 2/15/13	Total Cash Flow
				Est Feb-13	Est Mar-13	Est Apr-13	Rem May-13	Rem Jun-13	Rem Jul-13	Rem Aug-13	Rem Sep-13	Rem Oct-13	Rem Nov-13	Rem Dec-13	Rem Jan-14
HW DISTRIB RECAP

HW L1 Distrib (Pref)			(8,401,690)	-	-	-	-	-	-	-	-	-	-	-	-
HW L2 Distrib (Capital)			(32,327,815)	-	-	-	-	-	-	-	-	-	-	-	-
HW L3 Distrib (Profit)			(12,455,910)	-	-	-	-	-	-	-	-	-	-	-	-
Total WB Distributions			(53,185,415)	-	-	-	-	-	-	-	-	-	-	-	-

TNHC DISTRIB RECAP

TNHC L1 Distrib (Pref)			(4,523,990)	-	-	-	-	-	-	-	-	-	-	-	-
TNHC L2 Distrib (Capital)			(17,407,285)	-	-	-	-	-	-	-	-	-	-	-	-
TNHC L3 Distrib (Profit)			(12,455,910)	-	-	-	-	-	-	-	-	-	-	-	-
Total TNHC Distributions			(34,387,185)	-	-	-	-	-	-	-	-	-	-	-	-

HILLWOOD PREF CALC

6.1(c) Pref Rate	12.00%			12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%
Pref Accrued			8,401,690	n/a	45,500	204,320	204,280	253,050	275,510	315,140	319,020	311,920	325,540	318,290	332,190

Balance Outstanding				4,875,000	19,773,195	20,427,770	24,488,370	27,550,850	30,496,950	30,872,800	31,191,820	31,503,740	31,829,280	32,147,570	32,479,760

Pref Funded			8,401,690	n/a	45,500	204,320	204,280	253,050	275,510	315,140	319,020	311,920	325,540	318,290	332,190
Contributions			32,327,815	4,875,000	14,852,695	450,255	3,856,320	2,809,430	2,670,590	60,710	-	-	-	-	-
Distributions			(53,185,415)	-	-	-	-	-	-	-	-	-	-	-	-

TNHC PREF CALC

6.1(c) Pref Rate	12.00%			12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%
Pref Accrued			4,523,990	n/a	24,500	110,020	110,000	136,260	148,350	169,690	171,780	167,960	175,290	171,390	178,870

Balance Outstanding				2,625,000	10,647,105	10,999,570	13,186,050	14,835,080	16,421,440	16,623,820	16,795,600	16,963,560	17,138,850	17,310,240	17,489,110

Pref Funded			4,523,990	n/a	24,500	110,020	110,000	136,260	148,350	169,690	171,780	167,960	175,290	171,390	178,870
Contributions			17,407,285	2,625,000	7,997,605	242,445	2,076,480	1,512,770	1,438,010	32,690	-	-	-	-	-
Distributions			(34,387,185)	-	-	-	-	-	-	-	-	-	-	-	-

17 of 22

TNHC Newport LLC

Projected Cash Flow

		Rem Feb-14	Rem Mar-14	Rem Apr-14	Rem May-14	Rem Jun-14	Rem Jul-14	Rem Aug-14	Rem Sep-14	Rem Oct-14	Rem Nov-14	Rem Dec-14	Rem Jan-15	Rem Feb-15	Rem Mar-15
HW DISTRIB RECAP

HW L1 Distrib (Pref)		-	-	-	-	(4,476,416)	(396,964)	-	-	-	-	-	-	-	-
HW L2 Distrib (Capital)		-	-	-	-	-	(4,328,792)	-	-	-	-	-	-	-	-
HW L3 Distrib (Profit)		-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total WB Distributions		-	-	-	-	(4,476,416)	(4,725,756)	-	-	-	-	-	-	-	-

TNHC DISTRIB RECAP

TNHC L1 Distrib (Pref)		-	-	-	-	(2,410,384)	(213,756)	-	-	-	-	-	-	-	-
TNHC L2 Distrib (Capital)		-	-	-	-	-	(2,330,888)	-	-	-	-	-	-	-	-
TNHC L3 Distrib (Profit)		-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total TNHC Distributions		-	-	-	-	(2,410,384)	(2,544,644)	-	-	-	-	-	-	-	-

HILLWOOD PREF CALC

6.1(c) Pref Rate	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%
Pref Accrued		335,620	306,280	342,260	334,640	351,200	298,620	262,830	291,520	285,100	297,630	291,070	303,860	307,070	280,290

Balance Outstanding		32,815,380	33,121,660	33,463,920	33,987,450	29,862,234	25,435,098	28,211,543	28,510,278	28,802,593	29,107,438	29,405,723	29,716,733	30,030,953	30,318,393

Pref Funded		335,620	306,280	342,260	334,640	351,200	298,620	262,830	291,520	285,100	297,630	291,070	303,860	307,070	280,290
Contributions		-	-	-	188,890	-	-	2,513,615	7,215	7,215	7,215	7,215	7,150	7,150	7,150
Distributions		-	-	-	-	(4,476,416)	(4,725,756)	-	-	-	-	-	-	-	-

TNHC PREF CALC

6.1(c) Pref Rate	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%
Pref Accrued		180,720	164,920	184,290	180,190	189,110	160,800	141,520	156,970	153,520	160,260	156,730	163,620	165,350	150,920

Balance Outstanding		17,669,830	17,834,750	18,019,040	18,300,940	16,079,666	13,695,822	15,190,827	15,351,682	15,509,087	15,673,232	15,833,847	16,001,317	16,170,517	16,325,287

Pref Funded		180,720	164,920	184,290	180,190	189,110	160,800	141,520	156,970	153,520	160,260	156,730	163,620	165,350	150,920
Contributions		-	-	-	101,710	-	-	1,353,485	3,885	3,885	3,885	3,885	3,850	3,850	3,850
Distributions		-	-	-	-	(2,410,384)	(2,544,644)	-	-	-	-	-	-	-	-

18 of 22

TNHC Newport LLC

Projected Cash Flow

		Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	TOTAL
		Apr-15	May-15	Jun-15	Jul-15	Aug-15	Sep-15	Oct-15	Nov-15	Dec-15
HW DISTRIB RECAP

HW L1 Distrib (Pref)		-	-	(3,258,670)	-	(269,640)	-	-	-	-	(8,401,690)
HW L2 Distrib (Capital)		-	-	(1,035,236)	(26,963,787)	-	-	-	-	-	(32,327,815)
HW L3 Distrib (Profit)		-	-	-	(583,775)	(7,182,785)	(4,689,350)	-	-	-	(12,455,910)
Total WB Distributions		-	-	(4,293,906)	(27,547,562)	(7,452,425)	(4,689,350)	-	-	-	(53,185,415)

TNHC DISTRIB RECAP

TNHC L1 Distrib (Pref)		-	-	(1,754,660)	-	(145,190)	-	-	-	-	(4,523,990)
TNHC L2 Distrib (Capital)		-	-	(557,434)	(14,518,963)	-	-	-	-	-	(17,407,285)
TNHC L3 Distrib (Profit)		-	-	-	(583,775)	(7,182,785)	(4,689,350)	-	-	-	(12,455,910)
Total TNHC Distributions		-	-	(2,312,094)	(15,102,738)	(7,327,975)	(4,689,350)	-	-	-	(34,387,185)

HILLWOOD PREF CALC

6.1(c) Pref Rate	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%
Pref Accrued		313,290	306,320	319,690	269,640	-	-	-	-	-	8,401,690

Balance Outstanding		30,631,683	30,938,003	26,963,787	(314,135)	(7,766,560)	(12,455,910)	(12,455,910)	(12,455,910)	(12,455,910)

Pref Funded		313,290	306,320	319,690	269,640	-	-	-	-	-	8,401,690
Contributions		-	-	-	-	-	-	-	-	-	32,327,815
Distributions		-	-	(4,293,906)	(27,547,562)	(7,452,425)	(4,689,350)	-	-	-	(53,185,415)

TNHC PREF CALC

6.1(c) Pref Rate	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%	12.00%
Pref Accrued		168,690	164,940	172,140	145,190	-	-	-	-	-	4,523,990

Balance Outstanding		16,493,977	16,658,917	14,518,963	(438,585)	(7,766,560)	(12,455,910)	(12,455,910)	(12,455,910)	(12,455,910)

Pref Funded		168,690	164,940	172,140	145,190	-	-	-	-	-	4,523,990
Contributions		-	-	-	-	-	-	-	-	-	17,407,285
Distributions		-	-	(2,312,094)	(15,102,738)	(7,327,975)	(4,689,350)	-	-	-	(34,387,185)

19 of 22

TNHC Newport LLC

Projected Cash Flow

		Proposed Budget 2/15/13	Total Cash Flow
				Est Feb-13	Est Mar-13	Est Apr-13	Rem May-13	Rem Jun-13	Rem Jul-13	Rem Aug-13	Rem Sep-13	Rem Oct-13	Rem Nov-13	Rem Dec-13	Rem Jan-14
DISTRIB WATERFALL

Cash Avail for Layer 1			87,572,600	-	-	-	-	-	-	-	-	-	-	-	-

HW L1 Dist %								65%	65%	65%	65%	65%	65%	65%	65%

HW Pref Accrued			8,401,690	n/a	45,500	204,320	204,280	253,050	275,510	315,140	319,020	311,920	325,540	318,290	332,190
HW Pref Paid			(8,401,690)	-	-	-	-	-	-	-	-	-	-	-	-
HW Pref Balance				-	45,500	249,820	454,100	707,150	982,660	1,297,800	1,616,820	1,928,740	2,254,280	2,572,570	2,904,760

TNHC L1 Dist %								35%	35%	35%	35%	35%	35%	35%	35%

TNHC Pref Accrued			4,523,990	n/a	24,500	110,020	110,000	136,260	148,350	169,690	171,780	167,960	175,290	171,390	178,870
TNHC Pref Paid			(4,523,990)	-	-	-	-	-	-	-	-	-	-	-	-
TNHC Pref Balance				-	24,500	134,520	244,520	380,780	529,130	698,820	870,600	1,038,560	1,213,850	1,385,240	1,564,110

Total Layer 1 Distrib			(12,925,680)	-	-	-	-	-	-	-	-	-	-	-	-

Cash Avail for Layer 2			74,646,920	-	-	-	-	-	-	-	-	-	-	-	-

HW L2 Dist %								65%	65%	65%	65%	65%	65%	65%	65%

HW Capital Contrib			32,327,815	4,875,000	14,852,695	450,255	3,856,320	2,809,430	2,670,590	60,710	-	-	-	-	-
HW Capital Distrib		Peak	(32,327,815)	-	-	-	-	-	-	-	-	-	-	-	-
HW Capital Balance		29,763,890		4,875,000	19,727,695	20,177,950	24,034,270	26,843,700	29,514,290	29,575,000	29,575,000	29,575,000	29,575,000	29,575,000	29,575,000

TNHC L2 Dist %								35%	35%	35%	35%	35%	35%	35%	35%

TNHC Capital Contrib			17,407,285	2,625,000	7,997,605	242,445	2,076,480	1,512,770	1,438,010	32,690	-	-	-	-	-
TNHC Capital Distrib		Peak	(17,407,285)	-	-	-	-	-	-	-	-	-	-	-	-
TNHC Capital Balance		16,026,710		2,625,000	10,622,605	10,865,050	12,941,530	14,454,300	15,892,310	15,925,000	15,925,000	15,925,000	15,925,000	15,925,000	15,925,000

Total Layer 2 Distrib			(49,735,100)	-	-	-	-	-	-	-	-	-	-	-	-

Cash Avail for Layer 3			24,911,820	-	-	-	-	-	-	-	-	-	-	-	-

HW % Interest	50%			50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%

HW Profit Distrib			(12,455,910)	-	-	-	-	-	-	-	-	-	-	-	-

TNHC % Interest	50%			50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%

TNHC Profit Distrib			(12,455,910)	-	-	-	-	-	-	-	-	-	-	-	-

Total Layer 3 Distrib			(24,911,820)	-	-	-	-	-	-	-	-	-	-	-	-

Remainder			-	-	-	-	-	-	-	-	-	-	-	-	-

20 of 22

TNHC Newport LLC

Projected Cash Flow

		Rem Feb-14	Rem Mar-14	Rem Apr-14	Rem May-14	Rem Jun-14	Rem Jul-14	Rem Aug-14	Rem Sep-14	Rem Oct-14	Rem Nov-14	Rem Dec-14	Rem Jan-15	Rem Feb-15	Rem Mar-15
DISTRIB WATERFALL

Cash Avail for Layer 1		-	-	-	-	6,886,800	7,270,400	-	-	-	-	-	-	-	-

HW L1 Dist %		65%	65%	65%	65%	65%	65%		65%	65%	65%	65%	65%	65%	65%

HW Pref Accrued		335,620	306,280	342,260	334,640	351,200	298,620	262,830	291,520	285,100	297,630	291,070	303,860	307,070	280,290
HW Pref Paid		-	-	-	-	(4,476,416)	(396,964)	-	-	-	-	-	-	-	-
HW Pref Balance		3,240,380	3,546,660	3,888,920	4,223,560	98,344	-	262,830	554,350	839,450	1,137,080	1,428,150	1,732,010	2,039,080	2,319,370

TNHC L1 Dist %		35%	35%	35%	35%	35%	35%		35%	35%	35%	35%	35%	35%	35%

TNHC Pref Accrued		180,720	164,920	184,290	180,190	189,110	160,800	141,520	156,970	153,520	160,260	156,730	163,620	165,350	150,920
TNHC Pref Paid		-	-	-	-	(2,410,384)	(213,756)	-	-	-	-	-	-	-	-
TNHC Pref Balance		1,744,830	1,909,750	2,094,040	2,274,230	52,956	-	141,520	298,490	452,010	612,270	769,000	932,620	1,097,970	1,248,890

Total Layer 1 Distrib		-	-	-	-	(6,886,800)	(610,720)	-	-	-	-	-	-	-	-

Cash Avail for Layer 2		-	-	-	-	-	6,659,680	-	-	-	-	-	-	-	-

HW L2 Dist %		65%	65%	65%	65%	65%	65%	65%	65%	65%	65%	65%	65%	65%	65%

HW Capital Contrib		-	-	-	188,890	-	-	2,513,615	7,215	7,215	7,215	7,215	7,150	7,150	7,150
HW Capital Distrib		-	-	-	-	-	(4,328,792)	-	-	-	-	-	-	-	-
HW Capital Balance		29,575,000	29,575,000	29,575,000	29,763,890	29,763,890	25,435,098	27,948,713	27,955,928	27,963,143	27,970,358	27,977,573	27,984,723	27,991,873	27,999,023

TNHC L2 Dist %		35%	35%	35%	35%	35%	35%	35%	35%	35%	35%	35%	35%	35%	35%

TNHC Capital Contrib		-	-	-	101,710	-	-	1,353,485	3,885	3,885	3,885	3,885	3,850	3,850	3,850
TNHC Capital Distrib		-	-	-	-	-	(2,330,888)	-	-	-	-	-	-	-	-
TNHC Capital Balance		15,925,000	15,925,000	15,925,000	16,026,710	16,026,710	13,695,822	15,049,307	15,053,192	15,057,077	15,060,962	15,064,847	15,068,697	15,072,547	15,076,397

Total Layer 2 Distrib		-	-	-	-	-	(6,659,680)	-	-	-	-	-	-	-	-

Cash Avail for Layer 3		-	-	-	-	-	-	-	-	-	-	-	-	-	-

HW % Interest	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%

HW Profit Distrib		-	-	-	-	-	-	-	-	-	-	-	-	-	-

TNHC % Interest	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%

TNHC Profit Distrib		-	-	-	-	-	-	-	-	-	-	-	-	-	-

Total Layer 3 Distrib		-	-	-	-	-	-	-	-	-	-	-	-	-	-

Remainder		-	-	-	-	-	-	-	-	-	-	-	-	-	-

21 of 22

TNHC Newport LLC

Projected Cash Flow

		Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	Rem	TOTAL
		Apr-15	May-15	Jun-15	Jul-15	Aug-15	Sep-15	Oct-15	Nov-15	Dec-15
DISTRIB WATERFALL

Cash Avail for Layer 1		-	-	6,606,000	42,650,300	14,780,400	9,378,700	-	-	-	87,572,600

HW L1 Dist %		65%	65%	65%		65%

HW Pref Accrued		313,290	306,320	319,690	269,640	-	-	-	-	-	8,401,690
HW Pref Paid		-	-	(3,258,670)	-	(269,640)	-	-	-	-	(8,401,690)
HW Pref Balance		2,632,660	2,938,980	-	269,640	-	-	-	-	-	-

TNHC L1 Dist %		35%	35%	35%		35%

TNHC Pref Accrued		168,690	164,940	172,140	145,190	-	-	-	-	-	4,523,990
TNHC Pref Paid		-	-	(1,754,660)	-	(145,190)	-	-	-	-	(4,523,990)
TNHC Pref Balance		1,417,580	1,582,520	-	145,190	-	-	-	-	-	-

Total Layer 1 Distrib		-	-	(5,013,330)	-	(414,830)	-	-	-	-	(12,925,680)

Cash Avail for Layer 2		-	-	1,592,670	42,650,300	14,365,570	9,378,700	-	-	-	74,646,920

HW L2 Dist %		65%	65%	65%	65%

HW Capital Contrib		-	-	-	-	-	-	-	-	-	32,327,815
HW Capital Distrib		-	-	(1,035,236)	(26,963,787)	-	-	-	-	-	(32,327,815)
HW Capital Balance		27,999,023	27,999,023	26,963,787	-	-	-	-	-	-	-

TNHC L2 Dist %		35%	35%	35%	35%

TNHC Capital Contrib		-	-	-	-	-	-	-	-	-	17,407,285
TNHC Capital Distrib		-	-	(557,434)	(14,518,963)	-	-	-	-	-	(17,407,285)
TNHC Capital Balance		15,076,397	15,076,397	14,518,963	-	-	-	-	-	-	-

Total Layer 2 Distrib		-	-	(1,592,670)	(41,482,750)	-	-	-	-	-	(49,735,100)

Cash Avail for Layer 3		-	-	-	1,167,550	14,365,570	9,378,700	-	-	-	24,911,820

HW % Interest	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%

HW Profit Distrib		-	-	-	(583,775)	(7,182,785)	(4,689,350)	-	-	-	(12,455,910)

TNHC % Interest	50%	50%	50%	50%	50%	50%	50%	50%	50%	50%

TNHC Profit Distrib		-	-	-	(583,775)	(7,182,785)	(4,689,350)	-	-	-	(12,455,910)

Total Layer 3 Distrib		-	-	-	(1,167,550)	(14,365,570)	(9,378,700)	-	-	-	(24,911,820)

Remainder		-	-	-	-	-	-	-	-	-	-

22 of 22

EXHIBIT G

INSURANCE REQUIREMENTS

Final form of Exhibit G to be agreed upon by the Members of the Company per Section 7.9 of the Agreement.

[Remainder of page intentionally left blank.]

EXHIBIT H

PEPI LOAN DISCUSSION LETTER

PEPI Capital, L.P.

2300 W. Plano Parkway

Plano, Texas 75075

February 13, 2013

TNHC Newport LLC

Gentlemen:

PEPI Capital L.P. (“Lender”) is pleased to submit this Discussion Letter (which incorporates the attachment entitled “Newport Beach Residences - Non-Binding Discussion Outline”) for your consideration relative to a proposed loan to a partnership between The New Home Company and Hillwood (the “Borrower”). This Discussion Letter is presented for discussion purposes only and is non-binding. Any loan or binding agreement is subject to Lender’s satisfactory completion of due diligence as determined by Lender in its sole discretion. Any commitment on the part of Lenders to provide financing is subject to the negotiation and execution of definitive legal documentation. Such definitive legal documentation will contain various representations, warranties, closing conditions, security agreements, legal opinions and other documents that are usual and customary for this type of transaction.

We are looking forward to working with you on this transaction and we are excited about the tremendous opportunities for the project. If the Borrower agrees in principal with the terms outlined in this Discussion Letter, please so indicate by signing in the appropriate spaces provided below and returning a copy to me via fax at (972) 535-1991 or via PDF at hays.lindsley@perot.com by 5: p.m. on February 28, 2013.

PEPI Capital, L.P.		TNHC Newport LLC
By:	David Radunsky	By:	Tom Redwitz

By:

By:

Newport Beach Residences

Non-Binding Discussion Outline

2/13/13

Borrower:	A partnership between The New Home Company and Hillwood.

Lender:	PEPI Capital, LP

Loan Commitment:

Lender will make a single loan consisting of two phases up to the aggregate amount of $116 million on the terms set forth in this outline. Upon completion of due diligence and the negotiation and execution of definitive legal documents, Lender will be committed to fund an amount not to exceed the Phase 1 Cap on the terms set forth in this outline. If the project is On-Schedule and On-Budget at the Trigger Point, then Lender will be obligated to fund an additional amount not to exceed the Phase 2 Cap. If the project is either behind schedule or behind budget (or both) at the Trigger Point, Lender will have the option, but not the obligation, to fund the Phase 2 portion of the loan.

Phase 1 Cap:	$45 million

Phase 2 Cap:	$71 million

On-Schedule and On-Budget:

The project is On-Schedule and On-Budget if all of the following are true: (1) the aggregate inception-to-date costs are equal to or less than that shown in the Budget; (2) inception-to-date unit sales and sales prices are equal to or greater than Budget; (3) the construction has advanced to at least the point contemplated in the Schedule; and (4) there have not been any adverse developments or events affecting the project that lead Lender to reasonably believe that the project will not be completed in accordance with the Budget and Schedule. The Budget and Schedule will be agreed before Closing.

Trigger Point:	21 days after the closing and funding of 50% of the units (13 units) in Phase 1.

Disbursement Controls:

The Loan Agreement will include Disbursement Controls that will, among other things, assure that cost overruns incurred at any stage in the project will be funded by savings in other budget line items, (subject to Lender’s approval) or by Borrower as they are incurred.

Phase 1 Funding:

Phase 1 will include the cost of the land, the cost of the pedestals for five buildings and the completion of the first two buildings containing 26 units in accordance with the Budget and Schedule. Borrower will fund the first $45M of Phase 1 project costs. Thereafter, Lender will advance 100% of Phase 1 project costs up to an amount not to exceed the lesser of the amount which would cause: (1) aggregate advances to exceed the Phase 1 Cap, (2) the Loan-to-Cost Ratio to exceed 50% or (3) the loan to be “Out of Balance” (project costs exceed undisbursed loan funds plus sums to be provided by Borrower plus the balance in the borrowers funds account). Borrower will fund all amounts not funded by the Lender.

Phase 2 Funding:

Phase 2 will include the cost of completing the three remaining buildings containing 53 units in accordance with the Budget and Schedule. Lender will advance 100% of the Phase 2 costs as the costs are incurred up to an amount not to exceed the lesser of the amount which would cause: (1) the Loan-to-Cost Ratio to exceed 60%, (2) the aggregate advances to exceed the Phase 2 Cap or (3) the loan to be “Out of Balance” (project costs exceed undisbursed loan funds plus sums to be provided by Borrower plus the balance in the borrowers funds account). Borrower will fund all amounts not funded by the Lender.

Loan-to-Cost Ratio:

A fraction determined from time-to-time the numerator of which is equal to the outstanding Loan balance from time-to- time and the denominator is equal to all costs incurred since the inception of the project reduced by the cost of all units closed since the inception of the project. The method for allocating cost amongst the units will be agreed before Closing.

Repayment:

100% of sales proceeds (net of closing costs and commissions) will be used to repay the Loan prior to the Trigger Point. During this period, there shall be a minimum release price for the units of 90% of the budgeted sales price for those units.

After the Trigger Point, 100% of net sales proceeds will be used to repay the Loan unless the Loan-to-Cost Ratio is less than 40%. When the Loan-to-Cost ratio remains below 40%, as each unit is sold, a portion of the net sales proceeds equal to 80% of the cost of such unit will be used to repay the Loan. During this period, there shall be a minimum release price for the units of 80% of the budgeted cost per unit.

If at any time during Phases 1 or 2, consistent with the repayment terms above and the “Skin-in-the-Game” covenant below, there exist excess sales proceeds after the then- outstanding loan balance has been paid down to $0, such excess sales proceeds shall be distributed to Borrower.

Interest Rate:

The loan will bear interest at an annualized rate of 8% based on a 360-day year. Interest will accrue daily and will compound monthly. Interest will be funded in accordance with Phase 1 Funding or Phase 2 Funding, as appropriate, and, to the extent not paid from equity contributions (during Phase 1), paid out of net sales proceeds in accordance with the Repayment paragraph.

Origination Fee:

An Origination Fee equal to 1.0% of the Phase 1 Cap will be paid to Lender at Closing. An additional Origination Fee equal to 0.5% of the Phase 2 Cap will be paid to the Lender on the date of the Trigger Point if Lender is obligated to fund Phase 2. If the Lender is not obligated to fund Phase 2 but nevertheless exercises its option to fund Phase 2, then the Origination Fee will equal to 1.0% of the Phase 2 Cap. The Origination Fee will be funded in accordance with Phase 1 Funding or Phase 2 Funding paragraphs.

Exit Fee:

If Lender only funds Phase 1, an Exit Fee equal to 1.5% of the Phase 1 Cap will be paid when the Phase 1 loan is fully repaid. If the Lender is obligated to fund both phases, an Exit Fee equal to the sum of 1.5% of the Phase 1 Cap and 1.0% of the Phase 2 Cap will be paid when the loan is fully repaid. If the Lender is not obligated to fund Phase 2 but nevertheless exercises its option and funds both Phases, an Exit Fee equal to the sum of 1.5% of the Phase 1 Cap and 1.5% of the Phase 2 Cap will be paid when the loan is fully repaid.

Maturity:	The Loan shall mature 30 months after initial proceeds are advanced for the Phase 2 portion of the Loan if Phase 2 is funded. Otherwise, the Loan shall mature 30 months after Closing.

Extension:

Borrower may extend Maturity for 12 months provided (1) the Lender funds Phase 2, (2) the interest rate during the extension period is increased to 10%, (2) principal is paid down to 50% of the peak inception-to-date loan balance before the beginning of the extension period and (3) Borrower pays Lender an Extension Fee equal to 0.5% of the sum of the Phase 1 Cap and the Phase 2 Cap.

Financial Covenants:

1.  Phase 1 LTC.  Maximum Phase 1 Loan-to-Cost Ratio shall be 50%. Equity shall fund any and all costs that would otherwise trigger a Phase 1 LTC covenant default if funded by the Lender.

2.  Phase 2 LTC.  Maximum Phase 2 Loan-to-Cost Ratio shall be 60%. Equity shall fund any and all costs that would otherwise trigger a Phase 2 LTC covenant default if funded by the Lender.

3.    “Skin in the Game.”    The New Home Company will contribute at least $5 million (at least 11% of aggregate inception-to-date equity capital calls) of its own capital as equity into the Project, in accordance with the current Budget. The New Home Company will leave its risk capital invested in the project until it is recovered in accordance with the Repayment paragraph. If excess sales proceeds are distributed to Borrower at the end of Phase 1 as contemplated in the Repayments paragraph, The New Home Company will receive no more than its pro rata share of such distributions such that it maintains its pro rata share of equity in the project.

5. Completion Guaranty. Such additional covenants as Lender determines to be necessary or desirable for the enforcement of the Completion Guaranty.

Default:

In the event of any Default, penalty interest equal to an additional 2% shall be charged from the date of the Default until the date the Default is cured. In the event of a Payment Default, Lender does not need to provide Borrower notice; however, Borrower shall have two business days to cure such Payment Default. In the event of a Covenant Default, Lender must provide a 30-day notice and cure period before Lender can pursue any and all remedies.

Collateral:	The loan will be collateralized by a perfected first lien on all the tangible and intangible assets of Borrower, including a mortgage on the land and improvements.

Nonrecourse:	The loan will be recourse to the Borrower but nonrecourse to its owners except for (1) customary “bad boy” carveouts, and (2) the Completion Guaranty, as outlined below.

Conditions to Closing:	1. Completion of due diligence as determined appropriate by Lender in its sole discretion, including, but not limited to, (1)

fire sale market for condo units, (2) fire sale land value, (3) rental market for condo units, and (4) entitlements and approvals in-place and to-be-acquired on the Project.

2.    Borrower must demonstrate to the satisfaction of the Lender the ability to fund the entire equity commitment contemplated in the agreed budget prior to Closing.

3.  Unless otherwise approved by Lender prior to Closing, all entitlements and approvals will be in place at Closing to allow for the Project site work to begin, and no in-place entitlements or regulations currently exist that impact the Borrower’s ability to obtain building permits for all Project units. Borrower and Lender will work together in good faith prior to Closing to clarify to Lender the process by which approvals are obtained to sell units, and Lender maintains the right to refuse the Loan if Lender, in Lender’s reasonable judgment, determines the risk related to such sales approvals is too high.

4.  The parties have negotiated and executed definitive legally binding documentation.

Lender to provide indication of approval or disapproval of conditions 1, 2 and 3 above within fourteen (14) days of execution of this Discussion Outline.

Completion Guaranty:

The New Home Company, LLC (“Guarantor”) must provide a completion guaranty (“Guaranty”) satisfactory to Lender and Guarantor prior to Closing. The Guaranty will be in a form comparable to other completion guarantee documents shared by Guarantor with Lender prior to the date of this outline. The credit of the Guarantor must be acceptable to Lender.

Expenses:

Borrower agrees to pay all of Lender’s out-of-pocket expenses, including, but not limited to legal costs, due diligence expenses, and the cost of any post-close consultants or inspectors. When Borrower accepts the Loan Commitment, Borrower will fund a $25,000 expense deposit to be used by Lender to fund its out- of-pocket expenses. Borrower will make additional expense deposits to cover the cost of due diligence, documentation and post-close administration as needed. In the event the Loan is not consummated, Lender will refund the expense deposit, net of Lender’s out-of-pocket expenses.

Closing & Funding:	No later than April 28, 2013

Loan Document Execution:	April 14, 2013, subject to five business day extension

Non-Binding:

This Discussion Outline is for discussion purposes only. Neither party will have any legal obligations to the other until Lender has conducted due diligence to his satisfaction and the Conditions to Closing have been met as determined by Lender.